As filed with the Securities and Exchange Commission on October 27, 2011
Registration No. 333-166479

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1/A
AMENDMENT No. 9
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WOWJOINT HOLDINGS LIMITED
(Exact name of registrant as specified in its charter)

Cayman Islands	3537	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1108 A Block Tiancheng Mansion
#2 Xinfeng Road
Deshengmenwai Street
Xicheng District, Beijing
China 100088
Tel: +86 (010) 8957 9330 (ext. 8011)
Fax: +86 (010) 8957 9553
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Vcorp Services LLC 20 Robert Pitt Drive, Suite 214 Monsey, NY 10952 Tel: +1 (888) 528 2677
 (Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:
Robert G. Wray
Skadden, Arps, Slate, Meagher & Flom LLP
1-6-1 Roppong, Izumi Garden Tower 21F
Minato-ku, Tokyo  106-6021
+81 (0)3-3568-2634
+81 (0)3-3568-2626 — Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered (1)		Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Ordinary Shares, par value $0.001 per share, underlying warrants (4)	4,256,250		—	—	—	(10)
Ordinary Shares, par value $0.001 per share, underlying warrants (5)	1,944,444	(3)	$7.55	$14,680,552.60	$1,046.73
Warrants to purchase Ordinary Shares, par value $0.001 per share (5)	1,944,444		—	—	—	(11)
Ordinary shares, par value $0.001 per share (6)	1,064,062		3.75	3,990,232.50	284.51	(9)
Ordinary shares, par value $0.001 per share (7)	598,500		3.75	2,244,375.00	160.03	(9)
Warrants to purchase Ordinary Shares, par value $0.001 per share(6)	1,064,062		—	—	—	(11)
Ordinary shares, par value $0.001 per share(6)	1,064,062		$3.75	$3,990,232.50	$284.51	(9)
Underwriter Unit Purchase Option	1		$—	$—	—	(10)
Units underlying Underwriter Unit Purchase Option ("Underwriter Units") (8)	225,000		$—	—	—	(10)
Ordinary shares, par value $0.001 per share, included as part of Underwriter Units(8)	225,000		—	—	—	(11)
Warrants included as part of the Underwriter Units(8)	225,000		—	—	—	(11)
Ordinary shares, par value $0.001 per share, underlying the Warrants included in the Underwriter Units(8)	225,000		—	—	—	(10)
Total				24,905,392.60	$1,775.78	*

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended, the ordinary shares offered hereby also include such presently indeterminate number of shares of the Registrant’s ordinary shares as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)
Calculated pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares and warrants of the registrant as quoted on the Over-The-Counter Bulletin Board on April 30, 2010.

(4)
Represents ordinary shares issuable upon exercise of the warrants that were originally issued to public investors in the registrant’s initial public offering, initially registered by the registrant on the registration statement on Form F-1 (File No. 333-150489) declared effective on May 15, 2008.

(5)
Represents warrants and ordinary shares issuable upon exercise of the warrants being registered for resale that were issued to private placement investors of the registrant prior to the registrant’s initial public offering.

(6)
Represents ordinary shares, warrants and ordinary shares underlying the warrants being registered for resale that were originally issued to the founding shareholders of China Fundamental Acquisition Corporation in a private placement, as described in this registration statement

(7)	Represents ordinary shares being registered for resale that were issued to investors in connection with the acquisition of Beijing Wowjoint Machinery Co., Ltd.

(8)
Represents units being registered for resale that are issuable in connection with the exercise of the underwriter unit purchase option and the underlying ordinary shares, warrants and ordinary shares underlying the warrants as described in this registration statement

(9)
Calculated pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based on the average high and low price of the ordinary shares and warrants of the registrant as quoted on NASDAQ on July 22, 2010.

(10)
All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statement for the initial public offering.

(11)	Pursuant to Rule 457(i), no additional fee is due as a fee is being paid for registration of the ordinary shares underlying the warrants.

*	Previously paid

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this registration statement is a combined prospectus relating also to Registration Statement No. 333-150489 declared effective by the Securities and Exchange Commission on May 15, 2008. This Registration Statement, which is a new Registration Statement, upon effectiveness, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-150489, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED OCTOBER 27, 2011

Wowjoint Holdings Limited

This prospectus relates to the ordinary shares and warrants of Wowjoint Holdings Limited ("Wowjoint")  that may be sold from time to time by the selling security holders named in this prospectus, consisting of  (a) 1,064,222 ordinary shares and 1,064,222 warrants (and 1,064,222 ordinary shares underlying these warrants) that were originally issued to the founders of China Fundamental Acquisition Corporation ("China Fundamental"); (b) 1,944,444 warrants (and 1,944,444 ordinary shares underlying these warrants) issued to private placement investors preceeding China Fundamental's initial public offering ;  (c) 225,000 units (and the 225,000 ordinary shares and 225,000 warrants comprising the units, as well as the 225,000 shares underlying the warrants)  relating to a unit purchase option issued to the underwriters in China Fundamental's initial public offering; and (d) 598,500 ordinary shares originally issued as part of the consideration paid in connection with the acquisition of Beijing Wowjoint Machinery Co., Ltd.  This prospectus may also be used by transferees of the selling security holders and covers the exercise of warrants by transferees of the selling security holders.

This prospectus also relates to 4,256,250 ordinary shares which are issuable by Wowjoint upon the exercise of outstanding warrants issued in China Fundamental's initial public offering pursuant to a prospectus dated May 15, 2008.

The prices at which the selling security holders may sell these ordinary shares and warrants will be determined by the prevailing market price for the securities or pursuant to privately negotiated transactions. Information regarding the selling security holders and the times and manner in which they may offer and sell the shares or warrants under this prospectus is provided under “Selling Security Holders and the Securities being Offered” and "Plan of Distribution" in this prospectus. We will not receive any proceeds from the sales of ordinary shares or warrants by the selling security holders. However, we will receive proceeds from the exercise of the warrants in the event that any warrants are properly exercised for cash. Any amounts we receive from such exercises will be used for general corporate purposes.

Our ordinary shares, warrants and units (consisting of one ordinary share and one warrant to purchase one ordinary share) are currently traded on the NASDAQ Stock Market under the trading symbols BWOW, BWOWW and BWOWU, respectively. On October 26, 2011, the closing sale price of ordinary shares, warrants and units was $0.83, $0.05 and $0.85, respectively. You are urged to obtain current market quotations of our securities before purchasing any of the securities being offered for sale pursuant to this prospectus.

INVESTING IN OUR SECURITIES INVOLVES SUBSTANTIAL RISKS. YOU SHOULD INVEST IN OUR SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2011.

This prospectus is not an offer to sell any securities other than the securities offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

PROSPECTUS SUMMARY	1

RISK FACTORS	6

PER SHARE MARKET INFORMATION	23

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	24

USE OF PROCEEDS	26

DILUTION	26

CAPITALIZATION	27

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA	28

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	29

BUSINESS	40

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	50

PRINCIPAL SHAREHOLDERS	54

SHARES ELIGIBLE FOR FUTURE SALE	56

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	57

DESCRIPTION OF SECURITIES	59

SELLING SECURITY HOLDERS AND THE SECURITIES BEING OFFERED	66

DETERMINATION OF OFFERING PRICE	68

TAXATION	69

PLAN OF DISTRIBUTION	73

EXPENSES RELATED TO THIS OFFERING	74

LEGAL MATTERS	75

EXPERTS	75

WHERE YOU CAN FIND ADDITIONAL INFORMATION	75

INDEX TO FINANCIAL STATEMENTS	F-1

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•	references to “Wowjoint,” “we,” “us” or “the Company” refer to Wowjoint Holdings Limited (together with its subsidiaries and affiliated entities, except where the context indicates otherwise);

•	references to “CFAC” or “China Fundamental” refer to China Fundamental Acquisition Corporation, our former name;

•
except where otherwise indicated, references to “Beijing Wowjoint” refer collectively to Authentic Genius Limited (“AGL”); its consolidated subsidiary, Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”); its former variable interest entity ("VIE") and now wholly-owned subsidiary, Beijing Wowjoint Machinery Co., Ltd.; Giant Nova Holdings Limited; and, for periods subsequent to May 10, 2010, Beijing Wowjoint Xingyun Co., Ltd. (“BWXC”);

•	references to the “acquisition” or the “business combination” refer to the purchase by China Fundamental of all of the outstanding shares of Beijing Wowjoint on February 22, 2010;

•
references to the financial statements of Beijing Wowjoint, either audited or unaudited, refer collectively to those of AGL and its consolidated subsidiary, BXFI; its former VIE and now wholly-owned subsidiary, Beijing Wowjoint Machinery Co; Ltd.; Giant Nova Holdings Limited; and, for periods subsequent to May 10, 2010, BWXC.

•
references to “our original shareholders” refer collectively to Chun Yi Hao, Hope Ni, Q.Y. Ma and Tan Xiao Wei, each of whom purchased China Fundamental shares and warrants prior to its initial public offering;

•	references to “PRC” or “China” refer to the People’s Republic of China;

•	references to “dollars” or “$” refer to the legal currency of the United States; and

•	references to “public shareholders” refer to the holders of shares purchased in China Fundamental’s initial public offering.

Overview

Wowjoint Holdings Limited, or Wowjoint, was incorporated in the Cayman Islands on December 12, 2007 under the name China Fundamental Acquisition Corporation as a blank check company for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in Asia, with a primary focus on potential acquisition targets in the PRC.

On February 22, 2010, China Fundamental acquired all of the outstanding securities of Beijing Wowjoint from its shareholders, resulting in Beijing Wowjoint becoming wholly owned by China Fundamental. The acquisition followed the favorable vote of the public shareholders of China Fundamental in accordance with the approved procedures established at the time of China Fundamental’s initial public offering in May 2008. Prior to the acquisition of Beijing Wowjoint, China Fundamental did not have an operating business. China Fundamental Acquisition Corporation changed its name to Wowjoint Holdings Limited shortly after the acquisition of Beijing Wowjoint.

We believe that Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized infrastructure equipment and machinery used in the construction of railways, highways, metro subways, bridges and viaducts in China, based on the range of major railway projects in which we have been involved or have been asked to bid on. We provide end-to-end solutions in various engineering applications involving the lifting, carrying and transporting of large-scale and heavy precast concrete beams, and other heavy goods. Since the middle of 2010, we have also engaged in the leasing of equipment, though it remains a small part of our business. See “Business – Beijing Wowjoint's History and Current Business.” Our main product lines include launching gantries, tyre trolleys, special carriers, integrated launching carriers, marine hoists and special purpose equipment. Our equipment and machinery are designed to overcome specific construction obstacles by meeting our customers, stringent engineering requirements wherever our products are deployed regardless of terrain, soil and climate conditions. We had approximately 265 employees as of August 15, 2011, of which 99 are highly trained engineers and technicians engaged in the design, engineering, manufacturing, installation and testing of highly specialized lifting and carrying equipment. For additional details regarding the company’s engineering and technical staff, please see “Business – Employees.”

Our principal executive office is located in Beijing, People’s Republic of China. Our telephone number is +86 (010) 8957-9330.

Wowjoint Corporate Structure

Wowjoint and our associated companies together form the corporate operating structure. Giant Nova Holdings Limited is a British Virgin Island company, AGL is a Hong Kong incorporated company which became a wholly owned subsidiary of Wowjoint following the business combination, BXFI, is a China incorporated Wholly Foreign Owned Enterprise (“WFOE”), with the scope of BXFI's business license including business consulting, technical and engineering advice and technical services. Giant Nova Holdings Limited is a company with limited capitalization that conducts no business operations. The following diagram illustrates the current corporate structure and the places of incorporation of Wowjoint and our associated companies:

Most of our business operations are conducted through Beijing Wowjoint Machinery Co. Ltd.  Until recently, we did not have an equity interest in the business of Beijing Wowjoint Machinery Co. Ltd, but rather our business was operated through contractual arrangements with Beijing Wowjoint Machinery Co. Ltd., which were not as effective in providing operational control as direct ownership. In August 2010, we announced the ownership of Beijing Wowjoint Machinery Co., Ltd. had been transferred to BXFI.  After the transfer was completed, we directly own 100% of Beijing Wowjoint Machinery Co. Ltd., our principal operating entity. Beijing Wowjoint Xingyun Co. (“Xingyun”), another wholly owned subsidiary, was incorporated on May 10, 2010 and is engaged in leasing equipment made by Beijing Wowjoint Machinery Co. Ltd to its customers across China and subcontracting construction and engineering work from its customers involved in the transporting, carrying, lifting, placing and erection of large and heavy bridge segments in connection with the construction of high-speed railways, expressways, and bridges.

For a more detailed discussion of our ownership and control, including a discussion of the factors relating to the acquisition of Wowjoint and its recent reorganization, see “Business – Wowjoint Corporate Structure.”

The Offering

Securities being offered:
This prospectus relates to the ordinary shares and warrants of Wowjoint that may be sold from time to time by the selling security holders named in this prospectus, consisting of  (a) 1,064,222 ordinary shares and 1,064,222 warrants (and 1,064,222 ordinary shares underlying these warrants) that were originally issued to the founders of China Fundamental; (b) 1,944,444 warrants (and 1,944,444 ordinary shares underlying these warrants) issued to private placement investors preceeding China Fundamental's initial public offering ;  (c) 225,000 units (and the 225,000 ordinary shares and 225,000 warrants comprising the units, as well as the 225,000 shares underlying the warrants)  relating to a unit purchase option issued to the underwriters in China Fundamental's initial public offering; and (d) 598,500 ordinary shares originally issued as part of the consideration paid in connection with the acquisition of Beijing Wowjoint.  This prospectus may also be used by transferees of the selling security holders and covers the exercise of warrants by transferees of the selling security holders.

This prospectus also relates to 4,256,250 ordinary shares which are issuable by Wowjoint upon the exercise of outstanding warrants issued in China Fundamental's initial public offering pursuant to a prospectus dated May 15, 2008.

NASDAQ Symbols:

Ordinary shares	BWOW

Units	BOWU

Warrants	BWOWW

Exercisability	Each warrant is exercisable for one ordinary share.

Exercise price	$5.00 per share

Exercise period	The warrants will expire at 5:00 p.m., New York City time, on May 15, 2012 or earlier upon redemption.

However, no warrant will be exercisable and we will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrant is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Accordingly, such warrants could expire worthless if we fail to maintain an effective registration statement relating to the ordinary shares issuable upon exercise of the warrants or fail to obtain an exemption under the securities laws of the state of residence of the holder of the warrants.

Use of proceeds:
We will not receive any of the proceeds from the sale of the shares under this prospectus, although we would receive proceeds from the exercise of warrants in the event that any warrants are properly exercised for cash. Any amounts we receive from the exercise of warrants will be used for general working capital purposes.

Ordinary shares outstanding as of September 30, 2011:	7,949,965 shares (including ordinary shares forming part of outstanding units, but excluding up to 500,000 earn-out shares issuable if various performance targets are achieved)

Warrants outstanding as of September 30, 2011:	7,264,756 warrants (including warrants comprising part of the outstanding units)

Risks Affecting Wowjoint

Investing in our securities involves a high degree of risk. In considering an investment in Wowjoint’s securities, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 6.

Enforceability of Civil Liabilities

We are a Cayman Islands company and our executive offices are located outside of the United States in the People’s Republic of China. Most of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, almost all of our assets and the assets of our directors and officers are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Cayman Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Summary Historical Financial and Operating Data

The following summary consolidated financial and operating data are derived from our audited consolidated financial statements as of and for the year ended December 31, 2010; our audited consolidated financial statements as of and for the four month period ended December 31, 2009; our unaudited consolidated financial statements for the four month period ended December 31, 2008; and our audited consolidated financial statements as of and for the fiscal years ended August 31, 2009 and 2008. The consolidated financial statements were prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Our audited consolidated financial statements as of and for the year ended December 31, 2010; our audited consolidated financial statements as of and for the four month period ended December 31, 2009; our unaudited consolidated financial statements for the four month period ended December 31, 2008; and our audited consolidated financial statements as of and for the fiscal years ended August 31, 2009 and 2008 are included elsewhere in this prospectus.

Our results of operations in any past period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes, if available, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments” included elsewhere in this prospectus.

Summary of statement of operation data:
(US$ in thousands except per share and operating data)

	Year ended December 31,		Four months ended December 31,		Year ended August 31,
	2010	2009	2009	2008	2009	2008
Revenue	$24,062	$29,110	$1,696	$17,208	$44,622	$36,233
Gross profit	5,977	3,936	(4,469)	4,918	13,323	6,055
Operating income	637	465	(6,222)	4,210	10,897	4,359
Net income	424	629	(5,336)	3,819	9,784	3,939
Basic net income per share(1)	0.06	n/a	n/a	n/a	n/a	n/a
Diluted net income per share(1)	0.06	n/a	n/a	n/a	n/a	n/a

(1)	Earnings per share information is not presented for the periods prior to January 1, 2010, as its inclusion would not be meaningful as Wowjoint was a privately held company during those periods.

Summary of statement of cash flow data:
(US$ in thousands)

	Year ended December 31,		Four months ended December 31,		Year ended August 31,
	2010	2009	2009	2008	2009	2008
Net cash provided by/(used in) operating activities	$(3,898)	$65	$(1,224)	$(522)	$767	$1,905
Net cash provided by/(used in) investing activities	(1,779)	(158)	(50)	(238)	(347)	(2,138)
Net cash provided by/(used in) financing activities	6,934	(246)	19	260	(5)	537

Summary of balance sheet data:
(US$ in thousands)

	As of December 31,			Year ended August 31,
	2010	2009	2008	2009	2008
Cash and cash equivalents	$2,168	$675	$956	$1,895	$1,438
Working capital(1)	15,111	9,780	9,196	14,978	5,532
Total assets	37,591	23,800	28,166	29,920	33,688
Total shareholders’ equity	20,387	12,643	11,989	17,943	8,151

(1)	Working capital is calculated as current assets minus current liabilities.

The following table sets forth information concerning exchange rates between the RMB and the U.S. dollar for the periods indicated. These rates are provided solely for your convenience.

	Spot Exchange Rate
Period	At period end	Average (1)	Low	High
	(RMB per US$1.00)
2005	8.0702	8.1826	8.2765	8.0702
2006	7.8041	7.9579	8.0702	7.8041
2007	7.2946	7.5806	7.8127	7.2946
2008	6.8225	6.9477	7.2946	6.7800
2009
January	6.8392	6.8360	6.8403	6.8225
February	6.8395	6.8363	6.8470	6.8241
March	6.8329	6.8360	6.8438	6.8240
April	6.8180	6.8306	6.8361	6.8180
May	6.8278	6.8235	6.8326	6.8176
June	6.8302	6.8334	6.8371	6.8264
July	6.8319	6.8317	6.8342	6.8300
August	6.8299	6.8323	6.8358	6.8299
September	6.8262	6.8277	6.8303	6.8247
October	6.8264	6.8267	6.8292	6.8248
November	6.8265	6.8271	6.8300	6.8255
December	6.8259	6.8275	6.8299	6.8244
2010
January	6.8268	6.8260	6.8295	6.8258
February	6.8274	6.8274	6.8274	6.8274
March	6.8258	6.8262	6.8270	6.8254
April	6.8270	6.8256	6.8275	6.8229
May	6.8305	6.8275	6.8305	6.8245
June	6.7807	6.8127	6.8323	6.7807
July	6.7735	6.7762	6.7808	6.7709
August	6.8069	6.7873	6.8069	6.7670
September	6.6905	6.7361	6.8102	6.6869
October	6.6705	6.6675	6.6912	6.6397
November	6.6670	6.6538	6.6791	6.6233
December	6.6000	6.6497	6.6745	6.6000
2011
January	6.6017	6.5964	6.6364	6.5809
February	6.5713	6.5761	6.5965	6.5520
March	6.5483	6.5645	6.5743	6.5483
April	6.4900	6.5267	6.5477	6.4900
May	6.4786	6.4948	6.5073	6.4786
June	6.4635	6.4776	6.4830	6.4628
July	6.4360	6.4575	6.4720	6.4360
August	6.3778	6.4036	6.4379	6.3778
September	6.3780	6.3884	6.3975	6.3745
October (through October 21)	6.3823	6.3757	6.3825	6.3580

Source: Federal Reserve Statistical Release
(1)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before you decide whether to invest in our securities. You should pay particular attention to the fact that we are a Cayman Islands company, but with substantial operations in China. As a result, we are subject to legal and regulatory environments that differ in many respects from those of the United States.

Risks Associated with Our Business and Industry

Actual overall risks or costs of our contracts may exceed our initial evaluation and lead to cost overruns, resulting in a reduction in revenues, lower profitability or even losses on such contracts.

Wowjoint bases a number of contracts in part on cost estimates that are subject to a number of assumptions, including assumptions about future economic conditions, cost and availability of raw materials and labor. However, these assumptions may prove to be inaccurate. In addition, we may not be able to reduce our costs through our cost management scheme. Any deficiencies in internal cost control or unreasonable price increases in raw materials could result in cost overruns.

We currently generate, and expect to continue to generate, a substantial portion of our revenues from fixed-price contracts. For the year ended August 31, 2009, and in the period since then, a substantial majority of our revenues from equipment sales were derived from fixed-price contracts. The terms in these contracts require us to complete the delivery of equipment and machinery for a fixed price and therefore expose us to cost overruns. Cost overruns, whether due to inefficiency, inaccurate estimates or other factors, result in lower profit or a loss on a contract. As a result, we will only realize profits on these contracts if we successfully estimate our costs and avoid cost overruns. Other variations and risks inherent in the performance of fixed price contracts, such as delays caused by technical issues, any inability to obtain the requisite permits and approvals, may cause our actual overall risks and costs to differ from our original estimates despite any buffer we may have built into our bids for increases in labor and material costs. While there have only been two occasions involving small projects where our costs have equaled or exceeded our revenues from the project, as a project based company, we expect to encounter cost overruns or delays on our current and future contracts. If such cost overruns or delays occur, we could experience an increase in cost exceeding our budget or be subject to penalties with a consequent reduction in, or elimination of, the profits on our contracts.

Some of our contracts contain price adjustment clauses, which allow us to recoup additional costs incurred as a result of unexpected increases in raw material costs. However, we are typically required to bear a portion of the increased costs. From time to time, we may be required to perform extra or “change order” work under our contracts despite the absence of prior agreements with our customers on the scope or price of the work to be performed. Even though our contracts generally contain adjustment clauses for customers to pay for the extra work, we may be required to fund the cost of such work until the change order is approved and funded by the customer. We account for the costs of contract performance pending approval and funding of a change order by a customer by temporarily recording such costs as deferred cost and then adjusting to cost of sales in the period when revisions to a sale contract are determined. In addition, the performance of the extra work may cause delays in our other contract commitments and may have a negative impact on our ability to meet specified deadlines.

We rely on third parties to complete part of our equipment manufacturing, which may be adversely affected by the sub-standard performance or non-performance of such third parties.

We typically engage third-party subcontractors to perform a portion of the work under our contracts, in order to minimize the need to employ a large workforce that includes skilled labor and semi-skilled labor, as well as to maximize our-cost efficiency and flexibility. However, we may not be able to monitor the performance of these subcontractors as efficiently as our own in-house staff. In addition, our inability to engage qualified subcontractors could affect our ability to maintain the quality of our products. Subcontracting exposes us to risks associated with non-performance, delayed performance, or sub-standard performance by subcontractors. We may also suffer losses or a lesser profit margin if the amounts we pay our subcontractors exceeds our original estimates. As a result, we may experience deterioration in quality or delivery of our equipment, incur additional costs due to the delays or at a higher price in sourcing the services, or be subject to liability under the relevant contract for our subcontractor’s performances. Such events could impact upon our profitability, financial performance and reputation, and result in litigation or damage claims.

We often experience long delays in collecting on our accounts receivable, receiving progress payments and the release of retention money by our customers, and such delays, together with the continued growth in our leasing business, may materially affect our working capital and short-term liquidity.

Like other companies in the construction and construction equipment industry in China, we typically receive progress payments from our customers with reference to the value of work completed at specified milestones, as well as receiving final payments upon the delivery of complete equipment. We receive installment payments in the process of equipment manufacturing and usually a significant percentage of contract value would be billed upon the delivery of the equipment to our customers.

Usually, we are either requested by our customers to secure a letter of credit issued by a licensed commercial bank or a portion of the contract value is withheld by the customer as retention money, normally 5% to 10%, to be paid or released after the warranty period (generally one year after the completion of the respective equipment and products).

A portion of our accounts receivables is aged over the terms of our contracts, which is not an uncommon issue in the current Chinese construction market in light of the bargaining power of very large customers, most of whom are state owned enterprises, who may not settle the outstanding receivable balances on a timely basis, even after we have fulfilled all performance milestones (including customer acceptance and inspections). For large projects, this could result in substantial delays in payment of a few months to as much as several years.

Almost all of the accounts receivables greater than 180 days past due were from state-owned enterprises involved in governmental infrastructure projects. For additional details regarding our sales to these customers, see“Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity – Source of Funds and Liquidity Management” and “Business – Marketing, Sales and Customer Support.”

Because we have limited bargaining leverage with our large state-owned enterprise customers in China, we are required to finance significant operating expenses before we recognize revenues and to finance significant accounts receivable once we recognize revenues.  Due to our need to maintain an ongoing relationship with these major customers, it may be difficult for us to obtain a significant improvement in their payment patterns.

A portion of our accounts receivables is aged over the terms of our contracts, which is not an uncommon issue in the current Chinese construction market in light of the bargaining power of very large customers, most of whom are state-owned enterprises, which may not settle the outstanding receivable balances on a timely basis, even after we have fulfilled all performance milestones (including customer acceptance and inspections). For large projects, this could result in a substantial delay in payment ranging from a few months to as much as several years.

As of December 31, 2010, we had in aggregate, gross accounts receivable of US$19.3 million. Of this total amount, from the time revenue was recognized, US$10.1 million, or 52.4%, had been outstanding for less than 12 months; US$7.4 million, or 38.2%, had been outstanding for 12 to 24 months; US$1.6 million, or 8.3%, had been outstanding for 24 to 36 months; and US$0.2 million, or 1.1%, had been outstanding for over 36 months.

The outstanding accounts receivables as at June 30, 2011, March 30, 2011 and December 31, 2010 that relate to contracts completed in 2009 were US$4.1 million, US$6.1 million and US$7.7 million, respectively. We collected US$3.2 million for accounts receivables related to 2009 projects, which were outstanding for more than 12 months, during the first half of 2011.

Our inability to collect receivables on a timely basis has adversely affected our working capital and short term liquidity.  For example for the year ended December 31, 2010, we had a negative operating cash flow of $3.9 million, which was mainly caused by negative working capital.  Our short-term funding needs have historically been met mainly by cash on hand and cash flows from operating activities, as well as through bank loans.

As a result of the size of many of our contracts, delayed payments by our customers may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. Our liquidity and cash flows from operations will deteriorate if our accounts receivable cycles or collection periods continue to lengthen. The failure of our customers to pay us in a timely manner could negatively affect our working capital, which could in turn adversely affect our cash flow. Although no customer has gone out of business or failed to pay us even though their payments were delayed, there is no assurance that they will not go out of business or will be able to pay us in the future.

In the event that we encounter delays or defaults in the payment of accounts receivable or progress payments by our customers, we may be required to invest working capital to maintain our day to day operations. We cannot assure you that amounts due under accounts receivable, progress payments or retention money will be remitted by our customers on a timely basis or that those delays or defaults in payment will not affect our financial condition and results of operations.

In 2010, we began leasing equipment to several of our customers. As lease payments are received periodically over time, rather than in upfront payments, growth in our leasing business could also affect our liquidity in the future.

Our revenues depend on gaining new customers and we do not have long-term purchase commitments from our customers.

Our revenues result from individual equipment sales, which produce limited amount of ongoing revenues from equipment maintenance and other services. In order to maintain and expand our business, we must be able to replenish new orders in our pipeline on a continuous basis. Our potential customers could choose products of our competitors instead. Should they do so, we could suffer a decline in revenues and profitability.

We expect to rely increasingly on our proprietary products and if we become involved in an intellectual property dispute, we may be forced to spend a significant amount of time and financial resources to resolve such intellectual property dispute, diverting time and resources away from our business and operations.

Our business is based on a number of proprietary products, which are protected by patents filed in the PRC. We expect our future growth will rely on these proprietary products to meet customers’ demands. For example, given the expansion of China’s rail system into China into mountainous and heavily forested areas, we expect that sales of our integrated launching gantry, which is designed and well suited for such terrain, to represent an increasing portion of our overall sales in the next several years. However, if third parties should infringe on any of our intellectual property rights, regarding the patents on our integrated launching gantry, or other products, as has happened on several occasions, we may need to devote significant time and financial resources in legal actions brought through the China court system to attempt to halt the infringement. For example, there is currently one ongoing lawsuit in the Beijing appeals court which we have filed in connection with infringements of our patents. An earlier ruling of this lawsuit ended in our favor, whereby the Beijing court awarded us RMB1.0 million.  A second lawsuit that is also being heard by a court in Beijing, was recently settled, whereby we agreed to grant the infringing party the use of our patent in return for it entering into a multi-year contract with us. Conversely, in the event of an infringement claim by third parties against us, we may be required to spend a significant amount of time and financial resources to defend against such claim. However we may not always be successful in lawsuits which we initiate or in defending ourselves against claims made against us by others. Moreover, any litigation could result in substantial costs and diversion of our management resources and could materially and adversely affect our business and operating results.

We currently rely upon receiving an adequate supply of raw materials at acceptable prices and quality in a timely manner.

The success of our operations depends on our ability to obtain sufficient quantities of raw materials and supplies at acceptable prices and quality in a timely manner. We have historically relied on a few suppliers and should we subsequently lose any of these suppliers, we will be forced to seek other suppliers. Such suppliers may be difficult to replace. We are exposed to the market risk of fluctuations in certain commodity prices for raw materials and supplies, such as steel and electronic parts utilized in our products. The price and availability of such raw materials and supplies may vary significantly from year to year due to factors such as China’s import restrictions, consumer demand, producer capacity, market conditions and costs of materials. We do not have long-term contracts with our suppliers or guarantees of supply. Should the prices of raw materials rise, we may experience lower than expected profit margins on our existing contracts.

We may be exposed to potential product liability claims, which may affect our profitability and result in damages to our reputation.

A majority of our products are large scale heavy duty machines, which require skilled labor to operate. Failures in the design, quality control, installation and assembly, and operation of these machines, as well as accidents, geological catastrophes and other construction field hazards, may result in injuries to personnel, losses of lives and damages to property despite repeated testing by us before and after delivery of these machines to our customers. Existing PRC laws and regulations do not require us to maintain third party liability insurance to cover product liability claims and we currently do not carry product liability insurance. In the event a product liability claim is brought against us, the lawsuit may, regardless of merit or eventual outcome, result in damages to our reputation, loss of contracts, inhibit our ability to win future contracts, and lead to substantial costs in litigation, product recalls and loss of revenue.

China’s financial markets are not as sophisticated as markets in developed countries and regions, such as the United States, Europe Union, Hong Kong, Taiwan and Singapore. The choice and selection of insurance policies to cover the potential liability of our products may not be widely available, which may result in our inability to obtain adequate insurance coverage against product liability risks.

Our success depends on stringent quality controls and timely delivery of our products, and failure in such could adversely impact our financial performance and result in damages to our reputation.

We design, manufacture and install our products based on the specific requirements of each customer. Our ability in obtaining future orders depends on our ability to maintain and uphold the performance, reliability and quality standards required by our customers. We may experience delays in the collection of accounts receivables, additional expenses in warranty and maintenance services, and reduced, cancelled or discontinued orders. Additionally, performance, reliability or quality claims by our customers, with or without merit, could result in costly and time-consuming litigation, which would require significant time and attention of management and may result in significant monetary damages.

We depend upon customers concentrated in the infrastructure construction industry. A reduction in government spending in infrastructure development could adversely affect our performance.

From a macro-economic perspective, a major risk we face is the relatively large reliance on the PRC government's investment in transportation and infrastructure sectors. The PRC government's judgment on the national economic conditions and expectations on the economic development trend together with the utilization status of existing infrastructures and the expected needs for future expansion, may result in changes in the public budget for infrastructure development, especially in the investment scale in transport infrastructure such as railways and highways, and in the outsourcing volume of infrastructure construction projects by the government bodies, which may have an adverse impact on our business volume.

The majority of our sales are generated from customers involved in the construction of railways and highways. In particular, China Railway Construction Corporation (“CRCC”), China Railway Group Limited (“CRG”), China Communications Company Limited (“CCC”) and SinoHydro Corporation (“SinoHydro”) have accounted for a sizeable portion of our total revenues in recent years. For example, in the fiscal year ended August 31, 2008, CRCC”, CCC and CRG accounted for 35% (Bureau 16, 20%; Bureau 12, 15%), 26% and 13% of our total sales, respectively; in the fiscal year ended August 31, 2009, CCC and CRG accounted for 46% and 16% of our total sales, respectively; in the four month transition period from August 31, 2009 to December 31, 2009, SinoHydro Corporation, a Chinese state-owned hydropower engineering and construction company, accounted for 98% of our total sales; and in the year ended December 31, 2010, CRCC, CCC and SinoHydro accounted for 37% (Bureau 16, 34%; Bureau 12, 3%), 20% and 19% of our total sales, respectively. Although we have a relatively few major customers, we deal with many different bureaus and subsidiaries within these very large PRC state-owned enterprises and often have a number of individual sales and service contracts with our major customers.  For example, CRG has approximately 10 separate bureaus, each with a number of different subsidiaries, while CRCC has 15 bureaus, each with multiple subsidiaries.  In the case of CRG, for example, we have had sales or contracts in place with more than a dozen individual bureaus and subsidiaries within CRG at any point in time, including China Railway 16th Bureau Group Ltd (No.4 Engineering Company Ltd.; No.5 Engineering Company Ltd.; and No.1 Engineering Company Ltd.), China Railway 3rd Bureau Group Co., Ltd (Bridge and Tunnel Engineering Company of the Third Engineering Group Co., Ltd. of China Railway; China Railway No.3 Construction and Installation Engineering Co., Ltd; No.2 Engineering Company Ltd.; No.5 Engineering Company Ltd.; and No.6 Engineering Company Ltd.), China Railway 12th Bureau Group Co., Ltd (No.1 Engineering Company Ltd.; No.3 Engineering Company Ltd.; and No.4 Engineering Company Ltd.), and China Railway 1st Bureau Group Co., Ltd.  All of these contracts have been entered into in the ordinary course of business, were individually negotiated and are for equipment custom tailored for a specific project. Any reduction or delay in the capital spending by these companies or in the PRC’s infrastructure development could cause a significant decline in our sales and profitability.

Our current products are custom-made for specific projects, which provides no guarantee of future success.

We are a solution provider of customized heavy duty large scale equipment for infrastructure construction projects. Each of our products is relatively unique to the construction projects in which it is designed to operate. Although most designs provide flexibility and capacity to be modified, we are usually engaged by our customer on a per project basis. Thus, a majority of our sales do not result in repetitive purchases of the some piece of equipment, which may limit the extent to which our sales and profitability are sustainable in the future.

Our plans to enter the international construction machinery and equipment market may not prove successful.

To date, we have conducted the majority of our business within China. We have been exploring business opportunities in selected markets outside China and strategically expanding our global footprint. Expansion into new markets outside China exposes us to substantial risks, such as currency fluctuations, regulatory problems, punitive tariffs, trade embargoes, differences in general business environments, higher competition from established incumbent players in these markets, legal and regulatory requirements, potential adverse tax consequences, insufficient experience dealing with local payment and business practices, competition and protectionism. In addition, the additional demands on our management from these activities may detract from efforts in the domestic Chinese market, causing our operating results in China to be adversely affected.

We  may not be able to retain, recruit and train adequate management and engineering personnel, and our inability to attract and retain qualified personnel may limit our developments.

Our success is dependent to a large extent on our ability to retain the services of our executive management personnel, who have contributed to our growth and expansion. The industry experience of our executive officers, directors and other members of our senior management is essential to our continuing success. Accordingly, the loss of their services, particularly those of Mr. Yabin Liu and Mr. Fude Zhang, may be difficult to replace and could have an adverse affect on our operations and future business prospects.

In addition, our continued operations are dependent upon our ability to identify and recruit adequate engineering personnel in China. We require trained graduates of varying levels of experience and a flexible work force of semi-skilled operators. Given the current rate of economic growth in China, competition for qualified personnel will be substantial. Wage rates that we must offer our employees to retain qualified personnel may not enable us to remain competitive.

Limitations on the ability of our operating subsidiary to make payments to us could have a material adverse effect on our ability to conduct our business and fund our operations.

We are a holding company and conduct substantially all of our business through our principal operating subsidiary, Beijing Wowjoint Machinery Co. Ltd. and affiliated entities.  The payment of dividends by entities organized in China is subject to limitations.  In particular, regulations in China currently permit payment of dividends only out of accumulated profits as determined in accordance with PRC accounting standards and regulations.  Beijing Wowjoint Machinery Co. Ltd. (“BWMC”), is also required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reaches 50% of its registered capital.  These reserves are not distributable as cash dividends.  Beijing Wowjoint Machinery Co., Ltd. has had after-tax profits and has been contributing 10% of its after-tax profits to its general reserves, in accordance with the laws and regulations of the PRC. Its registered capital as at December 31, 2010 was US$10.3 million (which has been fully contributed and vested), and the balance of general reserves was US$3.0 million.  BWMC will continue to contribute 10% of after-tax profits until it reaches 50% of registered capital. In addition, it is required to allocate a portion of its after-tax profit to its staff welfare and bonus fund at the discretion of its board of directors.  Moreover, if Beijing Wowjoint Machinery Co. Ltd. incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.  Any limitation on the ability of our PRC subsidiaries to distribute dividends and other distributions to us could materially and adversely limit our ability to make investments or acquisitions that could be beneficial to our businesses, pay dividends or otherwise fund and conduct our business.

Wowjoint currently enjoys certain preferential tax treatment in China; there is no assurance that this will continue.

Pursuant to the PRC Income Tax Laws, prior to January 1, 2008, Chinese companies were subject to Enterprise Income Taxes (“EIT”) at a statutory rate of 33%, which consisted of 30% national income tax and 3% local income tax. Beginning January 1, 2008, the new EIT law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of the next five years or until the tax holiday term is completed, whichever is sooner.

We currently qualify as a High Technology company, a classification which is available to companies that consistently invest in the research and development of new technology or products or own proprietary intellectual property rights in key areas supported by the PRC government, and meet certain minimum revenue and employment requirements. As a result, we are entitled to preferential tax treatment and enjoy the benefit of a reduced income tax rate at 15%. We received a 50% tax exemption (Tax Exemption Certificate) from the tax authorities in the PRC for corporate enterprise income tax for the years ended August 31, 2007 through August 31, 2009. The approved income tax rate for the company is 7.5%. The reduced income tax rate was applicable until December 31, 2009. Our current income tax rate is 15%.

Our business and financial performance may be adversely affected if the PRC government reduces or postpones public spending on infrastructure construction.

Our largest customers are business entities such as project and construction companies established and directed by the central and local governments of the PRC. The future growth of the infrastructure construction industry in China depends primarily upon the continued need for major infrastructure projects. The nature, extent and timing of those projects will, however, be determined by the interplay of a variety of factors, including the PRC government’s spending on infrastructure in China, as well as the general conditions and prospects for China’s economy. Since the majority of funding for infrastructure construction projects in China comes from governmental budgets, implementation of the projects relies, to a significant degree, on the PRC government’s public policies and spending. Changes in public policies or government budgets may therefore impact our business operations and financial performance.

The PRC government’s spending on infrastructure has historically been, and will continue to be, cyclical in nature and vulnerable to China’s economic growth and direction. The PRC government has, in recent years, implemented various policies in an effort to control the growth rate of certain industries and to limit inflation, which has affected the level of public spending on infrastructure construction projects. A significant decrease or delay in public spending on infrastructure construction in China could reduce the number of available construction projects, which in turn could reduce the demand for heavy duty construction equipment, and thus reduce the market demand for our core business.

If we cannot compete successfully for market share against other non-standard construction equipment and machinery companies, we may not achieve sufficient revenues and our business could suffer.

The market for our products and services is characterized by intense competition and rapid technological advances. Our products and services compete with a multitude of products and services developed, manufactured and marketed by others. We will also compete with new market entrants in the future. Existing or future competing products may be of higher quality, contain more sophisticated technology, provide greater utility or lower costs and other benefits, or may offer comparable performance at a lower cost. We must therefore continue to develop innovative new solutions and products for our customers to remain competitive. If our products fail to capture and maintain market share, we may not achieve sufficient product revenues, and our business could suffer.

We are subject to increasing environmental regulations

Our facilities, operations and products are subject to increasingly stringent environmental laws and regulations, including laws and regulations governing emissions to air, discharges to water and the generation, handling, storage, transportation, treatment and disposal of general, non-hazardous and hazardous waste materials. While we believe we are in compliance in all material respects with these environmental laws and regulations, we cannot provide assurances that we will not be adversely affected by costs, liabilities or claims with respect to existing or subsequently acquired operations or under present laws and regulations or those that may be adopted or imposed in the future.

Wowjoint may face risks related to health epidemics and other outbreaks, which could adversely affect our operations.

Our business could be materially and adversely affected by the outbreak of avian flu, severe acute respiratory syndrome or another epidemic. From time to time, there have been reports on the occurrences of avian flu in various parts of China, including a few confirmed human cases and deaths. Any prolonged recurrence of avian flu, severe acute respiratory syndrome or other adverse public health developments in China or elsewhere in Asia may have a material and adverse effect on our business operations.

Risks Associated with Conducting Business in China

Wowjoint’s results of operations, financial position and prospects are subject to a certain degree to the economic, political and legal developments of the PRC.

Political and economic policies of the PRC government could affect Wowjoint's business and results of operations.

The Chinese economy differs from the economies of most developed countries in a number of respects, including:

▪	its structure;

▪	level of government involvement;

▪	level of development;

▪	growth rate;

▪	level of capital reinvestment;

▪	control of capital reinvestment;

▪	control of foreign exchange; and

▪	allocation of resources.

Prior to the PRC government’s adoption of reform and the “Open Door” policies in 1978, China was a planned economy. Since then, the PRC government has implemented a number of measures to encourage growth and to guide the allocation of resources, thus resulting in significant economic and social development in the past 30 years. China has since transitioned into a more market-oriented economy.

Although the PRC government still owns a significant portion of the productive assets in China, economic reform policies since the late 1970s have encouraged the development of autonomous and privately-owned businesses, the utilization of market forces and the establishment of good corporate governance measures in China. Wowjoint cannot predict whether changes resulting from these reforms in China’s political, economic and social conditions and policies, or in relevant laws and regulations, will have any adverse effects on Wowjoint's current or future business, operational results or financial condition.

In addition, Wowjoint's ability to continue to sustain and expand its business is dependent on a number of factors, including general economic and capital market conditions and credit availability from banks or other lenders. Recently, the PRC government has articulated a need to control the rate of economic growth and has been reported to be tightening its monetary policies, including increasing interest rates on bank loans and deposits and tightening the money supply to control growth in lending. Wowjoint cannot give any assurance that further measures to control growth in lending will not be implemented in a manner that may adversely affect its future growth and profitability. Furthermore, Wowjoint cannot assure you that Wowjoint’s historical economic and market conditions will continue, or that it will be able to sustain its growth.

Uncertainties with respect to the PRC legal system could limit the legal protections available to Wowjoint and its shareholders.

Wowjoint’s operating subsidiaries and/or associated companies are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and the enforcement of these laws, regulations and rules involve uncertainties which may limit legal protections available to Wowjoint and its shareholders. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

Fluctuations in China's economy may slow the growth of Wowjoint and reduce its profitability.

China has been one of the world’s fastest growing economies as measured by GDP in recent years. It has also been one of the driving forces for the heightened demand in the world’s construction equipment industry. However, China may not be able to sustain such a growth rate. In addition, a slowdown in the economies of the United States, the European Union and certain Asian nations, with which China has important trade relationships, may adversely affect the economic growth of China, which may in turn lead to a decrease in demand for China’s construction equipment and correspondingly, demand for Wowjoint’s services. Wowjoint cannot assure you that its financial condition and operational results, as well as its future prospects, will not be adversely affected by an economic downturn in China.

Changes in PRC tax laws may result in Wowjoint being subject to a higher income tax rate.

Under the new PRC Enterprise Income Tax Law that became effective on January 1, 2008 (the “New EIT Law”), enterprises organized under the laws of jurisdictions outside the PRC with their de facto management bodies located within the PRC may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The New EIT Law, however, does not define the term “de facto management bodies”. If, among other things, a portion of Wowjoint’s management continues to be located in the PRC, the company may be considered a PRC resident enterprise by PRC tax administration and therefore subject to PRC enterprise income tax at the rate of 25% on Wowjoint worldwide income, which may have a material adverse effect on Wowjoint’s financial results. In addition, although the New EIT Law provides that “dividend income between qualified resident enterprises” is exempted income, it is still unclear as to what is considered “qualified resident enterprise” under the New EIT Law.

Almost all of Wowjoint's assets are located in China and substantially all of its revenue are derived from its operations in China. Accordingly, Wowjoints's results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in China.

The PRC’s economic, political and social conditions, as well as government policies, could affect Wowjoint’s business. The PRC economy differs from the economies of most developed countries in many respects.

Since 1978, China has been one of the world’s fastest-growing economies in terms of gross domestic product (GDP) growth. Wowjoint cannot assure you, however, that such growth will be sustained in the future. If in the future China’s economy experiences a downturn or grows at a slower rate than expected, there may be less demand for spending in certain industries. The PRC’s economic growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage sustainable economic growth and guide the allocation of resources. The PRC government has also begun to use macroeconomic tools to decelerate the rate of Chinese economic growth. Some of these measures benefit the overall PRC economy, but may also have a negative effect on Wowjoint.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the PRC government has implemented measures emphasizing the use of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over PRC economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Wowjoint cannot assure you that China’s economic, political or legal systems will not develop in a way that becomes detrimental to Wowjoint’s business, prospects, financial conditions and results of operations.

If the PRC government finds that Wowjoint’s organizational structure does not comply with PRC governmental restrictions on foreign investment, or if these regulations or the interpretation of existing regulations change in the future, it could be subject to significant penalties or be forced to relinquish its interests in those operations.

If Wowjoint or any of its potential future subsidiaries or affiliated entities are found to be in violation of any existing or future PRC laws or regulations, the relevant PRC regulatory authorities might have the discretion to:

▪	revoke the business and operating licenses of possible future PRC subsidiaries or affiliates;

▪	confiscate relevant income and impose fines and other penalties;

▪	discontinue or restrict possible future PRC subsidiaries’ or affiliates’ operations;

▪	require Wowjoint or possible future PRC subsidiaries or affiliates to restructure the relevant ownership structure or operations;

▪	restrict or prohibit remittance of any profits or dividends abroad by Wowjoint's PRC subsidiaries or affiliates; or

▪	impose conditions or requirements with which Wowjoint or possible future PRC subsidiaries or affiliates may not be able to comply.

The imposition of any of these penalties could result in a material and adverse effect on Wowjoint's ability to conduct its business.

In addition, the relevant PRC regulatory authorities may impose further penalties. Any of these consequences could have a material and adverse effect on Wowjoint's operations.

In many cases, existing regulations with regard to investments from foreign investors and domestic private capital lack detailed explanations and operational procedures, and are subject to interpretation, which may change over time. Wowjoint thus cannot be certain how the regulations will be applied to its business, either currently or in the future. Moreover, new regulations may be adopted or the interpretation of existing regulations may change, any of which could result in similar penalties, resulting in a material and adverse effect on its ability to conduct its business.

Because Chinese law governs most of Wowjoint's current material agreements, it may not be able to enforce its rights within the PRC or elsewhere, which could result in a significant loss of business, business opportunities or capital.

Wowjoint cannot assure you that it will be able to enforce any of its material agreements or that remedies will be available outside of the PRC. The Chinese legal system is similar to a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. Although legislation in China over the past 25 years has significantly improved the protection afforded to various forms of foreign investment and contractual arrangements in China, these laws, regulations and legal requirements are relatively new. Due to the limited volume of published judicial decisions, their non-binding nature, the short history since their enactments, the discrete understanding of the judges or government agencies of the same legal provision, inconsistent professional abilities of the judicators, and the inclination to protect local interests in the court rooms, interpretation and enforcement of PRC laws and regulations involve uncertainties, which could limit the legal protection available to Wowjoint, and foreign investors, including you. The inability to enforce or obtain a remedy under any of Wowjoint’s future agreements could result in a significant loss of business, business opportunities or capital and could have a material adverse impact on Wowjoint's business, prospects, financial condition, and results of operations. In addition, the PRC legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, Wowjoint may not be aware of its violation of these policies and rules until sometime after the violation. In addition, any litigation in China, regardless of outcome, may be protracted and result in substantial costs and diversion of resources and management attention.

If the PRC imposes restrictions to reduce inflation, future economic growth in the PRC could be severely curtailed which could lead to a significant decrease in Wowjoint’s profitability.

While the economy of the PRC has experienced rapid growth, this growth has been uneven among various sectors of the economy and in different geographical areas of the country. Rapid economic growth can lead to growth in the supply of money and rising inflation. In order to control inflation in the past, the PRC has imposed controls on bank credits, limits on loans for fixed assets and restrictions on state bank lending. If similar restrictions are imposed, it may lead to a slowing of economic growth and decrease the interest in the services or products Wowjoint may ultimately offer leading to a decline in Wowjoint’s profitability.

As a result of merger and acquisition regulations which became effective on September 8, 2006 relating to acquisitions of assets and equity interests of Chinese companies by foreign persons, it is expected that acquisitions will take longer and be subject to economic scrutiny by the PRC government authorities such that Wowjoint may not be able to complete a transaction, negotiate a transaction that is acceptable to its shareholders, or sufficiently protect shareholder’s interests in a transaction.

On August 8, 2006, six PRC regulatory agencies, namely, the Ministry of Commerce (“MOFCOM”), the State Assets Supervision and Administration Commission (“SASAC”), the State Administration for Taxation, the State Administration for Industry and Commerce (“SAIC”), the China Securities Regulatory Committee (“CSRC”), and the PRC State Administration of Foreign Exchange (“SAFE”), jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which became effective on September 8, 2006 (the “M&A Rules”). These comprehensive rules govern the approval process by which a Chinese company may participate in an acquisition of its assets or its equity interests and by which a Chinese company may obtain public trading of its securities on a securities exchange outside the PRC.

Although prior to September 8, 2006 there was a complex series of regulations administered by a combination of provincial and centralized agencies in place for acquisition approval of Chinese enterprises by foreign investors, the M&A Rules have largely centralized and expanded the approval process to MOFCOM, SAIC, SAFE or its branch offices, SASAC, and the CSRC. The M&A Rules established, among other things, additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance when a foreign investor acquires equity or assets of a PRC domestic enterprise. Complying with the requirements of the M&A Rules to complete such transactions could be time-consuming and involves significant uncertainty, and any required approval processes, including obtaining approval from the MOFCOM, may delay or inhibit Wowjoint's ability to complete such transactions, which could affect Wowjoint’s ability to expand its business or maintain its market share.

Depending on the structure of the transaction, these regulations will require the Chinese parties to make a series of applications and supplemental applications to the aforementioned agencies, some of which must be made within strict time limits and require approvals from one or more of the aforementioned agencies. The application process has been supplemented to require the presentation of economic data concerning a transaction, introducing aspects of economic and substantive analysis of the target business and the acquirer and the terms of the transaction by MOFCOM and the other governing agencies as well as an evaluation of compliance with legal requirements. The application process for approval now includes submissions of an appraisal report, an evaluation report and the acquisition agreement, depending on the structure of the transaction. An employee settlement plan for the target company shall also be included in the application.

The M&A Rules also prohibit a transaction at an acquisition price obviously lower than the appraised value of the Chinese business or assets. The regulations require that in certain transaction structures, the consideration must be paid within strict time periods, generally not in excess of a year. In the agreement reached by the foreign acquirer, target, creditors and other parties, there must be no harm to third parties and the public interest in the allocation of assets and liabilities being assumed or acquired.

It is expected that compliance with the regulations will be more time consuming than in the past, will be more costly for the Chinese parties and will permit the government much more extensive evaluation and control over the terms of the transaction. Therefore, acquisitions in China may not be able to be completed because the terms of the transaction may not satisfy aspects of the approval process and may not be completed, even if approved, if they are not consummated within the time permitted by the approvals granted.

Ambiguities in the M&A Rules may make it difficult for Wowjoint to properly comply with all applicable rules and may affect Wowjoint's ability to consummate an acquisition.

Although the M&A Rules set forth many requirements that have to be followed, there are many ambiguities with respect to the meaning of many provisions of the M&A Rules. Moreover, the ambiguities give regulators wide latitude in the enforcement of regulations and approval of transactions. Therefore, Wowjoint cannot predict the extent to which the M&A Rules will apply to any acquisition transition in connection with Wowjoint, and therefore, there may be uncertainty in whether or not the transaction which has or will be completed by Wowjoint will violate the M&A Rules.

Exchange controls that exist in the PRC may limit Wowjoint's ability to utilize its cash flow.

Wowjoint is subject to the PRC’s rules and regulations on currency conversion. In the PRC, the SAFE regulates the conversion of the Renminbi into foreign currencies. Under PRC regulations, Renminbi may be converted into foreign currency for payments relating to “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Wowjoint’s PRC subsidiaries may also retain foreign exchange in their respective current bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions.

However, conversion of Renminbi into foreign currencies, and vise versa, for payments relating to “capital account transactions,” which principally includes investments and loans, generally requires the approval of SAFE and other relevant PRC governmental authorities. Restrictions on the convertibility of the Renminbi for capital account transactions could affect the ability of Wowjoint’s PRC subsidiaries to make investments overseas or to obtain foreign exchange through debt or equity financing, including by means of loans or capital contributions from the parent entity.

Any existing and future restrictions on currency exchange may affect the ability of Wowjoint’s PRC subsidiaries or affiliated entities to obtain foreign currencies, limit Wowjoint’s ability to utilize revenues generated in Renminbi to fund Wowjoint’s business activities outside China that are denominated in foreign currencies, or otherwise materially and adversely affect Wowjoint’s business.

A failure by Wowjoint’s shareholders or beneficial owners who are PRC citizens or residents to comply with certain PRC foreign exchange regulations could restrict Wowjoint’s ability to distribute profits, restrict Wowjoint’s overseas and cross-border investment activities or subject the combined company to liability under PRC laws, which could adversely affect Wowjoint’s business and financial condition.

In October 2005, SAFE issued the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE Circular 75 states that PRC citizens or residents must register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must update their SAFE registrations when the offshore SPV undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. To further clarify the implementation of SAFE Circular 75, SAFE issued SAFE Circular 106 on May 29, 2007. Under SAFE Circular 106, PRC subsidiaries of an offshore company governed by SAFE Circular 75 are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC residents.

The company was aware of the relevant requirements of SAFE Circulars 75 and 106 when completing the acquisition.  For this purpose, Beijing Wowjoint  retained a PRC legal counsel to certify the compliance with the requirements of SAFE Circulars 75 and 106 by the PRC subsidiaries at the closing of the acquisition.  Consequently, a PRC law firm, was retained by the Wowjoint Group to issue a PRC legal opinion on February 22, 2010 for the benefit of China Fundamental.  According to the PRC legal opinion for the benefit of China Fundamental, neither Circular 75 nor any of its implementing rules are applicable to the acquisition, since at the time of the completion of the acquisition, Giant Nova did not legally own any interest in any of the PRC subsidiaries despite the fact that its ultimate beneficial shareholders were also the majority shareholders of Beijing Wowjoint Machinery Company.  As such, the acquisition of Giant Nova should not be treated as an acquisition of an offshore entity with substantial PRC assets or business.  China Fundamental Acquisition Corp acquired the Beijing Wowjoint Machinery assets and business through acquiring Authentic Genius Limited (Hong Kong) and its subsidiary via VIE structure. Authentic Genius Limited had no PRC shareholder at the time of acquisition.  Based on such facts, our PRC counsel concluded that neither Circular 75 nor any of its implementing rules are applicable to the acquisition. On the strength of such PRC legal opinion, the company concluded that the shareholders of the PRC subsidiaries were not required to make a SAFE Circular 75 filing prior to or on the closing of the acquisition. Further, in March 2010, our PRC resident shareholders inquired through the local SAFE branch about the relevant SAFE regulations.  However, the local SAFE branch was not certain about whether the registration requirements applied to our PRC resident shareholders with our corporate structure. If shareholders who are subject to the SAFE regulations fail to comply, the PRC subsidiaries are required to report to the local SAFE authorities. The company believes that the shareholders of the PRC subsidiaries were not required to make a SAFE Circular 75 filing prior to or on the closing of the acquisition, or upon the transfer of the ownership interests from Beijing Wowjoint Machinery Co. Ltd. to BXFI.

The reorganization transactions in anticipation of the acquisition by China Fundamental, the acquisition itself and the reorganization transactions following the acquisition resulted in Wowjoint Holdings Limited owning and controlling the equity and assets of Beijing Wowjoint Machinery Co., Ltd.; and the former PRC shareholders of Beijing Wowjoint Machinery Co., Ltd. becoming our controlling shareholders.  The transactions accomplished indirectly without registration what is required under SAFE Circulars 75 and 106.

Despite various interpretations issued by SAFE, some of the terms and provisions in the SAFE regulations remain unclear and implementation by central SAFE and local SAFE branches of the SAFE regulations has been inconsistent since its adoption in 2005.  Because of uncertainty over how the SAFE regulations will be interpreted and implemented, and how SAFE will apply them to us, we cannot predict how these regulations will affect our business operations or future strategies.  For example, our present and prospective PRC subsidiaries’ ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with the SAFE regulations by our PRC resident shareholders.  In addition, in some cases, we may have little control over either our present or prospective direct or indirect PRC resident shareholders or the outcome of such registration procedures.  A failure by our PRC resident shareholders or future PRC resident shareholders to comply with the SAFE regulations, if SAFE requires it, could subject our PRC resident shareholders to penalties or other legal sanctions. If the shareholders of an offshore holding company who are PRC citizens or residents, and which are subject to the SAFE regulations, do not complete registration with the local SAFE branches, the PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the parent company, and such companies may be restricted in their ability to contribute additional capital to their PRC subsidiaries. Moreover, failure to comply with any applicable SAFE registration and amendment requirements described above could restrict our investment activities, restrict our ability to contribute additional capital into our PRC subsidiaries, limit our subsidiaries ability to make distributions or pay dividends or affect our ownership structure, or result in liability under PRC law for evasion of applicable foreign exchange restrictions, which could adversely affect our business and prospects.

Wowjoint is committed to complying, and to ensuring that Wowjoint’s shareholders, who are PRC citizens or residents, comply with the SAFE Circular 75 requirements after the acquisition. However, Wowjoint cannot assure you that it, or the owners of Wowjoint, will be able to complete the necessary filings and registrations with SAFE for the proposed business combination on a timely basis.

Risks to Our Organization

Affiliates of Realink Group Limited, which is controlled by the company’s executive officers, beneficially own a majority of our voting shares.

Affiliates of Realink Group Limited, or Realink, may be deemed to beneficially own approximately 54.7% of our voting power. Realink is controlled by the company’s executive officers. Mr. Yabin Liu, our Chief Executive Officer and Chairman is a 44.4% holder of Realink, a British Virgin Island company.  Mr. Fude Zhang, our Chief Technical Officer and director is a 39.5% holder of Realink and Mr. Yasheng Liu, recently deceased, our Senior Vice President and the younger brother of Mr. Yabin Liu, was a 10.7% owner, with Mr. Liguo Liu being a 5.4% holder of Realink.  The shareholders of Realink have agreed that approximately 3.7 million of the ordinary shares held by them will be held in escrow until February 22, 2014.  In addition, pursuant to an earn-out provision in the Share Purchase Agreement, the company has agreed to issue to Realink up to 500,000 additional shares if certain performance targets are achieved by the company.  The performance targets are set forth under “Shares Eligible for Future Sale.”

Because of its control of our voting power, Realink is able to indirectly exert considerable influence and control over us, including the appointment of management and the outcome of all matters requiring shareholder approval. Realink’s affiliates may be able to cause, prevent or delay a change of control of us or a change in the composition of our board of directors and could preclude any unsolicited acquisition of us. In addition, because affiliates of Realink may substantially determine the outcome of a shareholder vote, Realink’s affiliates could deprive shareholders of an opportunity to receive a premium for their shares as part of a sale of us, and that voting control could ultimately affect the market price of our ordinary shares.

Prior to China Fundamental’s acquisition of Beijing Wowjoint in February 2010, China Fundamental had no operations, and Beijing Wowjoint had not operated as a public company. Fulfilling our obligations incidental to being a public company will be expensive and time consuming.

Prior to China Fundamental’s  acquisition of Beijing Wowjoint in February 2010, China Fundamental had no operations, and Beijing Wowjoint had not operated as a public company. Each of China Fundamental and Beijing Wowjoint had maintained relatively small finance and accounting staffs. Although China Fundamental had maintained disclosure controls and procedures and internal control over financial reporting as required under the Federal securities laws with respect to its very limited activities, it has not been required to maintain and establish these disclosure controls and procedures and internal control as will be required with respect to a business such as Beijing Wowjoint with its substantial operations. Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), we will need to implement additional corporate governance practices and adhere to a variety of reporting requirements and complex accounting rules. Compliance with these obligations will require significant management time, place significant additional demands on our finance and accounting staffs and on our financial, accounting and information systems, and will significantly increase our insurance, legal and financial compliance costs and other expenses. In addition, we must also implement corporate governance practices of public companies. We expect these and other rules and regulations applicable to public companies to increase our accounting, legal and financial compliance costs and to make certain corporate activities more time-consuming and costly. While we cannot yet accurately predict the amount of additional costs we may incur or the timing of such costs, we anticipate that our additional annual cash needs as a result of being a public company will exceed US$1 million per annum. We have also been required to hire additional accounting and financial staff, including a new chief financial officer and comptroller, with appropriate public company experience and technical accounting knowledge, resulting in higher expenses. If we are unable to comply with the requirements of the Sarbanes-Oxley Act, then we may not be able to obtain the reports from our independent registered public accountant required by the Sarbanes-Oxley Act, which may preclude us from keeping our filings with the SEC current. Non-current reporting companies are subject to various restrictions and penalties.

We must comply with Section 404 of the Sarbanes-Oxley Act in a relatively short timeframe, which will require us to document and test our internal controls over financial reporting for fiscal 2010 and beyond. Any delays or difficulty in satisfying these requirements could adversely affect our future results of operations and stock price.

Section 404 of the Sarbanes-Oxley Act requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting beginning with the fiscal year 2010. We are also required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year 2010 and subsequent years. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our share price. We may also incur significant costs to comply with these requirements.

We may in the future discover areas of internal controls over financial reporting that need improvement. There can be no assurance that remedial measures will result in adequate internal controls over financial processes and reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 of the Sarbanes-Oxley Act could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

The price of our securities may continue to be volatile and may decrease in response to various factors, which could adversely affect our business and cause our shareholders to suffer significant losses.

Our securities are illiquid, and their prices have been and may continue to be volatile in the indefinite future. Only a limited market has developed for the purchase and sale of our securities. We cannot predict how liquid the market for our securities might become. Therefore, the purchase of our securities must be considered a long-term investment acceptable only for prospective investors who are willing and can afford to accept and bear the substantial risk of the investment for an indefinite period of time. Because there is a limited public market for the resale of our securities, an investor in our securities may not be able to liquidate his investment, and our securities may not be acceptable as collateral for a loan.

Since trading of our ordinary shares began on May 16, 2008, the high and low sale prices of our ordinary shares through May 20, 2011 were $7.98 and $1.69, and the high and low prices of our warrants for the same period were $2.00 and $0.11, respectively. The price of our securities could fluctuate widely in response to various factors, many of which are beyond our control, including the following:

•	changes in our industry;

•	competitive pricing pressures;

•	our ability to obtain working capital or financing;

•	additions or departures of key personnel;

•	limited “public float” in the hands of a small number of persons, whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our shares;

•	sales of our shares;

•	our ability to execute our business plan;

•	operating results that fall below expectations due to lower than expected revenues, higher than anticipated expenses or other factors;

•	loss of any strategic relationship;

•	economic and other external factors; and

•	period-to-period fluctuations in our financial results.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities.

Because we do not intend to pay dividends on our shares, shareholders will benefit from an investment in our shares only if they appreciate in value.

We currently intend to retain all future earnings, if any, for use in the operations and expansion of our business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on factors our board of directors deem relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities and other financing arrangements. Accordingly, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares. There is no guarantee that our shares will appreciate in value.

Offers or availability for sale of a substantial number of our ordinary shares may cause the price of our securities to decline.

The ability of our security holders, including those named as selling security holders in this prospectus, to sell substantial amounts of our securities in the public market creates a circumstance commonly referred to as an “overhang” and in anticipation of significant sales the market price of our securities could fall. The existence of an overhang, whether or not sales have occurred or are occurring, also could make it more difficult for us to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate.

Exercise of our outstanding warrants could decrease our share price.

If our outstanding warrants are exercised, the underlying ordinary shares will be eligible for future resale in the public market. “Market overhang” from the warrants may cause investors to assume that there will be additional ordinary shares outstanding that were purchased at the warrant exercise price, which will likely be below our then current  share price. That possibility could reduce the market price of our ordinary shares.

Prior to the consummation of its initial public offering, China Fundamental issued 1,944,444 warrants at a price of $0.90 to affiliates of the management of China Fundamental and other institutional investors which are being registered under the registration statement of which this prospectus forms a part. The shares underlying the private placement warrants are being registered pursuant to our registration statement, and the prospect that these warrants may be exercised for $5.00 may reduce the market price at which the our ordinary shares trade.

In addition 1,064, 063 ordinary shares and the same number of warrants that were originally purchased by China Fundamental’s management prior to the initial public offering were held in escrow. These securities became eligible for release from escrow on August 22, 2010 (i.e., six months after the closing of the business combination), although some security holders have not yet requested the escrow agent to release their securities.  The release and registration of these securities will increase our public “float”, which may cause a decrease in our share price.

Outstanding private placement warrants to purchase an aggregate of 1,944,444 ordinary shares became exercisable after the business combination on February 22, 2010. If they are exercised, a substantial additional number of our ordinary shares will be eligible for resale in the public market, which may reduce the market price.

In connection with its initial public offering, China Fundamental issued a unit purchase option to the representatives of the underwriters which is exercisable for 225,000 units. The units and the securities underlying the underwriters’ unit purchase option have registration rights and may be sold according to Rule 144.

If certain performance targets are met, up to 500,000 earn-out shares will be issuable. “Market overhang” from these ordinary shares as a result of that potential dilution could reduce the market price of the ordinary shares.

If certain performance targets are met, up to 500,000 earn-out shares will be issuable to the shareholders of Realink.  In particular,

•
200,000 earn-out shares will be issued in the event that our closing price per share is at or above $10.00 for 180 days out of 360 days during the period from the acquisition closing date, February 22, 2010, to the second anniversary of the closing date.

•
200,000 earn-out shares will be issued in the event that our closing price per share is at or above $13.80 for 180 days out of 360 days during the period from the acquisition closing date to the third anniversary of the closing date.

•
100,000 earn-out shares will be issued in the event that our average daily trading volume is no less than 200,000 ordinary shares for three consecutive months during the period from the closing date of the acquisition to the second anniversary of the closing date.

For example, if the per share closing price is above the target price for 180 days in any consecutive 360 days in the two or three year period from the closing date of the business combination, February 22, 2010, the performance target will have been met, and the respective incentive shares will be issued.

Once issued, the earn out shares are not returnable or otherwise cancelable if certain conditions are not met.

If these shares are issued, a substantial additional number of our ordinary shares will be eligible for resale in the public market, which may reduce the market price for our securities.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the U.S. Securities Act of 1933, we may redeem all of our outstanding warrants at any time at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption if, and only if, the last sale price of our shares equals or exceeds $10.00 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	to exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	to sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our warrant holders may not be able to exercise their warrants, which may create liability for us.

Holders of the warrants issued in our initial public offering and private placement will be able to receive ordinary shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the ordinary shares underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot assure you that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of its warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws. Since our obligations in this regard are subject to a “best efforts” standard, it is possible that, even if we are able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on us to compensate warrant holders due to the change in circumstances that led to us being unable to fulfill our obligations.

The Company may be classified as a passive foreign investment company for United States federal income tax purposes, which could subject United States investors in our ordinary shares to adverse tax consequences.

Depending upon the value of our ordinary shares and the nature of our assets and income over time, we could be classified as a passive foreign investment company (a "PFIC") for United States federal income tax purposes.  Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.  If we were to be classified as a PFIC in any taxable year, a U.S. Holder (as defined in "Taxation – United States Federal Income Tax Considerations) would be subject to special rules generally intended to reduce or eliminate any benefits from the deferral of United States federal income tax that a U.S. Holder could derive from investing in a non-United States corporation that does not distribute all of its earnings on a current basis.  Further, if we are classified as a PFIC for any year during which a U.S. Holder holds our ordinary shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares.  For more information see the section titled “Taxation – Certain U.S. Federal Income Tax Considerations”.

We may be classified as a “resident enterprise” under PRC Enterprise Income Tax Law, or “EIT Law,” and be subject to PRC taxation on its worldwide income.

China passed a new EIT Law effective on January 1, 2008. Under the EIT Law, enterprises are classified as resident enterprises and non-resident enterprises. An enterprise established outside of China with its “de facto management bodies” located within China is considered a “resident enterprise,” meaning it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementation rules to the EIT law define “de facto management bodies.” Further, on April 22, 2009, the PRC State Administration of Taxation issued the Notice of the State Administration of Taxation on Issues about the Determination of Chinese-controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of their De Facto Management Bodies (“Notice 82”). However it remains unclear how the PRC tax authorities will interpret and implement such rules. Our senior management are primarily located in the PRC, and almost all of our revenues currently arise from our operations in China.

Under the law, a Tax Resident Enterprise (“TRE”) refers to an enterprise which is established in accordance with the laws in China, or an enterprise which is established in accordance with the laws of foreign countries but with "a place of effective management" located with China.  The “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting and property of an enterprise.

Wowjoint Holding mainly serves as a vehicle to hold the operating entities and to obtain finance from international capital markets, and only generates passive interest income. Our senior management, assets and financial accounting books are primarily located in the PRC, as are three of our five directors. Most of our in-person regular/quarterly board meetings are held in China, and major strategic business decisions are generally made in China.

Based on the above factors, Wowjoint Holdings is likely to be recognized as a resident enterprise by PRC tax authorities. In accordance with the EIT Law, dividends, which arise from tax resident enterprise to non-tax resident enterprise, are subject to a 10% withholding income tax, while dividends which arise from tax resident enterprise to a tax resident enterprise, are tax free. Therefore, if Wowjoint Holdings is recognized as a resident enterprise, withholding tax is zero when it receives dividends from its subsidiaries incorporated in PRC.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to enterprise income tax at a rate of 25% on our worldwide taxable income, as well as PRC enterprise income tax reporting obligations. Second, under the EIT Law and its implementing rules, as well as Notice 82, dividends paid to us are each treated as a “resident enterprise” under EIT Law and may qualify as “tax-exempt income,” and witholding tax may be exempted in this case. However, due to the uncertainty about how the PRC tax authorities will interpret and implement the above-mentioned new rules, such dividends may be subject to withholding tax (generally at a rate of 10% or, if the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with respect to Taxes on Income is applicable, 5%). Finally, the new “resident enterprise” classification could result in a 10% PRC tax being imposed on dividends we pay to our non-PRC security holders that are not PRC tax “resident enterprises” and gains derived by them from transferring our securities, if such income is considered PRC-sourced income by the relevant PRC tax authorities.

It is unclear how the relevant governmental authorities will interpret and implement the laws and regulations pertaining to offshore and cross-border taxes. Given this uncertainty, there is a risk that we could be subject to unfavorable tax treatment.

If any such PRC taxes apply, a non-PRC security holder may be entitled to a reduced rate of PRC taxes under an applicable income tax treaty and/or a foreign tax credit against such security holder’s domestic income tax liability (subject to applicable conditions and limitations). You should consult with your own tax advisors regarding the applicability of any taxes, the effects of any applicable income tax treaties, and any available foreign tax credits.

PER SHARE MARKET INFORMATION

Our ordinary shares, warrants and units have been traded on the NASDAQ Global Market since May 5, 2010 under the symbols BWOW, BWOWW and BWOWU, respectively. Prior to May 5, 2010, our ordinary shares, warrants and units were quoted on the Over-the-Counter Bulletin Board under our trading symbols WJHCF, WJHWF and WJHUF, respectively. Prior to April 9, 2010, our ordinary shares, warrants and units quoted on the Over-the-Counter Bulletin Board under the symbols CFQCF, CFQWF and CFQUF, respectively. The change in our trading symbols related to the change in our name from China Fundamental Acquisition Corporation to Wowjoint Holdings Limited. Each unit consists of one ordinary share and one warrant. The units were first quoted on the Over-the-Counter Bulletin Board on May 16, 2008. Our ordinary shares and warrants commenced trading separately from our units on July 23, 2008.

The following table sets forth, for the calendar quarter indicated the quarterly high and low sale prices for our units, ordinary shares and warrants, respectively. The Over-the-Counter Bulletin Board quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions. The table below also reflects the high and low closing sales prices on the Nasdaq Global Market for the period from May 5, 2010 to October 26, 2011.

	Ordinary Shares		Warrants		Units
Quarter Ended	High	Low	High	Low	High	Low
June 30, 2008	N/A	N/A	N/A	N/A	$8.25	$8.10
September 30, 2008	$7.49	$6.95	$1.56	$1.00	8.95	8.00
December 31, 2008	6.90	6.23	0.85	0.10	7.75	6.56
March 31, 2009	7.29	6.80	0.14	0.05	7.50	7.35
June 30, 2009	7.62	7.25	0.55	0.05	7.85	7.35
September 30, 2009	7.71	7.50	0.55	0.25	8.00	7.55
December 31, 2009	7.90	7.64	1.50	0.46	10.35	8.00
March 31, 2010	7.98	6.80	2.00	1.05	11.00	8.50
June 30, 2010	8.00	4.40	1.94	0.45	11.00	7.99
September 30, 2010	5.10	2.53	0.69	0.29	7.99	6.50
December 31, 2010	4.02	2.61	0.55	0.29	7.99	3.90
March 31, 2011	3.33	1.62	0.43	0.16	4.50	1.91
June 30, 2011	2.35	1.30	0.20	0.08	2.37	1.43
September 30, 2011	2.70	0.80	0.18	0.05	3.54	1.14
December 31, 2011	0.99	0.76	0.06	0.05	1.20	0.72

The closing price of our ordinary shares on the Nasdaq Global Market on October 26, 2011, was $0.83 per share.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). This prospectus contains forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements include information about our possible or assumed future results of operations or our performance. Words such as “expects,” “intends,” “plans,” “believes,” “anticipates,” “estimates,” and variations of such words and similar expressions are intended to identify the forward-looking statements.

The risk factors and cautionary language referred to in this report provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements, including among other things:

•	the diversion of management time on acquisition and integration related issues;

•	difficulties in integrating the merged businesses and management teams;

•	changes in Chinese government’s anticipated infrastructure construction plans;

•	changes in demand for non-standard special construction machinery and equipment used in bridge, road and railway construction;

•	changes in demand for customized heavy duty special construction machinery and equipment used in constructions of bridges, roads and railways;

•	the impact of inflation generally, as well as the rising costs of materials, such as steel;

•	loss of key customers;

•	changes in our operating expenses, partially attributable to fluctuating prices of raw materials such as steel;

•	changes in RMB exchange rate against major currencies that may negatively impact on the purchase of import materials or the export of finished products;

•	unanticipated decreases in revenues or increase in expenses;

•	legislation or regulatory environments, requirements or changes adversely affecting the construction machinery and equipment businesses in which we are engaged;

•	statements about industry trends in construction machinery and equipment, including infrastructure development and economic growth factors affecting supply and demand;

•	economic conditions in China generally and in particular in the construction machinery and equipment markets in which we operate; and

•	geo-political events and regulatory changes.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements.

We undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, or the documents to which it refers you in this prospectus, to reflect any change in its expectations with respect to such statements or any change in events, conditions or circumstances on which any statement is based.

USE OF PROCEEDS

We will not receive any proceeds from any sale of ordinary shares or warrants by the selling security holders. However, we will receive proceeds from the exercise of the warrants, including those originally issued in China Fundamental’s initial public offering, in the event that any warrants are properly exercised for cash. Any such proceeds will be used for working capital. All net proceeds from sales of the ordinary shares issuable upon exercise of the warrants will be received by those persons selling such shares and not us.

DILUTION

We are not offering or selling any of the ordinary shares in this offering. All of the offered ordinary shares are held by selling security holders and, accordingly, no dilution will result from the sale of the securities.

CAPITALIZATION

The following table sets forth the capitalization of Wowjoint Holdings Limited as of June 30, 2011.

You should read this capitalization table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial statements and related notes, and the unaudited pro forma condensed combined financial statements and related notes, all appearing elsewhere in this document.

As of June 30, 2011
($000) (unaudited)
Debt – short term	$3,863

Shareholders’ equity:

Preferred shares, $0.001 par value; 1,000,000 shares authorized, none issued	-

Ordinary shares, $0.001 par value, authorized - 49,000,000 shares; issued and outstanding 7,949,965 shares	8

Additional paid-in capital	10,300

Statutory surplus reserves	3,025

Retained earnings	7,275

Accumulated other comprehensive income	1,549

Total shareholders’ equity	22,157

Total capitalization	$26,020

SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

The following selected consolidated financial and operating data are derived from our audited consolidated financial statements as of and for the year ended December 31, 2010; our audited consolidated financial statements as of and for the four month period ended December 31, 2009; our unaudited consolidated financial statements for the four month period ended December 31, 2008; and our audited consolidated financial statements as of and for the fiscal years ended August 31, 2009 and 2008. The consolidated financial statements were prepared and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Our audited consolidated financial statements as of and for the year ended December 31, 2010; our audited consolidated financial statements as of and for the four month period ended December 31, 2009; our unaudited consolidated financial statements for the four month period ended December 31, 2008; and our audited consolidated financial statements as of and for the fiscal years ended August 31, 2009 and 2008 are included elsewhere in this prospectus.

Our results of operations in any past period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this proxy statement. The summary consolidated financial information for those periods and as of those dates should be read in conjunction with those consolidated financial statements and the accompanying notes, if available, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments” included elsewhere in this prospectus.

Summary of statement of operation data:
(US$ in thousands except per share and operating data)

	Year ended December 31,		Four months ended December 31,		Year ended August 31,
	2010	2009	2009	2008	2009	2008
Revenue	$24,062	$29,110	$1,696	$17,208	$44,622	$36,233
Gross profit	5,977	3,936	(4,469)	4,918	13,323	6,055
Operating income	637	465	(6,222)	4,210	10,897	4,359
Net income	424	629	(5,336)	3,819	9,784	3,939
Basic net income per share(1)	0.06	n/a	n/a	n/a	n/a	n/a
Diluted net income per share(1)	0.06	n/a	n/a	n/a	n/a	n/a

(1)	Earnings per share information is not presented for the periods prior to January 1, 2010, as its inclusion would not be meaningful as Wowjoint was a privately held company during those periods.

Summary of statement of cash flow data:
(US$ in thousands)

	Year ended December 31,		Four months ended December 31,		Year ended August 31,
	2010	2009	2009	2008	2009	2008
Net cash provided by/(used in) operating activities	$(3,898)	$65	$(1,224)	$(522)	$767	$1,905
Net cash provided by/(used in) investing activities	(1,779)	(158)	(50)	(238)	(347)	(2,138)
Net cash provided by/(used in) financing activities	6,934	(246)	19	260	(5)	537

Summary of balance sheet data:
(US$ in thousands)

	As of December 31,			Year ended August 31,
	2010	2009	2008	2009	2008
Cash and cash equivalents	$2,168	$675	$956	$1,895	$1,438
Working capital (1)	15,111	9,780	9,196	14,978	5,532
Total assets	37,591	23,800	28,166	29,920	33,688
Total shareholders’ equity	20,387	12,643	11,989	17,943	8,151

(1)	Working capital is calculated as current assets minus current liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following is a discussion of Beijing Wowjoint’s financial condition and results of operations comparing the fiscal years ended August 31, 2008 and 2009. You should consider the foregoing when reviewing the consolidated financial statements and this discussion. You should read this section together with the consolidated financial statements including the notes to those financial statements for the years mentioned above. This discussion includes forward-looking statements which, although based on assumptions that the management of Wowjoint considers reasonable, are subject to risks and uncertainties. The actual results and timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Wowjoint Holdings Limited, or Wowjoint, is a holding company whose primary business operations are conducted through Beijing Wowjoint Machinery Co. Ltd.

Wowjoint, a Cayman Islands limited life company, was organized on December 12, 2007, as a blank check company under the name China Fundamental Acquisition Corporation for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that had its principal operations in the People’s Republic of China, or PRC. To avoid being required to liquidate, as provided in its charter, CFAC needed to consummate a business combination by May 21, 2010.

Pursuant to the terms of the Share Purchase Agreement, China Fundamental acquired all of the outstanding securities of Beijing Wowjoint on February 22, 2010, and China Fundamental Acquisition Corporation was renamed Wowjoint Holdings Limited. Prior to the business combination with Beijing Wowjoint, China Fundamental had no operating business, and Beijing Wowjoint had not operated as a public company.

We believe that Beijing Wowjoint is one of the leading solution providers in the construction of transportation infrastructure, specializing in the design, engineering and manufacturing of customized lifting and carrying equipment for the construction of railway, highway, subway and ports. Our diverse products are manufactured with proprietary designs and are marketed under the brand name of “Wowjoint”. Since its inception in March 2004, Beijing Wowjoint has experienced significant growth.

We believe that Beijing Wowjoint has maintained a strong market share in China with leading market positions in its four main product lines in the past three years. Its product mix includes launching gantries, tyre trolleys, special carriers and integrated launching carriers, collectively representing 77.9% of its total net revenue for the fiscal year ended December 31, 2010. The market demand for these products has been growing in China due to rapid development of railway networks in China. Major routes will include Shanghai-Kunming, Datong-Xian, and Lanzhou-Xinjiang. In particular, we have seen strong demand for our patented proprietary product, the integrated launching carrier, a compact model made for deployment in mountainous and hazardous regions. The integrated launching carrier offers the combined functions of the launching gantry, trye trolley and special carrier, with the additional ability to go through tunnels while carrying precast concrete road segments. We believe the upcoming railway construction already planned in China’s mountainous southwest and northwest regions, which is due to be completed by 2020 at the latest, will create a strong demand for our integrated launching carrier, which we believe is well suited for such projects, as it is specially designed for more mountainous and forested terrain of southwest China, and provides substantial cost savings versus purchasing a launcher, trolley and carrier separately.

Our strategy is to maintain and enhance our market penetration in railway construction and other key infrastructure development projects in China, such as highways, subways and ports, while expanding our sales internationally. Since the middle of 2010, we have also engaged in the leasing of equipment, though it remains a small part of our business, with only five leases having been concluded to date with our customers CCC and CRCC. Equipment available for leasing includes straddle carriers, special purpose lifting/carrying equipment and integrated launching carriers. Leases are directly negotiated with our clients, and the terms vary considerably. Typically, the equipment is leased for a period of one to two years. Under the terms of the existing leases we provide technical service, maintenance, operating, and other ancillary agreements or services, and we operate the machine over the lease term on behalf of our customers. We believe that entry into the leasing business, as well as the expansion of our technical services business, will allow us to have relatively smoother revenues over extended periods of time, and will better serve the needs of the our clients.

The fiscal year ended August 31, 2009 was a turbulent year with the financial crisis in the middle of the fiscal year drastically changing the landscape of the global economy. While economic activity continued to slow down in advanced economies during the first half of the fiscal year, China's economy continued to grow at a fairly robust rate, due in part to the strong fiscal stimulus program, of which a significant portion was directed towards public infrastructure, and in particular, rail infrastructure.  According to the National Bureau of Statistics, the stimulus package was $586 billion, of which 45%, or over $250 billion, was directed towards infrastructure, particularly in the first half of the year when increases in government spending were most apparent, resulting in more favorable terms.  However, China initiated a policy of fiscal constraint in the latter part of 2009 to deliberately cool the country's economy, including infrastructure investment, which resulted in the slowing down of spending on a number of major infrastructure projects.

As a result of the challenging conditions during that period, our backlog was substantially depleted, with an estimated value at December 31, 2009 of $2.5 million, although we were actively bidding on multiple contracts. No funding of the existing infrastructure structure projects in which we were involved was cancelled, deobligated or terminated by the Chinese government.  Nor did the Chinese government announce the cancellation of any construction plans.  We believe that all plans were simply delayed as the government shifted its funds towards slowing down the economy. Since the easing of the tightening in 2010, we have gradually rebuilt our backlog, and our last announced backlog was approximately $22 million as of June 30, 2011, almost all of which is on track and which we expect to recognize as revenues over the balance of 2011. Our backlog refers to contracts which have been signed and for which revenue has not been recognized, apart from a general clause that if one party cancels the contract, it means such party has breached the contract and shall bear legal responsibility of breaching a contract. However, such backlog is not firm or funded, and is cancelable, and we typically have limited rights in the event of cancellation by our customers.  See “Business – Marketing, Sales, Leasing and Customer Support.”  Our management views backlog as one of many indicators of the performance of our business.  Because many variables can cause changes in backlog, and these changes may or may not be of any significance, we consequently view backlog as an important, but not necessarily determinative, indicator of future results.

Many of our customers are state-owned enterprises which depend substantially on government funding of railway construction and other infrastructure projects. Chinese economic growth had slowed in 2010 as the impact of the previous summer's stimulus policies had started to fade, and as the PRC government has adopted measures designed to keep China's economy from overheating. In 2010, Beijing Wowjoint experienced the wind-down of the prior five year plan followed by a sharp rebound in demand as the Chinese government increased spending on new large scale infrastructure projects towards the latter half of the year.  As our business is closely tied to the global infrastructure investments, and in particular such investments in China, our business was directly impacted by these trends.  The recently implemented five year plan includes a significant allocation of government dollars for large infrastructure projects which we anticipate will drive demand for Wowjoint’s products and services through the balance of 2011. As the global economic climate continues to improve, the Chinese government may halt, decrease or delay railway construction and maintenance as part of their macroeconomic policy.  Any decrease or delay in government funding of railway construction and maintenance, other infrastructure projects and overall government spending could cause the number of contracts up for bid to fall, traditional upfront payments of 20% - 40% to be lowered and payment terms to be stretched, adversely affecting our results of operations.

Revenues for the year ended December 31, 2010 were $24.1 million as compared to $29.1 million for the year ended December 31, 2009, down 17%.  The decline in revenue is primarily attributable to a shift by China in its fiscal policies resulting in curtailment in government spending on large infrastructure projects.  For the year ending December 31, 2010, the company reported a net income of $0.4 million compared to net income of $0.6 million for the year ended December 31, 2009, due to the lower revenues and higher costs associated with being a larger and public company.

Our projects include special carriers and other large infrastructure equipment with typical production cycles of about six to eight months. We sell to blue chip state-owned enterprise customers in China with whom we have maintained long-standing relationships.  Therefore, we sometimes deliver equipment without receiving corresponding progress payments.  At times our customers experience short term working capital constraints due to delays in payments from the Chinese government.  As a result, they in turn may also delay payments to us.

International sales continue to improve for Wowjoint, as we signed $8.0 million worth of international equipment contracts in 2010. This amount included four sales contracts with Italian-based Eden Technology ("Eden") totaling approximately 5.5 million Euros (US$8.0 million). These sales contracts involved the supply of four 1000 metric ton lifting capacity special launching girders to Eden for the construction of a viaduct in a high-speed railway construction project in South Korea.  These four girders were custom made and were delivered, installed and used in the high-speed rail construction in South Korea during the second quarter of 2011.  The $8.0 million in total revenue from these contracts was recognized in the fourth quarter of 2010 ($1.8 million), the first quarter of 2011 ($1.7 million) and the second quarter of 2011 ($4.5 million). We will continue to focus on select international markets, including the United States.  We believe that by expanding international sales, we will be able to help diversify our sales, which currently rely predominantly on our contracts from the domestic Chinese market. We have  also made substantial progress in entering new vertical markets.  In February 2011, Wowjoint announced a contract with Sunbird Yacht Company, China’s largest yacht manufacturer to provide two marine hoists.  In March 2011, Wowjoint also announced a contract with Green Holdings Ltd. to provide a 100 ton wind tower hoist.

For the contract with Sunbird Yacht Company for the two marine hoists, we began production in March 2011. We expect to deliver the first marine hoist by the end of the summer of 2011, and the second marine hoist by the end of 2011. The total contract value is $1 million.  We received advance payment of $50,000 from Sunbird in March 2011 and expect to receive $425,000 after delivery of the first machine and $475,000 after delivery of the second machine by year end.  The remaining 5% of contract value relates to warranty payments, which will be paid to us one year after delivery of the machines, i.e., $25,000 in the summer of 2012 and $25,000 by the end of 2012.  As of May 31, 2011, $70,000 in costs have been incurred.  The total cost for the two marine hoists is projected to be $720,000, $360,000 for each machine.  Based on the percentage of completion method, we expect to recognize revenue for the first machine in the first, second and third quarters of 2011 and the second machine in the third and fourth quarters of 2011 and the first quarter of 2012.

For the contract with Green Holdings Ltd. for one wind tower hoist, we began production in April 2011. The equipment was delivered in June 2011 as scheduled. The total contract value is $460,000.  We received an advance payment of US$138,000 (30% of the contract value) in March 2011, and 60% of the contract is expected to be paid by the end of the summer of 2011, after inspection and acceptance by the customer.  The remaining 10%, as warranty payment, is scheduled to be paid to us one year after customer acceptance.  As of May 31, 2011, $110,000 in costs had been incurred.  The anticipated total cost is $350,000.  Based on the percentage of completion method, we expect to recognize revenue for the machine in the second and third quarters of 2011. Fulfilling these two contracts is not expected to significantly impact our liquidity and capital resources.

In March 2011, we signed a $4 million leasing contract with China Railway No. 3 Engineering Group Co.'s Rail Line and Bridge Engineering Branch for a 900 ton special launching carrier. The contract is for 18 months, beginning October 2011, when the equipment will be delivered. It will be utilized on a section of the Shanghai-Kunming high-speed railway.

We separately signed a $4.3 million leasing contract in April 2011 with Guangzhou Railway Engineering Co. ("Guangzhou Railway"), a new customer for Wowjoint, for a 900 ton special launching carrier.  The special launching carrier will be utilized on a section of the Shanghai-Kunming high-speed passenger railway project.

To partially offset some of the risks associated with the amount of revenues derived from our fixed price contracts, we are also looking to enter into service contracts to provide additional services to our clients, which they are increasingly demanding.

We are also continuing our efforts to increase sales of new equipment, realize sales at higher prices and reinforce our product support operations. As increased commodity prices pushed up the prices of materials used to produce our products, such as steel materials and other purchased parts, we are working to absorb such increased costs by slightly increasing the sale prices of our products.

Principal materials and components that Beijing Wowjoint uses in its various manufacturing processes include steel, castings, engines, tires, hydraulics, cylinders, drive trains, electric controls and motors, and a variety of other commodities and fabricated or manufactured items. For key components, such as steel structure, rubber tires, hydraulic parts, engines, and other hardware parts, or imported parts from overseas, which we custom-order from suppliers to meet specific requirement for our machines, we need to pay 20-30% of the contract value in advance after we sign contracts with our suppliers.  The remainder needs to be paid promptly before or upon delivery.  Approximately 30-40% of our supplies fall into this category. For non-key components (60-70% of our supplies), the standard payment term is one month from delivery date. Extreme movements in the cost and availability of these materials and components may affect its financial performance.  We have been able to successfully reduce input costs for many of our materials, although we remain concerned by the potential for steel prices to rise.  With the move of the major mining companies to reprice ore on a quarterly basis rather than annually, this will make steel purchasing more volatile.  At this point, it is difficult for us to predict the impact that such pricing actions may have on our business.

Basis of Presentation

The following discussion and analysis of Beijing Wowjoint’s financial condition and results of operations is based on the selected financial information and has been prepared based on the financial statements of the companies comprising AGL, its consolidated subsidiary, BXFI and variable interest entity (“VIE”), Beijing Wowjoint, after elimination of inter-company transactions. This information should be read in conjunction with the financial information and notes thereto included in the consolidated financial statements and notes thereto included elsewhere in this prospectus.

On August 25, 2009, AGL, via its wholly owned subsidiary, BXFI, entered into contractual agreements with Beijing Wowjoint Machinery Co. Ltd. and its shareholders, by which BXFI was deemed the primary beneficiary of Beijing Wowjoint Machinery Co. Ltd., and Beijing Wowjoint Machinery Co. Ltd. being a variable interested entity of AGL, was deemed a subsidiary of AGL under the requirements of the U.S. generally accepted accounting principles (“GAAP”); as further described in “Business — Wowjoint Corporate Structure”. According to GAAP, a variable interest entity is required to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.  The financial and operational results of Beijing Wowjoint Machinery Co. Ltd. and its branch were included in the consolidated statements of operations from the effective date of acquisition.

The assets, liabilities, and non-controlling interest of a consolidated variable interest entity were accounted for as if the entities were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

•
Carrying amounts of Beijing Wowjoint Machinery Co. Ltd. and its branches, (the “VIE”)  were consolidated into the financial statements of BXFI as the primary beneficiary (the “Primary Beneficiary” or “PB”);

•	Inter-company transactions and balances, such as revenues and costs, and receivables and payables, between or among the Primary Beneficiary and the VIE, were eliminated in their entirety;

•	There was no direct ownership interest by the Primary Beneficiary in the VIE, equity of the VIE was eliminated with an offsetting credit to minority interest.

In mid-2010, the ownership of Beijing Wowjoint Machinery Co., Ltd. was transferred to BXFI.  After the transfer was completed, we directly own 100% of BWMC, our operating entity.

The accompanying consolidated financial statements have been prepared in accordance with U.S. GAAP. The basis of accounting differs from that used in the statutory accounts of Beijing Wowjoint, which are prepared in accordance with the accounting principles of PRC (“PRC GAAP”). Beijing Wowjoint’s functional currency is the Chinese Renminbi (“RMB”); however, the accompanying consolidated financial statements have been translated and presented in United States Dollars (“USD”).

Consolidated Income Statements

In May 2010 the company changed its fiscal year-end from August 31st to December 31th.

The following table sets forth our financial results for the years ended August 31, 2009 and 2008, the years ended December 31, 2011 and 2010, and the four month transition period ended December 31, 2009.

	Year Ended December 2010		Four Months Ended December 31,		Years Ended August 31,
US$ (in thousands)	2010	2009	2009	2008	2009	2008
Sales	24,062	29,110	1,696	17,208	44,622	36,233
Cost of goods sold	18,085	25,174	6,165	12,290	31,299	30,178
Gross Profit	5,977	3,936	(4,469)	4,918	13,323	6,055
General and administrative expenses	4,177	2,899	1,386	654	2,168	1,551
Selling expenses	1,163	572	366	54	258	145
Other (gain) expenses	(82)	83	56	82	274	48
(Loss)/Income before income taxes	719	382	(6,277)	4,128	10,623	4,311
Income taxes (benefits)	307	(412)	(942)	310	839	372
Net (loss) income	412	794	(5,336)	3,819	9,784	3,939

Description of Selected Income Statement Items

Sales. Beijing Wowjoint generates revenue from the sales of customized heavy duty machines, including launching gantries, special carriers, tyre trolleys, integrated launching carriers, marine hoists, and other special purpose equipment, as well as from technical services provided for the modification and maintenance of these machines. Over the past three years, single quarters have sometimes accounted for a large percentage of our total annual revenues, reflecting the lumpiness of the construction equipment business, where orders, are typically large and require a long lead time for delivery. Most of the time our customers do not give large projects (such as the from Beijing to Shanghai railway project) to just one equipment supplier. Therefore, we can only bid for a portion of the projects.

Cost of goods sold.  Cost of goods sold consists of costs directly attributable to the manufacture of machines, including the cost of steel, electric control systems and hydraulic systems, such as hydraulics, cylinders, engine, salaries for labor engaged in production activities, electricity, depreciation, and related expenses. Costs directly attributable to technical services include parts and components purchased for the modification or maintenance of machines and salaries for labor engaged in providing such services.

General and administrative expenses. General and administrative expenses mainly include employee benefits, other administrative expenses, such as planning and financial and human resources, rent, office equipment depreciation, research and development expenses and allowance for doubtful accounts.  We expect general and administrative expenses to continue to increase.  We will incur additional expenses related to the costs of compliance associated with being a public company, including audit fees, legal fees and investor relations expenses since the acquisition has been consummated.

Selling expenses.  Selling expense is mainly comprised of payroll costs, employee performance incentives, travel/entertainment and other benefits associated with sales.

Other expense.  Other expense consists of interest expense on bank loans, banking expenses, foreign currency exchange loss on export sales and other expenses incurred not directly related to Beijing Wowjoint’s business operation.

Income taxes. Pursuant to the PRC Income Tax Laws, beginning January 1, 2008, the new EIT law replaced the existing laws for DES and the FIEs. The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Beijing Wowjoint is qualified as a high tech company and received tax holiday treatment for a reduced rate of 7.5% for both fiscal 2009 and 2008. This rate ended on December 31, 2009. Starting January 1, 2010, Beijing Wowjoint is subject to a tax rate of 15% for three calendar years until December 31, 2012.

Factors Affecting Our Results of Operations and Financial Condition

Beijing Wowjoint’s financial condition and results of operations have been and will continue to be affected by a number of factors, including those set forth below.

The PRC’s economic growth

Beijing Wowjoint has benefited significantly from the overall economic growth and the demand for railway and highway construction equipment in the PRC.  During the fiscal years ended August 31, 2009 and 2008, Beijing Wowjoint derived 97.5% and 95.7% of its revenue from domestic sales in the PRC.  According to the National Bureau of Statistics of China, the PRC economy grew at a compound annual growth rate of approximately 12.1% from 1997 to 2007.  Beijing Wowjoint anticipates that the demand for its equipment in China will continue to increase as the Chinese government carries out its economic stimulus packages and the National Highway Plan. However, any adverse changes in economic conditions or regulatory environment in China may have a material adverse effect on Beijing Wowjoint’s future performances. For example, China initiated a policy of fiscal constraint in the latter part of 2009 to deliberately cool the country’s economy, including infrastructure investment, which resulted in the suspension of spending on a number of major infrastructure projects, including several in which we were involved. As a result, China’s economy grew at a slower 10.3% rate in the second quarter of 2010, down from the previous three months. Although we did not lose any customers during this period, we suffered a contraction of our business due to these temporary shifts in China’s macroeconomic policies. The nature of our business inherently means that our results will be “lumpy” and we will have certain quarters where our revenues and income are high and other quarters where revenues and income are low.

Competitive pricing of Beijing Wowjoint’s products

Beijing Wowjoint has been able to increase its gross profit margin through competitive pricing of its products and effective cost management. To increase sales volumes, Beijing Wowjoint’s pricing policy is to offer competitive pricing with relatively lower gross profit margin on certain product lines, if those product lines have higher competition and lower technical innovation. Beijing Wowjoint may also price its newly introduced products competitively in their first year of introduction in order to promote the market awareness of such products. In order to maintain price competitiveness and sales volumes, Beijing Wowjoint reviews its pricing strategy regularly to make adjustments based on various factors, including the market response, the expected product margin, the prices of its competitors’ products and the expected demand from customers.

Customer base consisting predominantly of large state-owned enterprises

Our customer base consists predominantly of large entities, many of whom are state-owned enterprises.  Due to our need to maintain ongoing relationships with these large customers and their strong bargaining power, these companies may not settle the outstanding receivable balances on a timely basis even after we have fulfilled all of our performance milestones (including customer acceptance and inspections).  For large projects, this could result in substantial delays in payment of a few months to as much as several years.

Relationship with quality outsource contract manufacturers

In 2009, Beijing Wowjoint outsourced approximately 27.6% of its machinery production by amount of cost of goods sold to contract manufacturers in comparison to approximately 28.0% of amount of cost of goods sold to contract manufacturers in 2008.  Beijing Wowjoint was able to establish long term relationships with a number of outsource contract manufacturers over the years and has been selective in choosing outsource contract manufacturers capable of supplying quality products on a timely manner at more competitive prices.  For risks relating to reliance on outsource contract manufacturing, see “Risk Factors – Risks Associated with Our Business and Industry.”

Effective cost management

The major raw materials used in the manufacturing of Beijing Wowjoint’s products are steel, electric control systems and hydraulic systems, such as hydraulics, cylinders and engines. To meet its production requirements and maintain a reasonable profit margin, Beijing Wowjoint must obtain sufficient quantities of good quality materials from its suppliers in a timely manner and at commercially reasonable prices. Beijing Wowjoint believes that it will be able to offset a portion of any such increased costs through improvement in its production efficiency and improved economies of scale. Historically, Beijing Wowjoint has been successful in reducing the cost of raw materials as a percentage of the cost of sales. Beijing Wowjoint seeks to capitalize on its purchasing and bargaining power to continue to obtain favorable prices from its major suppliers. Beijing Wowjoint uses a cost-plus pricing policy to determine the sales prices of its products. We have a formal job cost accounting system in place which allocates costs to different projects through this system. During semi-monthly meetings, a management team evaluates the progress of each project by reviewing the revenues and costs incurred. At times, the management team approves costs over budget or contract values for certain projects based on strategic and other considerations.

Level of income tax and preferential tax treatment

Beijing Wowjoint’s profit is affected by the income tax that it pays and any preferential tax treatment that it is able to receive.  Pursuant to the PRC Income Tax Laws, beginning January 1, 2008, the new EIT law replaced the existing laws for DES and the FIEs. The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%. Beijing Wowjoint is qualified as a high tech company and received tax holiday treatment for a reduced rate of 7.5% for both fiscal year 2008 and 2009. This rate ended on December 31, 2009. Starting January 1, 2010, Beijing Wowjoint is subject to a tax rate of 15% for three calendar years until December 31, 2012.

Costs of being a public company

Prior to the business combination, Beijing Wowjoint had not operated as a public company. Beijing Wowjoint has incurred significant accounting, legal and other expenses in connection with the business combination since its year ended August 31, 2009, and it expects that compliance with its obligations as a public company will require significant management time and continued increases in general administrative expenses, including insurance, legal and financial compliance costs.

Entry into leasing business

Since the middle of 2010, the company has engaged in the leasing of equipment, though it remains a small part of our business, with only five leases having been concluded to date with our customers CCC and CRG. Equipment available for leasing includes straddle carriers, special purpose lifting/carrying equipment and integrated launching carriers.  Leases are directly negotiated with our clients, and the terms vary considerably.  Typically, the equipment is leased for a period of one to two years. Under the terms of the existing leases we provide technical service, maintenance, operating, and other ancillary agreements or services, and we sometimes operate the machine over the lease term on behalf of our customers.  We believe that entry into the leasing business, as well as the expansion of its technical services business, will allow us to have relatively smoother revenues over extended periods of time, and will better serve the needs of customers.

On the other hand, lease payments are normally monthly throughout the leasing duration rather than upfront payments.  At this moment, as leasing is still a very small part of our business, it has not impacted our liquidity materially.  If we grow our leasing business too quickly versus our traditional equipment sale business, it may affect our liquidity adversely.  Our leasing business will be carefully managed in accordance with the company’s liquidity situation, as we may be expected to up-front the cost in manufacturing the equipment intended for lease.

In the future, we will recognize revenues from our leasing contracts as the fulfillment of our obligations under the lease term occurs. Our limited entry into leasing is not expected to have any significant effect on our business, including sales of our equipment.  The lease arrangements do not contain any specific termination or indemnification provisions, except that in some cases, there is general language providing that if a client does not pay, or if a delay or shutdown is caused by the customer, liquidated damages must be paid to us. If a delay in the project is due to Wowjoint’s fault, in some cases liquidated damages must be paid by us.

Recent Developments

Results for the fourth quarter of 2010 improved significantly compared to the first nine months of 2010, due to revenue recognition of several large projects. For example, contracts with China Railway Erju Co., Ltd., CCCC First Harbor Engineering Company Ltd, China Railway 6th Bureau and China Railway 16th Bureau contributed $3.4 million, $1.7 million, $0.7 million and $0.6 million in revenue in the fourth quarter of 2010.  In addition, we signed several Korean contracts for which we began production in October 2010.  The Korean projects contributed $1.8 million in revenue in the fourth quarter of 2010.   The remaining $3.0 million in revenue was spread among 20 contracts, including 16 significant active construction, service and leasing contracts, and four smaller contracts involving sales of raw materials.

We were engaged in more service activities during this period, which accounted for approximately 18% of total revenue in the fourth quarter of 2010, providing a more stable source of cash flows compared to machinery sales. We offer two types of technical service contracts: (1) those where we are responsible for disassembling the entire equipment, transporting the parts to other locations and re-assembling the equipment for further use; and latter (2) those where we do not manufacture the equipment, but rather only do design work based on the customer’s specific requirements. The related cost of these latter projects is quite low, primarily consisting of the engineers’ salaries and related expenses. Hence the gross margin is quite high, sometimes as much as 80%. This type business accounted for 40% of our total technical service revenue in the fourth quarter of 2010.  This type of service contract increased our overall gross margin even though technical service revenue as a percentage of total revenue declined in the fourth quarter of 2010.  Gross margin for this segment was 49%, much higher than that of machinery sales at 22%.  This factor was the primary contributor to the gross margin increase in the fourth quarter compared to the first nine months of 2010.

In general, we saw improvement in terms of business trends as compared to the first half of 2010, as evidenced by recent contract announcements and growth in our backlog.  However, the inherent nature of our business means that our results will vary considerably from quarter to quarter and we will have certain quarters where our revenues and income are high and other quarters where our revenues and income are low. As the global economic climate continues to improve, the Chinese government may halt, decrease or delay railway construction and maintenance as part of its macroeconomic policy. Any decrease or delay in government funding of railway construction and maintenance, other infrastructure projects and overall government spending, could cause the number of contracts up for bid to fall, traditional upfront payments of 20% - 40% to be lowered and payment terms to be stretched, adversely affecting our results of operations. See “Risk Factors – Risks Associated with our Business and Industry – our business and financial performance may be adversely affected if the PRC government reduces or postpones public spending on infrastructure construction.”

On August 15, 2011, we announced our preliminary financial results for the second quarter ended June 30, 2011.

Our revenues for the second quarter ended June 30, 2011 increased 228% to $8.4 million, as compared to $2.6 million in the second quarter of 2010.  Technical service sales were $0.3 million for the quarter, compared to $1.5 million in the same quarter last year. Lease revenue was $0.2 million for the second quarter 2011, which is a recent addition to our revenue stream and will continue to be a focus for Wowjoint due to its higher margins.  International based revenues accounted for approximately 53% of our total sales, an increase from 3% of total sales in the same period of 2010.

Gross profit increased substantially to $2.4 million from $0.6 million in the year ago period. Gross margins increased 570 basis points to 28.9% in the second quarter of 2011, compared to 23.2% in the same period in 2010.  Operating income increased to $1.5 million for the second quarter of 2011, compared to a loss of $0.8 million for the second quarter of 2010.  Net income for the second quarter of 2011 was $1.0 million, or $0.13 per share based on 7.9 million weighted average shares outstanding, compared to net loss of $0.4 million in same period of 2010.

Cost of sales for the three months ended June 30, 2011 was approximately $6.0 million, as compared to $2.0 million for the three months ended June 30, 2010. The higher cost of sales in second quarter of 2011 was due to higher sales volume. Operating expenses for the three months ended June 30, 2011, were approximately $0.9 million, compared to $1.4 million for the same period in 2010. The second quarter of 2011 reflects a focused reduction in expenses from the our average operating costs, as well as a reduction in bad debt expense. Selling expenses for the three months ended June 30, 2011 totaled $0.4 million, compared to $0.3 million in the same period of 2010.

Cash and cash equivalents totaled $4.3 million at June 30, 2011, as compared to $3.0 million at March 31, 2011.  Accounts receivable were $15.8 million at June 30, 2011, as compared to $16.8 million at March 31, 2011.  The slight reduction shows our continued focus on reducing receivables while still expanding sales. The majority of our receivables are from large blue chip companies in China, and we therefore believe that collection of the receivables is relatively secure.  Inventories amounted to $8.4 million, which was flat from $8.5 million at March 31, 2011, but an increase from year-end due to additional materials that were purchased for production of equipment, and were in-line with the sales increase.  Working capital was $15.1 million on June 30, 2011. We had total stockholders' equity of $22.2 million, with total assets of $44.7 million versus total liabilities of $22.5 million on June 30, 2011.

Our revenues for the six month period ended June 30, 2011 increased 250% to $15.0 million, as compared to $4.3 million for the six month period ended June 30, 2010. Technical service sales for the first six months of 2011 were $1.0 million, compared to $1.6 million in the same period in 2010. Lease revenues for the six months ended June 30, 2011 were $0.5 million.  International based revenues accounted for approximately 41% of total sales, a substantial increase from 3% of total sales in the same period 2010.

Gross profit increased to $3.8 million from $0.9 million in the year ago six month period. Gross margins increased 510 basis points to 25.5% in the first six months of 2011, compared to 20.4% in the same period in 2010.  Operating income for the six months ended June 30, 2011 increased to $1.9 million for compared to a loss for the same period in 2010.  Net income for the first six months of 2011 was $1.8 million, or $0.22 per share based on 7.9 million weighted average shares outstanding, compared to net loss of $1.2 million in same period 2010.

Cost of sales for the six months ended June 30, 2011 was approximately $11.2 million, as compared to $3.4 million for the six months ended June 30, 2010. Operating expenses for the six months ended June 30, 2011 were approximately $2.0 million, compared to $2.2 million for the same period in 2010. Selling expenses for the six months ended June 30, 2011 totaled $0.6 million, compared to $0.3 million in the same period of 2010, due to larger sales for the period.

We continue to diversify our business, and during the second quarter 2011, we announced over $8 million in new lease agreements and deeper penetration into the China market by adding new customers. We are pursuing vertical markets such as highway and bridge maintenance, subway systems and clean tech power plants. These vertical markets will utilize our core competency of specialized engineering of large equipment.  We are also actively pursuing international contracts and have conducted outreach to numerous potential overseas clients.

In recent months we have experienced a slight reduction in China’s infrastructure spending, although our projects still remain in the government’s plans and the reduction is based on the timing of those projects. To firm mitigate its impact, we are making a concerted effort on increasing our international sales and expanding our lease revenue. We have signed $16.8 million in new contracts (excluding VAT) since the beginning of 2011 for a backlog of $22.3 million (excluding VAT), with a substantial percentage of those contracts being in either leasing, technical services or international sales.

As of June 30, 2011, our backlog of signed contracts totaled approximately $22 million.

Analysis of Results of Operations

Comparison of Fiscal Years Ended December 31, 2010 and 2009

Sales.  Sales decreased by US$5.0 million, or 17.3%, to US$24.1 million in the year ended December 31, 2010, from US$29.1 for the year ended December 31, 2009, as a result of a 30.7% (US$8.0 million) decrease in machinery sales, which was partially offset by a 78.5% (US$2.3 million) increase in technical service sales, as well as the start of our leasing business, which generated revenues of US$0.7 million.

Cost of goods sold.  Cost of goods sold decreased by US$7.1 million, or 28.2%, to US$18.1 million in the year ended December 31, 2010 from US$25.2 million in the year ended December 31, 2009.  The decrease in cost of goods sold was mainly due to a decrease in the machinery sales, as well as an increase in higher margin technical services sales.  Costs of goods sold as a percentage of revenue decreased to 75.2% in 2010 from 86.5% in 2009 due mainly to higher technical services sales and an overall higher margin product mix.

Gross margin.  As a percentage of total sales, the overall gross margin was 24.8% for the year ended December 31, 2010, compared to 13.5% for the same period the previous year, a net increase of 51.9%.  The increase in gross margin was primarily due to the sale of a higher margin product mix, increased sales in technical service, and disciplined cost control.

General and administrative expenses.  General and administrative expenses amounted to approximately US$4.2 million for the year ended December 31, 2010, an increase of approximately US$1.3 million, or 44.1% compared to approximately US$2.9 million the previous year.  This increase was the result of higher costs associated with being a public company as well as improvements to our internal systems.

Selling expenses.  In the year ended December 31, 2010, selling expenses were approximately US$1.2 million, an increase of US$0.6 million, or 103.3%, from US$0.6 million the year before.  The increase was due to the hiring of additional sales persons and increased marketing related expenses.

Income before income taxes.  As a result of the foregoing factors, income before taxation increased by US$0.3 million, or 81.3%, to US$0.7 million in the year ended December 31, 2010, compared with US$0.4 million for 2009.

Income taxes.  Income tax was approximately US$0.3 million in 2010 compared with an income tax benefit of US$0.4 million for 2009.

Net income.  Net income decreased US$0.4 million, or 51.4%, to US$0.4 million in 2010 from US$0.8 million in 2009, as a result of the various factors described above.  The net income margins were 1.6% and 2.7% for the fiscal year ended December 31, 2010 and 2009, respectively.  After unrealized foreign currency translation adjustment, net income would have been $0.4 million and $0.6 million for the fiscal year ended December 31, 2010 and 2009, respectively.

Comparison of the four months ended December 31, 2009 and 2008

Sales.  Sales decreased by $15.5 million, or 90.1% to $1.7 million in the four months ended December 31, 2009 from $17.2 million in the comparable period ended December 31, 2008.  The sharp decline in our sales during this period was due to the lack of new sales orders to replenish our depleted contract backlog, which as of December 31, 2009, consisted primarily of service contracts totaling $2.5 million.

There was a noticeable shift in macro policy by the Chinese government in the last four months of 2009, whereby government agencies greatly reduced their spending on infrastructure. This was in sharp contrast to the spending in the previous period, where the Chinese government was in an expansive mode, to counter the impact of the global financial crisis. The Chinese government uses the release of funds for its macroeconomic projects as part of its macro and fiscal policy and economic stimulus, and the release of funds for projects may increase if the economic conditions weaken and vice versa.  As our customers are primarily Chinese state owned enterprises, our customers have limited recourse or ability to sue or recover from the Chinese government.  The shift in Chinese government macro-economic policies following the global financial crisis did not lead to the cancellation of any major projects in which we were involved, including major high speed rail projects.  However, in some cases, delays occurred in the implementation of the project plans, and in releasing funds to the state-owned enterprises who are our customers.  As such, a delay in funding or payment in receivables by the Chinese government led to a delay in funding or payment in receivables by our customers to us, which negatively impacted our results in the four months ended December 31, 2009.

Cost of goods sold.  Costs of goods sold decreased by 50.2% to $6.2 million in the four months ended December 31, 2009 on declining sales, compared to $12.3 million for the four months ended December 31, 2008.  Costs in the four months ended December 31, 2009 consisted of production costs associated with orders, such as the costs of direct raw materials, direct labor, and other overhead expenses.  The cost of goods sold was greater than revenues in the four month transition period ending December 31, 2009, due in part to the cancellation of a $4.3 million contract.  During this period we produced two new prototype products in connection with our efforts to expand into the bridge and maintenance and shipyard business, respectively.  These two new products have been given to customers for trial, so the company had received little revenue from these products.

Gross margins.  For the four month period ended December 31, 2009, the Company reported gross margins of (263.5%) compared to gross margins of 28.6% in 2008.  Key reasons for the negative gross margins include a sharp decline in Chinese government spending on rail infrastructure, additional production costs associated with anticipated customer orders and cost overruns on certain projects.

General and administrative expenses.  General and administrative expenses amounted to approximately $1.4 million for the four months ended December 31, 2009, an increase of $0.7 million or 111.9% as compared to $0.7 million for the four months ended December 31, 2008 due to additional staff hires as well as bad-debt write-offs.

Selling expenses.  Selling expenses for the four months ended December 31, 2009 increased to $0.4 million from $0.1 million for the four month ended December 31, 2008, or 577.8% due to additional costs related to the pursuit of new business opportunities, in particular overseas opportunities such as those in the U.S. or Korea.

Income before income taxes.  As a result of the foregoing factors, income before taxation decreased by $10.4 million to ($6.3) million for the four months ended December 31, 2009, as compared to $4.1 million for the four months ended December 31, 2008.

Income taxes.  Income tax was approximately ($0.9) million for the four months ended December 31, 2009, as compared to $0.3 million for the four months ended December 31, 2008.

Net income.  Net income decreased $9.1 million to ($5.3) million for the four months ended December 31, 2009, as compared to $3.8 million for the four months ended December 31, 2008.

Comparison of Fiscal Years Ended August 31, 2009 and 2008

Sales. Sales increased by US$8.4 million, or 23.2%, to US$44.6 million in the year ended August 31, 2009, from US$36.2 million in the year ended August 31, 2008, as a result of a 17.2% (US$6.2 million) increase in machinery sales and a 607.5% (US$2.2 million) increase in technical services. The significant increase in technical services was primarily due to the increased demand by Beijing Wowjoint customers for technical services to the equipment previously sold by Beijing Wowjoint for new applications. However, as result of a slowdown in the central government’s spending and release of funds, our backlog as of August 31, 2009 decreased to $6.9 million, as compared to $19.3 million as of August 31, 2008.

Cost of goods sold.  Cost of goods sold increased by US$1.1 million, or 3.7%, to US$31.3 million in the year ended August 31, 2009 from US$30.2 million in the year ended August 31, 2008. The cost of machinery sales are primarily composed of the cost of direct raw materials, direct labor and other overhead expenses. The increase in cost of goods sold was mainly due to the increase in sales volume and a corresponding increase in cost of raw materials to manufacture products. Costs of goods sold as a percentage of revenue decreased to 70.1% in fiscal year 2009 from 83.3% in fiscal year 2008 mainly due to a 607% increase in the sales of technical services. The related cost of technical services rose to $1.3 million in fiscal year 2009 from $0.2 million in fiscal year 2008.

Beijing Wowjoint’s main production materials are steel, electric control systems, cylinder and hydraulic systems and electronic devices.

Gross margin.  As a percentage of total sales, the overall gross margin was 29.9% for the year ended August 31, 2009, compared to 16.7% for the same period the previous year, a net increase of 78.7%. The increase in gross margin was primarily due to increased sales in technical service, sales of high-margin products and more efficient cost control. Beijing Wowjoint successfully improved the gross margin on launching gantries, tyre trolleys and special carriers, by 18.4%, 7.7% and 15.5%, respectively, to 31.5%, 35.5% and 32.1% in fiscal 2009. Beijing Wowjoint also achieved more sales of technical services as a percentage of revenue.

General and administrative expenses. General and administrative expenses amounted to approximately US$2.2 million for the year ended August 31, 2009, an increase of approximately US$0.62 million, or 39.7% compared to approximately US$1.6 million the previous year. This increase was the result of increased allowance for doubtful accounts to US$0.80 million in fiscal 2009 from US$0.45 million in fiscal 2008. The increase also reflected the increase in employee benefits to US$1.2 million in fiscal 2009 from US$0.90 million in fiscal 2008, a net increase of 31.7%.

Selling expenses. In the year ended August 31, 2009, selling expenses were approximately US$0.26 million, an increase of US$0.11 million, or 78.6%, from US$0.15 million the year before.  The increase was due to the hiring of additional sales persons and increased marketing related expenses.

Income before income taxes. As a result of the foregoing factors, income before taxation increased by US$6.3 million, or 146.4%, to US$10.6 million in the year ended August 31, 2009, compared with US$4.3 million for fiscal 2008.

Income taxes.  Income tax was approximately US$0.84 million in fiscal 2009 compared with US$0.37 million for fiscal 2008.  Beijing Wowjoint had a tax rate of 7.5% for both 2009 and 2008.

Net income. Net income increased US$5.8 million, or 148.4%, to US$9.8 million in fiscal year 2009 from US$3.9 million in fiscal year 2008, as a result of the various factors described above. The net income margins were 21.9% and 10.9% for the fiscal year ended August 31, 2009 and 2008, respectively.

Analysis of Cash Flow

The following table presents a summary of Beijing Wowjoint’s cash flows and beginning and ending cash balances for the periods indicated:

	Years Ended December 31,		Four Months Ended December 31,		Years Ended August 31,
US$ (in thousands)	2010	2009	2009	2008	2009	2008
Net cash provided by (used in) operating activities	(3,898)	65	(1,224)	(522)	763	1,905
Net cash used in investing activities	(1,779)	(158)	(50)	(239)	(347)	(2,138)
Net cash provided by (used in ) financing activities	6,934	(246)	19	260	(5)	537
Net cash flow	1,493	(281)	(1,220)	482	457	1,242
Cash and cash equivalents at beginning of period	675	956	1,895	1,438	1,438	197
Cash and cash equivalents at end of period	2,168	675	675	956	1,895	1,438

Years ended December 31, 2010 and 2009

Net cash provided by operating activities.  Beijing Wowjoint’s net cash outflow as a result of operating activities totaled US$3.9 million for the year ended December 31, 2010, compared to positive cash flow of US$64,907 for the year ended December 31, 2009.  The decrease was primary due to increases in receivables, advances to suppliers, and inventories totaling cash outflows of US$8.9 million, which were partially offset by increases to accounts payables by US$3.1 million.

Net cash used in investing activities.  Beijing Wowjoint’s net cash used in investing activities was US$1.7 million for the year ended December 31, 2010, compared to US$0.2 million used in investing activities for the prior year.  The cash used in investing activities in 2010 was primarily for construction in progress and new equipment.

Net cash provided by financing activities.  Cash flows from financing activities amounted to US$6.9 million for the year ended December 31, 2010, compared to a cash outflow of US$0.2 million for the year ended December 31, 2009.  Cash flow generated by financing activities consisted primarily of the cash raised as a result of the merger and listing of the company.

Four months ended December 31, 2009 and 2008

Net cash provided by operating activities.  Beijing Wowjoint’s net cash flow provided by operating activities totaled US$(1.2) million for the four months ended December 31, 2009, a decrease of US$(0.7) million compared to US$(0.5) million for the four months ended December 31, 2008.  The decrease was primarily due to losses as well as the decrease of deferred taxes, which was partially offset by a decrease in accounts receivables as compared to the previous period and an increase in other working capital inflows as receivables and advances were collected.

Net cash used by investing activities.  Beijing Wowjoint’s net cash used in investing activities totaled US$(0.0) million for the four months ended December 31, 2009, compared to US$(0.2) million for the four months ended December 31, 2008.  The cash was used to purchase additional property, plant and equipment.

Net cash provided by financing activities.  Beijing Wowjoint’s net cash provided by financing activities amounted to US$0.0 million and US$0.3 million for the four months ended December 31, 2009, and the four months ended December 31, 2008 respectively.  Cash flow generated by financing activities consisted primarily of short-term loans and related party transactions.

Beijing Wowjoint has financed its liquidity by operating cash flow and a small amount of short-term bank loans.

Fiscal Years Ended August 31, 2009 and 2008

Net cash provided by operating activities. Beijing Wowjoint’s net cash flow provided by operating activities totaled US$0.76 million for the fiscal year ended August 31, 2009, a decrease of US$1.1 million compared to US$1.9 million for the fiscal year ended August 31, 2008. The decrease was primary due to (i) a decrease of US$10.6 million in billings in excess of costs and estimated earnings, as a result of the progress of uncompleted contracts. (ii) a decrease of US$5.1 million in advance from customers offset by a decrease of US$7.5 million in advances to suppliers, and (iii) a decrease of US$2.1 million in inventories.

Net cash used in investing activities. Beijing Wowjoint’s net cash used in investing activities was US$0.35 million for the year ended August 31, 2009, compared to US$2.1 million used in investing activities for the prior year. The cash used in investing activities in 2009 for the purchase of equipment was US$0.35 million compared to US$1.1 million used to purchase property, plant and equipment in the prior year.

Net cash provided by financing activities. Cash flows from financing activities amounted to US$0.005 million and US$0.53 million for the years ended August 31, 2009 and 2008, respectively. Cash flow generated by financing activities consists of proceeds from bank loans, restricted cash, due to and from related parties. Beijing Wowjoint received US$0.73 million in proceeds from bank loans in 2009 compared to US$0.98 million from bank loans in 2008.

LIQUIDITY AND CAPITAL RESOURCES

To date, our principal source of liquidity has been cash generated from our operating activities relating to the sale of customized infrastructure equipment and machinery.

While the payment term of each sales contract is negotiable, in typical contracts, approximately:

•	30% of the total contract price is due within 10 days of the time the contract is entered into;

•	50% of the total contract price is due upon the delivery of the equipment;

•	15% of the total contract price is due after the machine is tested and accepted by the customer; and

•	the remaining 5% of the total contract price is the retainage, which is typically paid after warranty period ends (usually one year)

Liquidity

As of June 30, 2011, we had total assets of US$44.7 million, of which cash amounted to US$4.3 million, accounts receivable amounted to US$15.8 million, other receivables amounted to US$1.3 million, and costs and estimated earnings in excess of billing on uncompleted contracts amounted to $3.2 million.  While working capital was approximately $15.1 million, equity amounted to $22.2 million.  The current ratio was approximately 1.72:1.

As of September 30, 2011, we maintained a total of RMB55 million (approximately US$8.25 million) in rolling credit facilities. Of this amount:

•
Industrial and Commercial Bank of China Limited extends a RMB40 million (US$6 million) facility, of which RMB10 million is used for funding of procurement and purchases related to the company’s business, and RMB30 million has been extended for the issuance of guarantees, letters of credit, bid bonds and performance bonds.  The current expiry date for the loan agreement is December 8, 2011.  An initial repayment of RMB1 million was made on August 25, 2011. RMB loans carry an interest rate equal to 1.05 times the People’s Bank of China’s benchmark lending rate;

•
China Development Bank extends a RMB10 million (US$1.5 million) working capital facility.  The current expiry date for the loan agreement is February 24, 2014, with RMB3 million scheduled to be repaid on February 24, 2012, RMB3 million to be repaid on February 24, 2013 and the remaining RMB4 million to be repaid on February 24, 2014.  RMB loans carry an interest rate equal to the People’s Bank of China’s three-year benchmark lending rate;

•
China Minsheng Bank extends a RMB5 million (US$0.75 million) facility to provide short-term liquidity and working capital.  The current expiry date for the loan agreement is March 29, 2012.  RMB loans carry an interest rate equal to 1.5 times People’s Bank of China’s one-year benchmark lending rate, which is 9.09%;

We have begun negotiations with the Industrial and Commercial Bank of China Limited and China Minsheng Bank to increase the respective facility sizes and to extend the terms of the loans.  However, we can provide no assurance that we will be able to increase the facility sizes or extend the terms of the loans before the expiration dates of these two facilities.

Under these credit facilities, we:

(1) must pay the principal and related interests when due;

(2) without written consent, cannot provide guarantees to third parties if the amount of guarantees exceeds 30% of its total assets or 50% of its net assets;

(3) pledge all future and current accounts receivables to the three banks based on the respective facility amount on a pari passu basis; and

(4) must not conduct any activities which may be materially detrimental to interests of Industrial and Commercial Bank of China, China Development Bank and China Minsheng Bank.

The facilities with the Industrial and Commercial Bank of China and China Development Bank each have a guarantee from Beijing Zhongguanchun Sci-tech Guaranty Co., Ltd., or Zhongguancuon, which is a professional guarantee company mainly funded by the Chinese government and which provides various credit guarantees for hi-tech SMEs (such as Wowjoint) in order to help the companies obtain bank financing at reduced interest rates.

The material terms for the guarantee from Zhongguancuan for the loan extended by the Industrial and Commercial Bank of China are as follows:

•	RMB40 million maximum amount;

•	a pledge of future and current accounts receivables on a pro rata basis, with the company required to submit a list of all accounts receivables to Zhongguancuan every quarter;

•	the term is from November 15, 2010 to November 14, 2012;

•	the fees charged by Zhongguancuan for the guarantee of a one-year RMB10 million loan drawdown were RMB208,200; and

•	the fees charged by Zhongguancuan for the 11 bid and performance bonds we opened using a RMB30 million project bidding credit line were RMB189,257.

The material terms for the Zhongguancuan guarantee of the loan extended by the China Development Bank are as follows:

•	RMB10 million maximum amount;

•	a pledge of all future and current accounts receivables on a pro rata basis, with the company required to submit a list of all accounts receivables to Zhongguancuan every quarter;

•	the term is from February 25, 2011 to February 24, 2014; and

•	the fees charged by Zhongguancuan for the three-year RMB10 million loan were RMB474,542.

The facility with China Minsheng Bank is supported by a personal guarantee from Yabin Liu, our chief executive officer.

We are in compliance with all terms and conditions of the credit agreements. Except for the above terms, there are no quantified financial covenants or financial ratios specified in the credit agreements. We are not subject to any covenants limiting our ability to incur additional indebtedness.

As of July 31, 2011, approximately $3.8 million was drawn for short term loans under the credit facilities with the Industrial and Commercial Bank of China Limited ($3.05 million) and with China Minsheng Bank ($0.75 million), respectively.  Approximately $1.5 million was drawn for long term loans under the credit facility with China Development Bank. There was $2.95 million remaining on the credit facility with the Industrial and Commercial Bank of China Limited and no undrawn amounts remaining under the credit facilities with China Development Bank and China Minsheng Bank.

Source of Funds and Liquidity Management

Our principal capital resources policy is to maintain sufficient capital resources to be able to respond promptly to future capital needs in connection with our operations and to maintain an appropriate level of liquidity. Our short-term funding needs have historically been met mainly by cash on hand and cash flows from operating activities, as well as by bank loans.

On February 22, 2010, China Fundamental consummated its acquisition of Beijing Wowjoint pursuant to the terms of the share purchase agreement. In connection with the acquisition, the holders of 1,374,089 of the ordinary shares sold in China Fundamental's initial public offering properly elected to redeem their shares for cash at $7.96 per share, for an aggregate of approximately $10.9 million. China Fundamental also entered into "forward contracts" to purchase 1,696,258 ordinary shares in privately negotiated transactions from shareholders who would otherwise have voted against the business combination, for an aggregate of approximately $13.6 million. The redemptions and the closing of such purchase were subsequently effected using funds that were held in China Fundamental's trust account.

After payment of redeeming shareholders and forward contracts, and payment of transaction related expenses including deferred underwriting commissions and legal fees and other expenses, approximately $7.1 million was available for use by the combined company for working capital purposes.

We had a net cash position of $2.17 million as of December 31, 2010 and $4.32 million as of June 30, 2011, and our working capital rose from $9.8 million on December 31, 2009 to $15.1 million as of both December 31, 2010, and June 30, 2011.

Most of the time our customers do not award large projects (such as the Beijing to Shanghai railway project) to just one equipment supplier. Therefore, we can only bid for a portion of the projects. When we finish our part of the work, our customers usually do not inspect and accept our work immediately.  Rather, they do so after all the other contractors have finished their respective portions for an entire phase of the project. For large projects, this could result in substantial delays in payment of a few months to as much as a year or more. Our inability to collect receivables on a timely basis has adversely affected our working capital and short term liquidity.

Our standard practice is to charge our customers 30% of the contract amount upfront and collect the balance according to a schedule based on the progress of a project. However, many of our customers are state-owned enterprises and may be slow in their payment process in accordance with the terms of the contracts.  For these large state-owned enterprises with good credit history, we usually agree to grant longer grace periods, which may increase the aging of our accounts receivables. The company has analyzed its accounts receivable as of December 31, 2010 June 30, 2011, and has determined that realization of accounts receivable should occur within a one year period of the respective reporting date. The ultimate realization of our accounts receivables may be in excess of one year from the reporting date. The realization of accounts receivable in prior periods have sometimes exceeded one year. Management believes that this prior realization of accounts receivable is not necessarily indicative of future realization of accounts receivable. Management analyzes accounts receivable at each reporting period for realization within a one year period. If accounts receivable are determined to be realized in periods exceeding one year, such receivables will be classified as long term assets. The company has not made such a determination as of December 31, 2010 and June 30, 2011.

A portion of our accounts receivables is aged over the terms of our contracts, which is common in the current Chinese construction market in light of the bargaining power of very large customers, most of whom are state owned enterprises, and who may not settle the outstanding receivable balances on a timely basis, even after we have fulfilled all of our performance milestones (including customer acceptance and inspections) in accordance with the terms of the contracts. For large projects, this could result in substantial delays in payment ranging from a few months to as much as several years.

As of December 31, 2010, we had in aggregate, gross accounts receivable of US$19.3 million. Of this total amount outstanding from the time revenue was recognized, a total of US$10.1 million, or 52.4%, had been outstanding for less than 12 months; a total of US$7.4 million, or 38.2%, had been outstanding for 12 to 24 months; a total of US$1.6 million, or 8.3%, had been outstanding for 24 to 36 months; and a total of US$0.2 million, or 1.1%, had been outstanding for over 36 months. Management has established an allowance for doubtful accounts of US$1.4 million, with respect to the aforementioned gross accounts receivable of US$19.3 million, that it has determined have doubts with respect to their realization. Management has analyzed accounts receivable as of December 31, 2010 and has determined that realization should be expected within a one year period based on historical factors with respect to their customers’ collection history and the nature of the contracts that their customers have entered into. The composition of customers, the amounts due from customers, and the nature of contracts that have outstanding amounts of accounts receivable due at the December 31, 2010 reporting period, is not necessarily the composition of accounts receivable that has been experienced in prior periods or is be expected for future periods. As the company continues to expand its customer base, and the models of equipment that it manufactures, the composition of the company’s accounts receivable will change. If management determines that accounts receivable are likely to be realized in periods exceeding one year, at future reposting dates, such receivables will be classified as long term assets. The company has not made such a determination as of December 31, 2010 and June 30, 2011.

In the first six months of 2011, US$9.2 million has been collected, and $9.7 million is expected to be collected prior to December 31, 2011. The remaining $0.4 million is unlikely to be collected and we have provided a 100% allowance of doubtful debts for this portion. As of June 30, 2011, we had net accounts receivable of $15.8 million.

Historically, all accounts receivables that exceeded our normal payment terms were subsequently collected except for accounts receivables for which we had made an “Allowance for Doubtful Accounts”, which was $1,392,727, $1,348,983, $800,865 and $445,220 as of December 31, 2010 and 2009, and August 31, 2009 and 2008, respectively. The longest historically noted repayment with respect to an accounts receivables, which remained outstanding before it was subsequently collected, related to one project with a contract value of approximately $2.4 million due from China Railway 5th Bureau. With respect to this accounts receivable, management had estimated its realization within one year at each reporting date subsequent to the recognition of this accounts receivable. This project was completed in July 2008, and required a warranty payment of 10% of the contract value that should have been received one year after the project’s completion date.  The final warranty payment on this project, however, was not received until January 2011.

Almost all of the accounts receivables greater than 180 days past due were from state-owned enterprises involved in governmental infrastructure projects. For additional details regarding our sales to these customers, see “– Marketing, Sales and Customer Support.”

Because we have limited bargaining leverage with our large state-owned enterprise customers in China, we are required to finance significant operating expenses before we recognize revenues and to finance significant accounts receivable once we recognize revenues.  Due to our need to maintain an ongoing relationship with these major customers, it may be difficult for us to obtain a significant improvement in their payment patterns.

As a result of the size of many of our contracts, delayed payments by our customers may adversely affect our cash flow and our ability to fund our operations out of our operating cash flow. Our liquidity and cash flows from operations will deteriorate if our accounts receivable cycles or collection periods continue to lengthen. The failure of our customers to pay us in a timely manner could negatively affect our working capital, which could in turn adversely affect our cash flow. Although no customer has gone out of business or failed to pay us, even though their payments were delayed, there is no assurance that they will not go out of business or will be able to pay us in the future.

VAT is accrued based when related revenue is recognized under US GAAP, based on percentage of completion method.  However, based on market convention and tax practice in China, the company is required to pay VAT to the tax bureau after it issues invoices to its customers.  We usually issue invoices to our customers when we receive money from them, which means that we will have sufficient cash to pay VAT.

Going forward, we anticipate that our additional annual cash needs resulting from being a public company will exceed US$1 million per year resulting from the hiring of additional accounting and financial staff; higher insurance and legal costs; the adoption of improved corporate governance procedures; and the upgrade of our information systems.

Over the next two years, in order to achieve our business strategies, we also plan to make a one-time investment of approximately RMB20 million ($2.9 million) to purchase land and construct a proposed new plant in the Jiangsu region which, in addition to producing customized heavy duty lifting and carrying equipment like our existing plant, is also expected to produce new types of equipment used in maintenance of large scale infrastructure projects. We are also seeking to enhance production efficiency and develop new products, while also seeking opportunities to expand our international operations, especially as high speed rail continues to develop globally. The company might also consider complementary acquisitions, although none are currently under consideration. These capital investments and expansion plans will be financed primarily by funds on hand, operating cash flows and borrowings under our existing RMB50 million credit facilities with banks.

Based on the funds on hand, cash flows from our operating activities, and the available funds  under our bank line, we believe that we have sufficient means to satisfy our near term liquidity needs and future obligations in the longer term.

OFF-BALANCE SHEET ARRANGEMENTS

Beijing Wowjoint does not have any outstanding off-balance sheet arrangements and has not entered into any transactions that are established for the purpose of facilitating off-balance sheet arrangements.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Beijing Wowjoint prepares its consolidated financial statements in accordance with U.S. GAAP, which requires it to make judgments, estimates and assumptions that affect the reported amount of its assets and liabilities and the disclosure of its contingent assets and liabilities at the end of each fiscal period, as well as the reported amounts of revenues and expense during each fiscal period.  Significant items subject to such estimates and assumptions include the recoverability of the carrying amount and the estimated useful lives of long-lived assets and valuation allowances for receivables. Beijing Wowjoint continually evaluates these judgments and estimates based on its own historical experiences, knowledge and assessment of current business and other conditions, and its expectations regarding the future based on available information and assumptions that it believes to be reasonable. Since the use of estimates is an integral component of the financial reporting process, Beijing Wowjoint’s actual results could differ depending on the estimates used.

While Beijing Wowjoint’s significant accounting policies are more fully described in Note 2 of its consolidated financial statements appearing at the end of this form, Beijing Wowjoint management believes that the following accounting policies are the most critical to aid you in fully understanding and evaluating its reported financial results.

Revenue Recognition

The company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the estimated costs at completion. Contract price and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profits in the reporting period when such estimates are revised. Revenue is recognized when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. Beijing Wowjoint generates revenue from two main categories (i) machinery sales, which includes sales of equipment and components, and (ii) technical services.

1)
Revenue from equipment sales is recognized on the percentage of completion method, measured by references to the proportion of contract costs incurred to date to the total estimated costs at completion.  Equipment sales revenue represents the invoiced value of goods, net of a value-added tax (“VAT”). All of Beijing Wowjoint’s products sold in the PRC are subject to a Chinese value-added tax at a rate of 17 percent of the gross sales price. This VAT may be offset by VAT paid by Beijing Wowjoint on raw materials and other materials included in the cost of producing its finished product.

2)	Revenue from the rendering of technical services is recognized in accordance with the terms stated in the agreements with its customers.

3)
Where contract costs incurred to date plus recognized profits less recognized losses exceed progress billings, the surplus is treated as an amount due from contract consumers. Where progress billings exceed contract costs incurred to date plus recognized profits less recognized losses, the surplus is treated as an amount due to contract customers.

Accounts Receivable

The company’s accounts receivables all are current assets and are expected to be repaid within one year, notwithstanding the fact that some of its customers have repaid their accounts receivables in periods exceeding one year.

The company records accounts receivable net of an allowance for doubtful accounts. It maintains allowances for doubtful accounts for estimated losses. The company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the company considers many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends. The amount of the provision, if any, is recognized in the consolidated statements of operations within the general and administrative expenses.

Impairment allowances for accounts and other receivables

Beijing Wowjoint estimates that the impairment allowances for accounts and other receivables by assessing the collectability of the receivables based on the age of the balance, the related customer’s credit history and prevailing market conditions. Allowances are applied to accounts and other receivables where events or changes in circumstances indicate that the balance may not be collectible. Beijing Wowjoint reassesses the impairment allowances at each balance sheet date.

Property, Plant and Equipment

Property, plant and equipment (other than construction-in-progress) are recorded at cost less accumulated depreciation and are depreciated over the estimated useful lives of the related assets using the straight-line method.  Estimated useful lives of the assets are as follows:

Useful Life
Land use rights	40
Plant	20
Furniture and fixtures	5
Equipment	5
Automobiles	5

Foreign Currency Translation

Beijing Wowjoint uses the local currency (RMB) as its functional currency.  Translation adjustments are reported as other comprehensive income in the statements of operations and accumulated as other comprehensive income in equity section of consolidated balance sheets.  Financial information is translated into U.S. Dollars at prevailing or current rates, respectively, except for revenues and expenses which are translated at average current rates during the reporting periods.

QUANTITATIVE AND QUALITATIVE MARKET RISKS

Beijing Wowjoint is exposed to certain market risks that exist as part of its ongoing business operations and it uses various means, where appropriate, to manage these risks.  As a matter of policy, it does not engage in trading or speculative transactions.

Interest Rate Risk.  Beijing Wowjoint is exposed to interest rate risk due primarily to its short-term bank loans.  Although the interest rates are fixed for the terms of the loans, the terms are typically twelve months and interest rates are subject to change upon renewal.   Beijing Wowjoint monitors interest rates in conjunction with its cash requirements to determine the appropriate level of debt balances relative to other sources of funds.  Beijing Wowjoint has not entered into any hedging transactions in an effort to reduce its exposure to interest rate risk.

At December 31, 2010, Beijing Wowjoint performed a sensitivity analysis for its financial instruments that have interest rate risk.  It calculated the pretax earnings effect on its interest sensitive instruments.  Based on this sensitivity analysis, Beijing Wowjoint has determined that an increase of 10% in our average floating interest rates at December 31, 2010 would have increased interest expense by $4,198  for the year ended December 31, 2010.

Foreign Exchange Risk.  The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions.  Since July 2005, the RMB has no longer been pegged to the U.S. dollar.  Although the People’s Bank of China, China’s central bank, regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term.  Moreover, it is possible that, in the future, PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Because substantially all of Beijing Wowjoint’s earnings and cash assets are denominated in RMB, but its reporting currency is the U.S. dollar, fluctuations in the exchange rate between the U.S. dollar and the RMB will affect its balance sheet and its earnings per share in U.S. dollars.  In addition, appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect Beijing Wowjoint’s financial results reported in U.S. dollar terms without giving effect to any underlying change in its business or results of operations.

Very limited hedging transactions are available in China to reduce Beijing Wowjoint’s exposure to exchange rate fluctuations.  To date, Beijing Wowjoint has not entered into any hedging transactions in an effort to reduce its exposure to foreign currency exchange risk.  While Beijing Wowjoint may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and it may not be able to successfully hedge its exposure at all. In addition, Beijing Wowjoint’s foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict its ability to convert RMB into foreign currencies.

Commodities Risk

Principal materials and components that Beijing Wowjoint uses in its various manufacturing processes include steel, castings, engines, tires, hydraulics, cylinders, drive trains, electric controls and motors, and a variety of other commodities and fabricated or manufactured items.  Extreme movements in the cost and availability of these materials and components may affect its financial performance.  Beijing Wowjoint has been able to successfully reduce input costs for many of its materials, although it remains concerned by the potential for steel prices to rise.  With the move of the major mining companies to reprice ore on a quarterly basis rather than annually, this will make steel purchasing more volatile.  At this point, it is difficult to predict the impact that such pricing actions may have on its business.

Inflation.  Inflationary factors, such as increases in the cost of its raw materials and overhead costs, could impair Beijing Wowjoint’s operating results.  Although Beijing Wowjoint does not believe that inflation has had a material impact on its financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on its ability to maintain current levels of gross margin and selling, general and administrative expenses as a percentage of sales revenue if the selling prices of its products do not increase with these increased costs.

ALLOWANCES FOR DOUBTFUL RECEIVABLES

Our major customers are large Chinese state-owned enterprises, and therefore our debt collection experience is significantly affected by the China government’s macroeconomic policy.

Our allowance for doubtful debts consists of:

•	a specific allowance provided for those accounts receivable the company believes it unlikely to collect; and

•	a general allowance is provided based on an aging analysis.

Compared to December 31, 2009, our specific allowance decreased by $67,404 in the year ended December 31, 2010, but the general allowance increased by $111,148.  Therefore, our bad debts allowance increased by a net of $43,744 during the year ended December 31, 2010.

As of December 31, 2010, our accounts receivable balance was $19.3 million, of which $9.2 million was received in the first half of 2011 and $9.7 million is expected to be collected prior to December 31, 2011.  The remaining $0.4 million is unlikely to be collected and we have provided a 100% allowance of doubtful debts for this portion.

The level of accounts receivables over 180 days is primarily due to the fact that the company sells to blue chip state-owned enterprise companies.  At times these customers experience short term working capital constraints due to delay in payments from the Chinese government.  As a result, they in turn delay payments to us.

For further details regarding our accounts receivable, see “— Liquidity – Sources of Liquidity and Liquidity Management.”

BUSINESS

Our History

Wowjoint Holdings Limited, formerly known as China Fundamental Acquisition Corporation, is a Cayman Islands company, originally organized as a blank check company on December 12, 2007, for the purpose of acquiring, through a stock exchange, asset acquisition or other similar business combination, or controlling, through contractual arrangements, an operating business, that has its principal operations in Asia. Following the business combination, our business operations are now conducted through Beijing Wowjoint.

Pre-IPO Private Placement

In May 2008, China Fundamental completed a private placement of 1,944,444 warrants to certain private placement investors, as a result of which China Fundamental received net proceeds of $1.75 million.

The Initial Public Offering

On May 21, 2008, China Fundamental consummated its initial public offering of 3,750,000 units. Each unit in the offering consisted of one ordinary share and one share purchase warrant, entitling the holder to purchase one ordinary share at an exercise price of $5.00. On May 27, 2008, the underwriters of China Fundamental’s initial public offering exercised their over-allotment option for an offering of an additional 506,250 units. China Fundamental received total net proceeds of approximately $33.9 million from its initial public offering. China Fundamental’s ordinary shares and warrants started trading separately as of July 23, 2008.

The Business Combination

On February 22, 2010, pursuant to the terms of the Share Purchase Agreement dated November 30, 2009, China Fundamental acquired all of the issued and outstanding shares of Beijing Wowjoint held by its shareholders in exchange for 5,700,000 ordinary shares of China Fundamental. 3,696,735 of these shares were placed in escrow for a four year period ending February 22, 2014. In addition, shareholders of Beijing Wowjoint will be issued up to 500,000 additional ordinary shares if certain incentive targets are met.

In connection with the acquisition, the holders of 1,374,089 of the ordinary shares sold in China Fundamental's initial public offering properly elected to redeem their shares for cash at $7.96 per share, for an aggregate of approximately $10.9 million. China Fundamental also entered into "forward contracts" to purchase 1,696,258 ordinary shares in privately negotiated transactions from shareholders who would otherwise have voted against the business combination, for an aggregate of approximately $13.6 million. The redemptions and the closing of such purchase were subsequently effected using funds that were held in China Fundamental's trust account.

We subsequently filed our Second Amended and Restated Memorandum and Articles of Association in the Cayman Islands that removed provisions that, giving effect to the business combination with Beijing Wowjoint, were no longer applicable. We also changed our name to Wowjoint Holdings Limited.

Following the acquisition of Beijing Wowjoint, our principal place of business is now located at its offices at 1108 A Block Tiancheng Mansion, #2 Xinfeng Road, Deshengmenwai Street, Xicheng District Beijing, and our telephone number is +86 (010) 8957-9330.

Beijing Wowjoint’s History and Current Business

Overview

We believe that Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized infrastructure equipment and machinery used in the construction of railways, highways, metro subways, bridges and viaducts in China, based on the range of major railway projects in which we have been involved or have been asked to bid on. We provide end-to-end solutions in various engineering applications involving the lifting, carrying and transporting of large-scale and heavy precast concrete beams, and other heavy goods.

Since the middle of 2010, we have also engaged in the leasing of equipment, though it remains a small part of our business. We have signed four leasing contracts with two leases starting in June 2010, one in January 2011 and one in May 2011.  We started to receive revenue in August 2010 for the two contracts started in June 2010.  The two leasing customers in 2010 were CRCC Bureau’s 20 and 21, respectively. Equipment available for leasing includes straddle carriers, special purpose lifting/carrying equipment and integrated launching carriers. Leases are directly negotiated with our clients, and the terms are vary considerably.  Typically, the equipment is leased for a period of one to two years.  Under the terms of the existing leases we provide technical service, maintenance, operating, and other ancillary agreements or services, and we sometimes operate the machine over the lease term on behalf of our customers.  We believe that entry into the leasing business, as well as the expansion of our technical services business, will allow us to have relatively smoother revenues over extended periods of time, and will better serve the needs of the our clients.

Our main product lines include launching gantries, tyre trolleys, special carriers, integrated launching carriers, marine hoists and special purpose equipment. Our equipment and machinery are designed to overcome specific construction obstacles by meeting our customers, stringent engineering requirements wherever our products are deployed regardless of terrain, soil and climate conditions.

As of August 15, 2011, we had approximately 266 full-time employees, including 99 technical and R&D, 63 manufacturing, 16 sales, 18 project management, 16 quality control, 11 purchasing staff, with the remainder being managerial, administrative, finance, accounting and internal control staff.

Wowjoint’s diverse and cost efficient product offerings incorporate proprietary designs and are known for their high levels of versatility, reliability and performance. Our products are marketed under the “Wowjoint” brand name both domestically and internationally. Our management’s core strategy is to leverage our expertise in research and development of customized products by providing solutions to our customers’ unique needs, as evidenced by our continuous introduction of new product lines since our inception. We handle all aspects of market research, product design, engineering, manufacturing, sales and marketing, and conduct most of our manufacturing operations in our ISO 9001 manufacturing facilities near Beijing, China.

Beijing Wowjoint Machinery Co. Ltd. was founded in March 2004 by Mr. Yabin Liu and Mr. Fude Zhang. Our management and engineering team has significant experience in the transportation and transportation equipment industry. The same team has participated in providing solutions to the lifting, carrying and transporting pre-fabricated construction material for the construction of the well known Hangzhou Bay Bridge, the longest cross-sea bridge in the world.  Our equipment and services have been deployed and utilized in railway construction, including some of the most well-known high speed railways in China. From 2005 to 2010, Wowjoint equipment has been deployed in the construction of the Guangdong express railway, the Beijing to Tianjin intercity high-speed passenger train line, the Shijiazhuan to Taiyuan express railway, the Fuzhou to Xiamen high-speed railway, the Zhengxi intercity train line, the Wuhan to Guangzhou high-speed railway, the Beijing-Shanghai railway and the Harbin to Dalian high-speed railway, the Shijiazhuang to Wuhan railway, the Beijing to Shijiazhuang railway, the Shanghai-Hangzhou railway and the Chang-Jiu intercity railway projects. We have also recently begun to export our equipment to the United States, the Middle East and the European markets in relatively small volume.

Wowjoint Corporate Structure

The following section provides a description of the ownership, control and organizational structure of China Fundamental and that of Beijing Wowjoint, the company it acquired, (a) immediately prior to the acquisition in February 2010, (b) immediately following the acquisition and (c) following a recent reorganization.

Immediately prior to the acquisition

China Fundamental was incorporated in the Cayman Islands on December 12, 2007, as a blank check company formed to serve as a vehicle for the acquisition of one ore more operating businesses having its primary operations in the PRC through a merger, stock exchange, asset acquisition, re-organization or similar business combination, or contractual arrangements.

In May 2008, CFAC sold approximately 4.3 million units in its initial public offering, with each of its units consisting of one ordinary share, and one warrant. China Fundamental had no subsidiaries.

Immediately prior to the acquisition, China Fundamental, which traded on the OTC market, was 80% owned by public shareholders, with the remaining 20% of its shares held by its pre-IPO investors, primarily Mr. Chun Hao, its Chief Executive Officer and Ms. Hope Ni, its Chairman, each of whom owned through holding companies approximately 9% of China Fundamental's outstanding shares.

Authentic Genius Limited was a private company in Hong Kong, solely-owned by Ms. Zhang Hui the first cousin of Mr. Yabin Liu the current chairman and chief executive officer of Wowjoint. Authentic Genius had one wholly-owned subsidiary, Beijing Xin Fu Industry Consulting Co., Ltd.(“BXFI”), a wholly foreign owned enterprise registered in China. The scope of BXFI’s business license includes business consulting, technical and engineering advice and technical services. Authentic Genius has limited capitalization and no operations other than its holdings in BXFI.

Giant Nova Holdings Limited was a private company registered in the British Virgin Islands with no subsidiaries. It is a company with limited capitalization. Giant Nova is a company that formerly held the interests of the shareholders of Beijing Wowjoint Machinery Co. Ltd., with the majority of its ultimate shareholders being the shareholders and key management of Beijing Wowjoint Machinery Co. Ltd., though it served no business purpose prior to the acquisition. Giant Nova did not legally own or hold any interest in any of the PRC subsidiaries, including BWMC, despite the fact that its ultimate beneficial shareholders were also the majority shareholders of BWCM. However it was formed with the intention to help expand Wowjoint’s equipment sales in international markets, and we expect that it will engage in the sales and marketing of Wowjoint equipment in the near future.There were and are no contractual agreements or other arrangements between Giant Nova Holdings Limited and the shareholders of Beijing Wowjoint. In connection with the Share Purchase Agreement, the shareholders of Giant Nova and Authentic Genius received 5,691,450 shares and 8,550 shares, respectively.  Following the Acquisition, Giant Nova’s shareholders held a majority of the outstanding shares of the combined company.

Shareholder Entity	Ultimate Beneficial Owners	% Ownership of Each Shareholder Entity

Realink Group	Yabin Liu	44.4%
Limited	Fude Zhang	39.5%
	Yasheng Liu	10.7%
	Liguo Liu	5.4%
Wowjoint	Xu Wang	45.0%
International Limited	Hui Zhang	55.0%
PJ Landscape	Pojing Liu	100.0%
Company Limited
Red Stone Investment	Yee Fun Lui	100.0%
Group Limited
Willing Company	Lin Zhang	100.0%
Limited

Beijing Wowjoint Machinery Co., Ltd. was a private enterprise in China with no subsidiaries. Investors in Beijing Wowjoint Machinery Co. Ltd. prior to the business combination consisted of our chairman and chief executive officer, Yabin Liu (37.8%); our chief technical officer and director, Fude Zhang (33.6%); our former senior vice president of logistics and administration, Yasheng Liu (8.2%); our senior vice president of marketing and sales, Liguo Liu (4.1%); Anning Li (0.7%); Pingyi Wang (0.7%); Ting Ding (9.0%); and Beijing Wan Qiao Mechanical and Electrical Equipment Co., owned by non-executive management members of the company (6.0%). Giant Nova was owned by Realink Group Limited (76.4%), Wowjoint International Limited (5.9%), PJ Landscape Co., Limited (4.6%), Mui Hoo Lui Chung (4.6%), Red Stone Investment Group Limited (4.6%) and Willing Co., Limited (3.9%). Mr. Yabin Liu served both as a director of Beijing Wowjoint Machinery Co. Ltd. and of Giant Nova.

Based on former contractual arrangements as summarized below, BXFI provided consulting services to BWMC and was entitled to (1) receive a substantial portion of the economic benefits from Beijing Wowjoint (2) exercise effective control over Beijing Wowjoint Machinery Co. Ltd.; and (3) have an exclusive option to purchase all or part of the equity interest in Beijing Wowjoint Machinery Co. Ltd. when and to the extent permitted by PRC laws. By the virtue of the contractual agreements, BXFI consolidated the operating results, assets and liabilities in BWMC’s financial statements.

The following are brief description of contracts formerly entered into between BXFI and BWMC:

(1) Exclusive Technical Consulting and Services Agreement. BXFI entered into an Exclusive Technical Consulting and Services Agreement with Beijing Wowjoint Machinery Co. Ltd., pursuant to which BXFI exclusively provided consulting services to Beijing Wowjoint Machinery Co. Ltd. in exchange for services fees. This agreement enabled the transfer of a substantial portion of the economic interests from Beijing Wowjoint Machinery Co. Ltd. to BXFI.  The agreement had a 10 year term, which could not be terminated except in the case of gross negligence, fraud or other illegal acts or the bankruptcy of BXFI. BXFI indemnified Beijing Wowjoint Machinery Co. Ltd. against any loss, damage, obligation and expense arising out of any legal procedure against Beijing Wowjoint Machinery Co. Ltd. in connection with the performance of the agreement.

(2) Equity Pledge Agreement. BXFI, Beijing Wowjoint Machinery Co. Ltd., and its shareholders entered into an Equity Pledge Agreement, pursuant to which each of the shareholders of Beijing Wowjoint Machinery Co. Ltd. had pledged all of their equity interests in Beijing Wowjoint Machinery Co. Ltd. to BXFI to guarantee the payment of service fees under the Exclusive Technical Consulting and Services Agreement. This agreement was in effect for ten years, unless terminated earlier. The agreement could not be terminated until the consulting and service fees due under the services agreement were paid off and Beijing Wowjoint Machinery Co. Ltd. no longer had any obligations under the services agreement. The pledgors under the agreement agreed to indemnify the pledgee against any taxes paid by the pledgee.

(3) Voting Rights Proxy Agreement. BXFI and shareholders of Beijing Wowjoint Machinery Co. Ltd. entered into a Voting Rights Proxy Agreement, pursuant to which each of the shareholders of Beijing Wowjoint Machinery Co. Ltd. had granted to BXFI and its designated representative the power to exercise all voting rights of such shareholder. The terms of this agreement were in effect, until the earlier of, termination by BXFI or the shareholders of Beijing Wowjoint Machinery Co. Ltd., or until the equity interests held by the shareholders of Beijing Wowjoint Machinery Co. Ltd. were lawfully and effectively transferred to BXFI. This agreement was to remain in force until terminated by the parties in writing or until all of the equity interests held by the shareholders in Beijing Wowjoint Machinery Co. Ltd. had been transferred to BXFI and/or its designated persons.

(4) Exclusive Purchase Option Agreement. BXFI and shareholders of Beijing Wowjoint Machinery Co. Ltd. Machinery Co. Ltd. entered into an Exclusive Purchase Option Agreement, pursuant to which each of the shareholders of Beijing Wowjoint Machinery Co. Ltd. had irrevocably and unconditionally granted BXFI (or its designated representative) an exclusive call option to purchase, at any time, if and when permitted by PRC laws, all or any portion of the equity interests in Beijing Wowjoint Machinery Co. Ltd. at a price equal to five percent (5%) of the actual capital contribution made by each shareholder. This agreement was to be in effect until such time as BXFI obtains all equity interest in Beijing Wowjoint, up to a maximum of 20 years. The agreement was to remain in effect until the date when BXFI obtained all of the equity interests in Beijing Wowjoint Machinery Co. Ltd., subject to a maximum term of 20 years.

These contractual agreements, whereby BXFI provided consulting services to Beijing Wowjoint Machinery Co. Ltd. in exchange for a substantial amount of service fees, enabled BXFI to receive a substantial portion of the economic interests of Beijing Wowjoint. BXFI also exercised control over Beijing Wowjoint Machinery Co. Ltd. and had an option to purchase all or part of the equity interest in Beijing Wowjoint when and to the extent permitted by PRC laws. Under the agreements, Beijing Wowjoint Machinery Co. Ltd. was to pay a consulting fee to BXFI in the amount of 12% to 20% of Beijing Wowjoint Machinery Co. Ltd.’s revenue per year.  The actual applicable fee rate in any given year was determined by BXFI at its sole discretion based on the financial and business condition of Beijing Wowjoint Machinery Co. Ltd..

Immediately following the acquisition

China Fundamental entered into the Share Purchase Agreement with the shareholders of Giant Nova and Authentic Genius on November 30, 2009. China Fundamental held a shareholders’ meeting to vote on the acquisition of Giant Nova and Authentic Genius on February 12, 2010. Upon receiving shareholder consent, China Fundamental completed the business combination with Giant Nova and Authentic Genius on February 22, 2010. Pursuant to the Share Purchase Agreement, China Fundamental issued 5.7 million shares to the shareholders of Giant Nova and Authentic Genius. There was no affiliation between the management and shareholders of China Fundamental and its acquisition target. The acquisition of Authentic Genius and Giant Nova, including the payment of the majority of the consideration to the shareholders of Giant Nova was structured, in part, to avoid falling within the scope of SAFE Circular 75.

Beijing Wowjoint falls within an industry where foreign ownership in China is allowed. As a result, it can operate its business through a wholly foreign-owned enterprise. The organization structure immediately following the acquisition mainly allowed China Fundamental to execute the acquisition before ascertaining of its cash level without knowing whether there would be any shareholder redemption. There was no tax reason for this organization structure.

According to the “Regulations for Merger with and Acquisition of Domestic Enterprises by Foreign Investors,” Chapter 4, Article 29, over-the counter shares are restricted from being used as an equity purchase instrument by investors from outside China to purchase assets based within China. Shares can be used if the shares are traded over the main board subject to government approval.  Since China Fundamental Acquisition Corp was a special purpose acquisition corporation, and traded on the over-the-counter market at that time, the company could not use shares to acquire Beijing Wowjoint directly.

After the reorganization

In a reorganization conducted in mid-2010, shareholders of Beijing Wowjoint Machinery Co. Ltd. transferred their share ownership to BXFI. At the time when deciding to conduct the recent reorganization, the company had already completed its business combination with China Fundamental and had secured a specific investment. The company believed that a 100% equity ownership in Beijing Wowjoint Machinery Co. Ltd. provided more protection to its shareholder interests, given that the contractual relationship between BXFI and Beijing Wowjoint Machinery Co. Ltd. was not an actual equity ownership and as the arrangements would have needed to be renewed at the end of the term.

There were eight shareholders of Beijing Wowjoint Machinery Co. Ltd. at the time when Beijing Wowjoint Machinery Co. Ltd.’s outstanding shares were transferred to BXFI. The share transfer was structured so that Beijing Xin Fu Industry Consulting provided consideration to the shareholders of Beijing Wowjoint Machinery, the consideration was loaned back to company, and repayment was immediately waived. None of the RMB1.0 million ever changed hands. The share transfer was structured in this manner in order to meet the PRC requirements that consideration be paid for the share transfer and in order to register the share transfer with SAIC. These shareholders held a special shareholders meeting on April 25, 2010 to vote on a resolution to transfer all outstanding shares to BXFI and to amend Beijing Wowjoint Machinery Co. Ltd.’s articles of association accordingly. The resolution was passed unanimously and each of the shareholders signed and dated the share transfer agreement to BXFI on April 25, 2010. The stock transfer agreements involved nominal consideration of RMB1 million paid in connection with the transfer. The stock transfer agreement was registered with the local state administration for Industry and Commerce (“SAIC”) office, effective June 9, 2010.  The former shareholders agreed to loan the entire amount of the stock transfer proceeds to the company for general working capital purposes.  Messrs. Yabin Liu, Fude Zhang, Liguo Liu and the late Yasheng Liu held a total of 89.6% of proceeds from Stock Purchase Agreement. They were also officers of Wowjoint Holdings. In their good faith to ensure Wowjoint has more cashflow for its operations, they agreed to and were able to convince all the other recipients to loan the 1 million RMB back to Wowjoint and subsequently waive the loan. On August 4, 2010, we announced that the replacement of the variable interest entity contractual arrangement discussed above between Beijing Wowjoint Machinery Co. Ltd. and  BXFI had been finalized. BXFI now directly owns 100% of Beijing Wowjoint Machinery Co. Ltd.. We believe that this direct ownership structure eliminates the risk that the previous contractual arrangements may not have been as effective in providing us with operational control over Beijing Wowjoint Machinery Co. Ltd. as we anticipate our new direct ownership structure will provide. We also believe that our new direct ownership structure increases our overall transparency and removes any confusion with respect to, our corporate ownership structure.

The reorganization transactions in anticipation of the acquisition by China Fundamental, the acquisition itself and the reorganization transactions following the acquisition resulted in Wowjoint Holdings Limited owning and controlling the equity and assets of Beijing Wowjoint Machinery Co., Ltd.; and the former PRC shareholders of Beijing Wowjoint Machinery Co., Ltd. becoming our controlling shareholders. The transactions accomplished indirectly without registration what is required under SAFE Circulars 75 and 106.

Beijing Wowjoint Xingyun Co. ("Xingyun"), another wholly owned subsidiary of the company, was incorporated on May 10, 2010 and is engaged in leasing equipment to our customers across China and in subcontracting construction and engineering work from our customers involved in the transporting, carrying, lifting, placing and erection of bridge segments used in the construction of high-speed railways, expressways, and bridges. Xingyun has currently seven employees and is headquartered in Beijing, China. The subcontracting work conducted by Beijing Wowjoint Xingyun mainly involves using Wowjoint’s products, primarily large heavy lifting equipment to perform certain construction work in connection with infrastructure projects – for example, by using Wowjoint’s lifting machines to lift and move beams for its customers.  There is no material difference between the subcontracting work conducted by Beijing Wowjoint Machinery Co. Ltd. and Beijing Wowjoint Xingyun.  Going forward, the company intends to allocate subcontracting work mainly to Beijing Wowjoint Xingyun.

Competitive Advantages

We believe that, Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized lifting and carring equipment used in the construction of railways, highways, bridges and viaducts in China. Based on our existing patents and technology, we believe that the founders of Beijing Wowjoint were among the first in China to introduce and promote the use of precast segmental concrete beam in the construction of elevated pavement in railways, highways. This construction technology, developed and practiced in Europe prior to being adopted by China, provides high efficiency and low cost to the construction of elevated pavement. Our management believes that the following competitive strengths differentiate us from other domestic and international competitors and are the key factors to our success:

Leading Provider of Customized Heavy-lifting and Carrying Equipment

We believe that Wowjoint is one of the leading providers in the design, engineering and manufacturing of customized infrastructure equipment and machinery used in the construction of railways, highways, metro subways, bridges and viaducts in China, based on the range of major railway projects in which we are currently involved or have been asked to bid on. In 2010, we held a market share of approximately 20% or more in three of our product lines: special carriers, tyre trolleys, launching gantries, and a market share close to 80% of its latest innovative product, the integrated launching carrier. According to the Twelth Five Year Plan (2011 - 2015), China will continue to invest heavily in transportation infrastructure including railways, highways, and urban metro transit systems, with the aggregate investment expected to reach RMB2.8 trillion ($430 billion), according to the National Bureau of Statistics of China. Our management anticipates a growing demand for such infrastructure equipment and machinery, notwithstanding a scaling back of government spending on infrastructure projects in the latter part of 2009 and in the first quarter of 2010.

Strong In-House Design Capabilities

We employ an innovative and systematic approach to engineering solutions and product design and manufacturing oversight. Our design and engineering team consists of members educated in top universities in China, with 10-15 years of industry experience on average. Based on our success in winning project bids, we believe that we have built a recognized brand name in the industry by introducing innovative solutions to the infrastructure construction industry in China . Our engineering team works closely with our customers in order to understand their technical and engineering requirements. We have been able to continuously introduce new equipment to enhance cost saving and time reduction in the construction of elevated pavement in highways and railways.

Well Established Blue Chip Customer Base

Wowjoint has well-established relationships with Chinese blue chip customers, including China Railway Construction Corporation Limited (CRCC) (Hong Kong Exchange: 1186.HK), China Railway Group Limited (CRG) (Hong Kong Exchange: 0390.HK; Shanghai Exchange: 601390.SS), China Communications Company Limited (Hong Kong Exchange: 1800.HK) and SinoHydro Corporation. All are current customers. However, because we have limited bargaining leverage with our large state-owned enterprise customers in China, we are required to finance significant operating expenses before we recognize revenues and to finance significant accounts receivable once we recognize revenues.  Due to our need to maintain an ongoing relationship with these major customers, it may be difficult for us to obtain a significant improvement in their payment patterns.  For additional details, see “Risk Factors – Delays in collecting accounts receivable, receiving progress payments or the release of retention money by our customers, or continued growth in our leasing business, may affect our liquidity” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity – Source of Funds and Liquidity Management.”

Business Strategy

Our strategy is to further strengthen our position as a leading solution provider to China’s rapidly developing infrastructure construction industry by providing customized lifting and carrying solutions to our customers. Outside China, we intend to build on the strengths that have made us successful in China. We intend to focus on a number of strategic initiatives for growth:

Product Innovation – Wowjoint’s product innovation is vital to sustaining our future success. We have successfully introduced new products in the application of lifting and carrying equipment and have a pipeline of new products, including a railway and elevated road maintenance and inspection vehicle and self-loading container carriers, and we are seeking to develop new products to widen our customer base and expand our market share.

Increase of Production Capacity – We intend to expand our production capacity by investing in additional workshops and production lines and by working closely with existing outsourcing partners to increase their production capacity. We also intend to invest in technological upgrades to increase the efficiency of our current production process, while also reducing manufacturing costs.

Expand Market Presence and Penetration – We seek to increase our market penetration by expanding the geographic reach of our products, with special emphasis on those countries that are planning high-speed railways, such as the United States, Korea, Brazil, and developing regions including India, Russia, the Middle East and Latin America. In this regard, in March 2010 we were awarded our first contract in the U.S. to provide customized mobilifters for utilization in a highway construction project in Florida. Wowjoint believes that these initiatives will help to reduce potential cyclical performances in one particular product category or geographic market.

Selective Acquisition Strategy –We plan to broaden our market reach and reduce the cyclical nature of our business through selective acquisitions, joint ventures and strategic alliances. In particular, we intend to consider potential acquisitions of railway maintenance and service related companies to expand our product offerings in the railroad and bridge maintenance equipment segment.

Products and Services

Wowjoint provides solutions to different construction projects by designing, engineering and manufacturing customized large scale equipment for the lifting, carrying, transportation and installation of heavy objects and precast materials. We offer a wide variety of product lines of modular, re-locatable and stationary custom heavy duty construction equipment and machinery and our products are used in various engineering fields such as the construction of railways, highway, viaducts and ports, as well as in the lifting and transporting of concrete beams and other heavy goods. Our products incorporate innovative, patented designs and are marketed under the “Wowjoint” brand name both domestically and internationally. Since the middle of 2010, Beijing Wowjoint has also engaged in the leasing of equipment to its customers.

Our major product categories include:

Production line	Sales for the year ended August 31, 2009	Percentage of sales	Sales for four months ended December 31, 2009	Percentage of sales	Sales for year ended December 31, 2010	Percentage of sales
Launching gantry	$15,133,798	33.9%	$-	-	-	-
Special carrier	10,620,441	23.8	131,941	7.8%	1,071,497	4.5%
Special launching carrier	4,263,381	9.6	943,417	55.6	14,067,412	58.5%
Special purpose equipment	3,148,412	7.1	-	-	2,196,397	9.1%
Tyre trolley	7,324,482	16.4	-	-	859,192	3.6%
After-sales service	1,558,797	3.5	248,450	14.6	1,388,904	5.8%
Service revenue	2,572,848	5.8	372,406	22.0	3,735,225	15.5%
Lease revenue	-	-	-	-	743,548	3.0%
Total sales	$44,622,159	100.0%	$1,696,214	100.0%	24,062,174	100%

Launching Gantry – Wowjoint manufactures a wide variety of heavy duty launching gantries that are used for the erection of bridges and viaducts. They are designed to place precast reinforced concrete segments or beams on piers and are used for the construction of (1) segmental cantilevers, (2) segmental one in span by span, (3) T or hollow beams, and (4) complete box beams road viaducts and bridges. Each product is designed to solve certain construction obstacles and problems encountered by our customers in order to increase construction efficiency, reduce construction costs and shorten the construction period. Our gantries can carry weight from 80 metric ton to 1600 metric tons.

Tyre Trolley – Wowjoint designs and manufactures a wide variety of heavy duty tyre trolleys that move prefabricated concrete segments or beams and provide enhanced maneuverability in erected pavement construction sites.  The tyre trolleys provide flexibility to move prefabricated concrete beams into tightly confined spaces within the pavement surface and work well in tandem with our launching gantry. Our tyre trolleys can transport weight from 40 metric ton to 1600 metric ton.

Special Carrier – Our straddle carriers/Mobilifts offer an economical solution to handle bulky loads inside large sheltered places. They are also suitable for loading and unloading cargos in container terminals or steel plants.

Integrated Launching Carrier – Wowjoint designs and manufactures a variety of integrated launching carriers which combine the functions of the launching gantry, the tyre trolley, and the special carriers depending on the needs of our clients.  These integrated platforms provide a cost saving to our customers and are often designed to work in mountainous or other more difficult conditions.

Marine Hoist – Wowjoint’s marine hoists are capable of lifting a 20 metric ton to 1,500 metric ton boat or yacht out of the water and maneuvering them onto dry land for service or long-term storage, or for the transporting of boats and ships over dams.  Our marine hoists feature easy maintenance and minimum downtime, and provide flexibility to move boats into tightly confined spaces within a boat yard or marina.

Special Purpose Equipment – We manufacture a wide variety of special purpose lifting and carrying equipment according to each customer’s specific requirements. The container lifting equipment is designed to hoist, stack and transport any material or 60 metric ton ISO standard containers. The straddle carrier loads and unloads the container utilizing a pair of hydraulic powered cranes mounted at each end of the vehicle chassis. The special purpose equipment series includes telescopic spreaders for straddle carriers and straddle carriers for handling containers.

Our products can be shipped worldwide to our international customers. Our products can be dismantled into smaller components and fitted into any standard shipping container for shipping. Upon arrival at the destination construction site, the components can then be assembled back onsite by our experienced engineers.

Since the middle of 2010, we have also engaged in the leasing of equipment, though it remains a small part of our business, with only three leases having been concluded to date with our customers CCC and CRCC.  Equipment available for leasing includes straddle carriers, special purpose lifting/carrying equipment and integrated launching carriers. Leases are directly negotiated with our clients, and the terms are vary considerably.  Typically, the equipment is leased for a period of one to two years.  Under the terms of the existing leases we provide technical service, maintenance, operating, and other ancillary agreements or services, and we operate the machine over the lease term on behalf of our customers.  We believe that entry into the leasing business, as well as the expansion of our technical services business, will allow us to have relatively smoother revenues over extended periods of time, and will better serve the needs of the our clients.

Unfunded Backlog

Our contract backlog as at various periods was as follows:

Reporting date	Number of active construction, service and leasing contracts	Contract backlog
August 31, 2008	5	US$ 19,299,398
August 31, 2009	2	6,911,554
December 31, 2009	11	2,519,067
June 30, 2010	17	20,207,166
September 30, 2010	17	22,846,796
December 31, 2010	16	20,449,869
March 24, 2011	22	25,280,306
May 19, 2011	17	29,032,619
June 30, 2011	18	22,342,831

Our backlog refers to contracts which have been signed and for which revenue has not been recognized. Our backlog is not firm or funded and is cancelable, and in practice, we typically have limited rights in the event of a cancellation of a contract by our customers. Substantially all of our backlog orders are expected to be filled within one year, although there can be no assurance that all such backlog orders will be filled within that time.

Of the June 30, 2011 backlog of just over US$22 million, approximately 66% is expected to be recognized in 2011 revenue, 29% in 2012 and 5% in 2013, although there can be no assurance that this level will be achieved.

Our management views backlog as one of many indicators of the performance of our business.  Because many variables can cause changes in backlog, and these changes may or may not be of any significance, we consequently view backlog as an important, but not necessarily determinative, indicator of future results.

In addition to selling heavy duty construction equipment, Wowjoint also provides technical services to its customers.  The average selling price for heavy duty construction equipment is high, approximately $2 million to $5 million per piece of equipment, while the size of technical service contracts is much lower, varying from approximately $60,000 to $300,000 per contract.  Although the company had 11 contracts in place as of December 31, 2009, since most of these contracts were technical service contracts, the total amount of the backlog value was only $2.5 million.

It is common for us to have a number of service contracts and equipment sales contracts in place with our major customers at any one time, often spread among different bureaus and subsidiaries of our customer groups.

Active contracts are defined as sales and service contracts which have been entered into by the company with its customers and where performance of such contracts is still in progress and has not been completed – for example, where the equipment is still under construction or the services have not yet been completed as of the relevant reporting date.

As the company recognizes revenue using the percentage of completion method, backlog is calculated by contract value less the revenue recognized based on completion percentage.

Technical and After-Sale Services

Wowjoint’s team of experienced engineers and technician provides after-sales services to our customers.  After the installation and testing of our equipment, our engineers train our customers to operate the equipment and identify and address safety and maintenance concerns.  Under the standard warranty attached to the sales of its equipment, we address any system or operational problems that may occur within the first year of the sales. In addition, we also provide technical services and consultation to our customers upon the expiration of the warranty. Revenues attributable to technical and after-sales services represented 9.3% of Beijing Wowjoint's fiscal 2009 revenues and 22.0% of revenues for the year ended December 31, 2010.

Marketing, Sales, Leasing and Customer Support

Our customers include the leading names in the infrastructure construction industry in China. Our management has developed long-standing relationships with target customers in the railway, subway and highway construction.  We also maintain relationships with central and local municipal governments which normally sponsor new infrastructure projects that can utilize Wowjoint’s products. Wowjoint has well-established relationships with Chinese blue chip customers, including China Railway Construction Corporation Limited (“CRCC”) (Hong Kong Exchange: 1186.HK), China Railway Group Limited (“CRG”) (Hong Kong Exchange: 0390.HK; Shanghai Exchange: 601390.SS), China Communications Company Limited (“CCC”)  (Hong Kong Exchange: 1800.HK) and SinoHydro Corporation. Of these, all are current customers or past customers with whom we maintain an active dialogue.  For example, in the fiscal year ended August 31, 2008, CRCC, CCC and CRG accounted for 35% (Bureau 16, 20%; Bureau 12, 15%), 26% and 13% of our total sales, respectively; in the fiscal year ended August 31, 2009, CCC and CRG accounted for 46% and 16% of our total sales, respectively; in the four month transition period from August 31, 2009 to December 31, 2009, SinoHydro Corporation ("SynoHydro"), a Chinese state-owned hydropower engineering and construction company, accounted for 98% of our total sales; and in the year ended December 31, 2010, CRCC, CCC and CRG accounted for 37% (Bureau 16,34%; Bureau 12, 3%), 20% and 19% of our total sales, respectively.  Shifts in the customer relationships from period to period reflect the company’s results in its bidding for new infrastructure contracts, as well as an increase in international sales, which accounted for approximately 10% of total sales in recent periods. Our blue chip customer base demonstrates our ability to deliver in large-scale demanding infrastructure projects.

Typically each contract is for the sale of a specific piece of machinery for use in a particular project (e.g., the Beijing-Shanghai high speed rail line).  As such, there is no “renewal” or “non-renewal” of our contracts given the specific nature of each individual infrastructure project. Our contracts do not include any provisions concerning a change of control or ownership.

We have signed sales and service contracts with blue chip, large state-owned enterprises in China with good credit, such as CRCC and CRG.  Our contracts are not conditioned upon the related funding by the PRC government or upon customers’ receipt of payment by the PRC government. However, in effect, if our customers have not received funds from the government, they at times may delay payment to us due to their own working capital constraints.  We have not to date experienced significant bad debt problems. Recent shifts in Chinese government macro-economic policies following the global financial crisis have not led to the cancellation of any major projects in which the company is involved, including other major high speed rail projects. As such, no losses of such contracts are expected by the company. However, in some cases, delays have occurred in the implementation of the project plans, in releasing funds to the state-owned enterprises who are our customers.

The company’s typical sales contracts do not typically include detailed indemnification provisions, apart from a general clause that if one party cancels the contract, it means such party has breached the contract and shall bear legal responsibility of breaching a contract. If our products or services cannot meet the requirements specified in its contracts, we will be responsible for rectification within a reasonable period of time. If a customer is still not satisfied after the rectification, the customer has the right to cancel the contract, and we need to compensate the customer for any loss incurred.  Our contracts do not permit our customers to cancel the contracts without penalty if their projects are not funded by the PRC government. However our typical sales contracts do not specify how much money the breaching party shall pay, and such provisions have not been invoked to date. It is understood it shall be settled between parties or by court orders.  In our history, cancelation of contracts rarely happen. One customer, China Railway Construction Engineering Group (“CRCEG”) is a subsidiary of CRG.  At the beginning of 2009, CRCEG anticipated obtaining a major construction order, which would have required it to buy a special launching carrier.  On June 28, 2009, CRCEG agreed to buy a special launching carrier from the company for a total price of $4.3 million.  However, ultimately, CRCEG did not win this job and hence no longer required the special launching carrier that it had ordered.  Instead, another subsidiary of CRG was awarded the job.  Around the beginning of December 2009, CRCEG informally notified us that it no longer required the special launching carrier.  On December 12, 2009, the company agreed to cancel the contract, as CRCEG introduced a new customer, from the 12th Bureau of CRG, to take over this contract via a lease of the equipment.  This was the first time that we had business dealings with CRCEG, although we have worked closely with other subsidiaries and bureaus of CRG over the years.  Currently, the company does not have any other contracts with CRCEG. This cancelation order was the first time.  Wowjoint did not ask for to be indemnified for the inventory cost by the customer because the customer transfered this contract machine to another ender user which is in the same group of companies with the customer. The other ender user signed a contract with Wowjoint with a contract value of about $4.4 million.

We are not named as a subcontractor in our customers’ contracts with the PRC or local governments, nor does our deployment by our customers require such end customers’ approval.

In order to grow and diversify our revenues, we are seeking new customers both within and outside of China.

Since the middle of 2010, the company has also engaged in the leasing of equipment, though it remains a small part of its business. We have signed four leasing contracts with two leases starting in June 2010, one in January 2011 and one in May 2011.  We started to receive revenue in August 2010 for the two contracts started in June 2010.  The two leasing customers in 2010 were CRCC Bureau’s 20 and 21, respectively. Equipment available for leasing includes straddle carriers, special purpose lifting/carrying equipment and integrated launching carriers.  Leases are directly negotiated with the company’s clients, and the terms vary considerably.  Typically, the equipment is leased for a period of one to two years. Under the terms of the existing leases the company provides technical service, maintenance, operating, and other ancillary agreements or services, and the company operates the machine over the lease term on behalf of its customers.  The company believes that entry into the leasing business, as well as the expansion of its technical services business, will allow it to have relatively smoother revenues over extended periods of time, and will better serve the needs of customers.

As of August 15, 2011, we had a dedicated marketing and sales team of 16 employees that proactively follow up on new sales leads. Upon receiving an expression of interest from potential customers, our sales team works closely with our engineering staff to address the customer’s specific engineering and technical requirements. Our sales team provides a price quote with inputs from our engineering and procurement teams. We have begun to recruit sales agents outside China to promote our products in the United States and Europe. We have begun to recruit sales agents outside of China to promote our products in the United States and Europe.

Research and Development

We rely upon our innovative in-house R&D team for the introduction of new products. We also work closely with Beijing Jiaotong University, a well-respected academic institution with strong research and engineering capabilities in the fields of transportation engineering and construction in China.

We had 99 engineers and technicians as of April 30, 2011, constituting a high concentration of engineering and technical talent as needed to sustain our growth and execute our business strategy.

Competition

Our competition comes mainly from China. Our main competitors are Beidaihe Tonglian Jixie Co., Ltd., China Railway Engineering Machinery Research & Design Institute, Zhengzhou Dafang Bridge-Machine Co., Ltd. and Zhengzhou Huazhong Building Machinery Co., Ltd. The principal competitive factors affecting our business include price, customer service and support, product availability, performance, functionality, brand reputation, reliability and product maintenance costs.

The engineering and manufacturing of heavy equipment is regulated by various agencies in China. The imposed licensing helps to limit new entrants into this industry.

Intellectual Property

All of our products are sold under the brands “Beijing Wowjoint Bridge Industrial”, “Beijing Wowjoint” and “Wowjoint”, which are widely known in the industry in China. We have registered the www.wowjoint.com domain name.

Patents and Licenses

The following table sets forth our registered patents as of May 23, 2011:

Country	Patent Nature	Filing Date	Patent No.	Patent Owner	Expiration Date

PRC	Special Launching Carrier with Bridge	November 29, 2004	ZL 2004 2 0115944.5	Wowjoint	November 29, 2014

PRC	Launching Gantry with Shorter Bridge	January 6, 2005	ZL 2005 2 0000044.0	Wowjoint	January 6, 2015

PRC	Special Carrier	August 12, 2005	ZL 2005 2 0103809.3	Wowjoint	August 12, 2015

PRC	Slab Mobilift	October 8, 2005	ZL 2005 2 0127691.8	Wowjoint	October 8, 2015

PRC	Launching Gantry Suitable for Going Through Tunnel	May 19, 2006	ZL 2006 2 0115344.8	Wowjoint	May 19, 2016

PRC	Portable Beam Launcher	September 19, 2008	ZL 2008 2 0122562.3	Wowjoint	September 19, 2018

PRC	Transforming Mobilift	September 19, 2008	ZL 2008 20122564.2	Wowjoint	September 19, 2018

PRC	Bi-Directional Driving Transporter	September 3, 2009	ZL 2009 20222388.4	Wowjoint	September 3, 2019

PRC	Cantilever Folding Slab mobilift	May 31, 2009	ZL 2009 20108328.X	Wowjoint	May 31, 2019

PRC	Prefastening double turnable levels device for fixing on pier	November 13, 2009	ZL 2009 20279144.X	Wowjoint	August 25, 2019

PRC	Prefastening double cam device for fixing on pier	November 13, 2009	ZL 2009 20279145.4	Wowjoint	November 13, 2019

PRC	Adjustable divided lifting device	November 20, 2009	ZL 200920258858.2	Wowjoint	November 20, 2019

PRC	Embracing device for fixing on pier	November 27, 2009	ZL 2009 20270273.2	Wowjoint	November 27, 2019

PRC	Multi-function special launching carrier for mountain Area	March 5, 2010	ZL 201020125764.0	Wowjoint	March 5, 2020

PRC	Movable supported launching carrier	March 5, 2010	ZL 201020125755.1	Wowjoint	March 5, 2020

PRC	Special Launching machine with setting platform	March 19, 2010	ZL 201020205815.0	Wowjoint	May 19, 2020

The following table sets forth Wowjoint’s patent applications as of May 23, 2011:

Country	Patent	Application Type (1)	Filing Date	Application No.	Patent	Expected Approval Date

PRC	Bi-Directional Driving Transporter (Invention)	Invention	Sept. 3, 2009	200910092201.8	Wowjoint	Sept. 30, 2012

PRC	Adjustable divided lifting device	Invention	Nov.20, 2009	200910221555.8	Wowjoint	Dec. 10, 2012

PRC	Embracing device for fixing on pier	Invention	Nov.27, 2009	200910250127.8	Wowjoint	Dec. 27, 2012

PRC	Multi-function special launching carrier for mountain Area and its erection method	Invention	Mar.5, 2010	201010119279.7	Wowjoint	Mar. 5, 2013

PRC	Movable supported launching carrier and its erection method	Invention	Mar. 5, 2010	201010119289.0	Wowjoint	Mar. 5, 2013

PRC	Special Launching machine with seting platform and its erection method	Invention	May 19, 2010	201010185308.X	Wowjoint	May 19, 2013

PRC	Special launching carrier with movable platform and its erection method	Utility Model	Aug. 5, 2010	201020286817.7	Wowjoint	June 1, 2012

PRC	Special launching carrier with movable platform and its erection method	Invention	Aug. 5, 2010	201010249633.8	Wowjoint	Aug. 5, 2013

PRC	Turning device for Launching Machine	Utility Model	Sept. 29, 2010	201020561809.9	Wowjoint	Sept. 29, 2011

USA	Bridge Deck Replacement Machine and the Method of Bridge Deck Replacement Using the Same		Apr. 30, 2010	12/771,370	Wowjoint	June 1, 2012

(1)
The patent applications relate to improvements on existing products either in appearance, structure or a combination of appearance and structure, to allow the product to be utilized more efficiently and effectively.

Regulation

Like other large-scale machinery and infrastructure design and construction companies in China, we are subject to extensive regulations and policies by governmental agencies including but not limited to the Ministry of Rail and the Ministry of Communications, and including both national, provincial, and local authorities.  Our operations are subject to numerous environmental, health and safety laws and regulations as well as quality control standards.  These rules, regulations, policies and standards may be onerous and may require us to use substantial financial or other resources to meet these requirements.  Failure to comply may result in substantial penalties or fines, suspension of any of our licenses, a failed evaluation of our machines, and termination of our contracts.

We are subject to extensive work safety laws and regulations such as the PRC's "Labor Law," "Work Safety Law," "Building Construction Law" and "Manufacturing Safety, Accident, Reporting and Investigation Regulations" that require us to implement national or industrial standards prescribed for the purpose of ensuring work safety, and must provide work conditions that comply with such standards.  Failure to comply with these rules may result in significant fines or penalties.  We are also subject to extensive and increasingly stringent environmental protection laws and regulations by the Chinese government, including the PRC's "Environment Law" and its "Environmental and Pollution Prevention Law," as well as the rules and regulations of provincial and local government authorities.  The Chinese government, provincial, or local government authorities may chose to shut down any facility that fails to comply with orders requiring such facility to correct any work safety, industrial, or environmental concerns.

For projects that are subcontracted to us, we will be responsible to the general contractor for the quality of the work, and will be jointly responsible for the quality of the work meeting the standards of the Ministry of Rail.  Failure to meet the standards may require us to take corrective action, or subject us to potential administrative penalties, restrictions on future participation in projects, and the potential prosecution for any criminal liabilities.

On occasion, we also subcontract work out to various contractors, who would also have to meet the relevant rules and regulations.  In the event that they are not compliant, it is possible that we may be liable for any violations by our subcontractors.

 PRC regulations currently prohibit or restrict foreign ownership in certain industries. If Wowjoint or any of its potential future subsidiaries or affiliated entities are found to be in violation of any existing or future PRC laws or regulations, the relevant PRC regulatory authorities might have the discretion to:

▪	revoke the business and operating licenses of possible future PRC subsidiaries or affiliates;

▪	confiscate relevant income and impose fines and other penalties;

▪	discontinue or restrict possible future PRC subsidiaries’ or affiliates’ operations;

▪	require Wowjoint or possible future PRC subsidiaries or affiliates to restructure the relevant ownership structure or operations;

▪	restrict or prohibit remittance of any profits or dividends abroad by Wowjoint's PRC subsidiaries or affiliates; or

▪	impose conditions or requirements with which Wowjoint or possible future PRC subsidiaries or affiliates may not be able to comply.

 In addition, the relevant PRC regulatory authorities may impose further penalties. Any of these consequences could have a material and adverse effect on Wowjoint's operations.

Wowjoint is subject to the PRC’s rules and regulations on currency conversion. In the PRC, the SAFE regulates the conversion of the Renminbi into foreign currencies. Under PRC regulations, Renminbi may be converted into foreign currency for payments relating to “current account transactions,” which include among other things dividend payments and payments for the import of goods and services, by complying with certain procedural requirements. Wowjoint’s PRC subsidiaries may also retain foreign exchange in their respective current bank accounts, subject to a cap set by SAFE or its local counterpart, for use in payment of international current account transactions.

 In many cases, existing regulations with regard to investments from foreign investors and domestic private capital lack detailed explanations and operational procedures, and are subject to interpretation, which may change over time. Wowjoint thus cannot be certain how the regulations will be applied to its business, either currently or in the future. Moreover, new regulations may be adopted or the interpretation of existing regulations may change, any of which could result in similar penalties, resulting in a material and adverse effect on its ability to conduct its business.

 PRC authorities may refuse to grant any licenses Wowjoint may seek. For companies that exceeded the scope of their business licenses or permitted activities or operated without a license or needed approval in the past but are now compliant, as well as for any companies that may currently operate without the appropriate license or approval or outside the scope of their business license or permitted activities, the relevant PRC authorities have the authority to impose fines or other penalties, sometimes as much as five to ten times the amount of the illegal revenues and may require the disgorgement of profits or revocation of the business license.

Pursuant to PRC laws and regulations, the breach or non-compliance with such laws and regulations may result in the PRC authorities suspending, withdrawing or terminating its business license, licenses and permits on heavy equipment and machinery, causing Wowjoint to cease production of all or certain of its products, and this would materially and adversely affect its business and financial performance. For additional details regarding risks related to PRC regulations, see "Risk Factors – Risks Associated with Conducting Business in China."

We believe that we are in compliance with the material regulations governing the company and our operations.

Permits and Licenses

The industry of engineering and manufacturing of heavy duty equipment is regulated for safety reasons. All companies involved in the engineering and manufacturing of heavy duty equipment are required to be licensed. The government agencies overseeing the issuance of licenses are the Committee of Safety for the Special Equipment of the State Quality Supervision Inspection and Quarantine and the Supervisor of Technical Quality.

We have obtained all the necessary permits and licenses necessary to conduct our current businesses, including our production, technical service and leasing businesses.

As of June 30, 2011, we had been granted six licenses to manufacture heavy duty lifting and carrying equipment, one license to install heavy duty lifting and carrying equipment, one license to maintain and repair heavy duty lifting and carrying equipment, and one license for heavy duty lifting and carrying equipment.

The business license for BXFI covers business consulting, technical advice and technical service. The business license for Beijing Wowjoint Machinery Co., Ltd. is for the production of hoisting and transport equipment, imports and exports of goods and technology, technological development and consulting, machinery and equipment rental services. The business license for BWXC is for engineering technology development, consulting service, equipment rental services and mechanical equipment wholesale. Each of these companies is operating within the scope of its respective business licenses.

Facilities

Wowjoint currently occupies facilities with an aggregate area of 333,659 square feet. One operation location, 10 miles from Beijing Capital Airport, Beijing, China, is where design, engineering and manufacturing activities take place. Our marketing and sales teams are housed in another building in the west district of Beijing, China. Of the total space, we own one facility of 143,517 square feet and lease all of our remaining space.  We hold the appropriate land use rights for all of our facilities.

Employees

As of August 15, 2011, we had approximately 265 full-time employees, including 99 technical and R&D, 63 manufacturing, 16 sales, 18 project management, 16 quality control, 11 purchasing staff, with the remainder being managerial, administrative, finance, accounting and internal control staff. Since our incorporation in 2004, we have substantially increased our headcount, with a focus on increasing the number of employees such as technicians and engineers with strong technical skills. Of our staff members, 79 hold engineering degrees from various universities in China.  These staff obtain the title of engineer at Wowjoint following successful completion of a three month probationary hiring period.  In addition, we cooperate with Beijing Jiaotong University to conduct training for staff holding the title of technician. We also conduct weekly internal training courses for our staff in the Engineering, Technical & R&D Department.  Department managers can nominate staff that do not have engineering degrees to the training courses.  After six months, we hold exams to assess the effectiveness of the training courses.  Staff who do well in the exams and who receive a good evaluation report from the department managers can be promoted to technicians. We believe we have a good relationship with our employees.

Environmental and Other Regulations

We are subject to Chinese national and local environmental protection regulations which currently impose fees for the discharge of any waste substance, charge fines for pollution, and provide for the closure by the Chinese government of any facility that fails to comply with orders requiring it to cease or improve upon certain activities causing environmental damage. Due to the nature of our business, we produce certain amounts of waste water, gas, and solid waste materials during the course of our production. We believe that our environmental protection facilities and systems are adequate for us to comply with the existing national, provincial and local environmental protection regulations. However, Chinese national, provincial or local authorities may impose additional or more stringent regulations which would require additional expenditure on environmental matters or changes in our processes or systems.

Legal Proceedings

From time to time, we may be involved in various claims and legal proceedings arising in the ordinary course of business. We are not currently a party to any such claims or proceedings which, if decided adversely to Wowjoint, would either, individually or in the aggregate, have a material adverse effect on our business, financial condition, results of operations or cash flows.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Our current directors and executive officers are as follows:

Name	Age	Position
Yabin Liu	53	Chief Executive Officer and Chairman of the Board of Directors
Fude Zhang	55	Chief Technical Officer and Director
John Rui Peng	30	Controller and acting Chief Financial Officer
Liguo Liu	40	Senior Vice President of Marketing and Sales
Feizhou Hao	44	Director
Jibing Li	57	Director
Chun Liu	70	Director

Yabin Liu became our chief executive officer and chairman of the board of directors upon consummation of the acquisition. Mr. Liu has extensive experience in the railway and railway related construction equipment industry in China. He has served as chief executive officer of Beijing Wowjoint since its inception in 2004. Since 1996, Mr. Liu has been serving as general manager of Beijing Wan Qiao Mechanical and Electrical Equipment Co., Ltd., a consulting company and a minority shareholder of Beijing Wowjoint. Since May 2009, Mr. Liu has been serving as president and sole director of Bright Bridge Construction, Inc., a dormant Nevada company, expected to engage in the marketing of Wowjoint’s equipment to the North American market. From 1994 to 1996, Mr. Liu served as chief coordinator with China Academy of Railway Sciences to promote international academic exchange in railway construction technologies. From 1982 to 1994, he served with the China Academy of Railway Sciences in various academic research positions as engineer, associate professor and director in charge of academic research.

Mr. Liu’s introduction of the first 900T special carrier and the first 900T launching gantry for traversing through tunnels were named by Bridge Design & Construction of England as the newest innovative technology introduced to the construction of erected paved roads. Mr. Liu was named honorary professor by his school Beijing Jiaotong University on September 2008. His research has been published numerous times in both English and Chinese. Mr. Liu received his Bachelors degree in mechanics from Beijing Jiaotong University

Fude Zhang became our chief technical officer and a director upon consummation of the acquisition. Mr. Zhang has served as deputy general manager with Beijing Wowjoint since its inception in 2004. Prior to that, Mr. Zhang served as deputy general manager of Beijing Wan Qiao Mechanical and Electrical Equipment Co., Ltd. From 1989 to 1996, he worked in various engineering positions including engineer and chief engineer at Beijing Internal Combustion Engine of the Beijing Railway Bureau. From 1982 to 1989, he worked as engineer and chief engineer at the Huairou North Locomotive Depot of the Beijing Railway Bureau. Mr. Zhang received his Bachelors degree in mechanics from Beijing Jiaotong University.

John Rui Peng became our controller in January 2011.  He is also serving as acting chief financial officer following the resignation of Anthony Hung, for personal reasons, on November 3, 2010, while a search for a new chief financial officer is underway. Prior to joining Wowjoint, Mr. Rui served as senior auditor at Deloitte Touche Tohmatsu CPA Ltd. in Beijing from August 2007 to September 2010.  Prior to that Mr. Peng served as senior auditor with PriceWaterhouseCoopers CPA Ltd. in Beijing from July 2006 to July 2007, and as auditor from September 2004 to June 2006. Mr. Rui received a Bachelor of Economics degree from The University of International Business and Economics.

Liguo Liu  became our senior vice president of marketing and sales upon consummation of the acquisition. Mr. Liu has served as vice general manager of sales with Beijing Wowjoint since its inception in 2004. In 1998, Mr. Liu joined Beijing Wan Qiao Mechanical and Electrical Equipment Co., Ltd. as an engineer. From 1994 to 1997, he worked at Hebei Qinhuangdao Municipal Engineering Corp Second Corp, where he performed mainly as an engineer responsible for the quality of engineering and construction of the local municipal construction projects. Mr. Liu received his Bachelors degree in construction machinery from Hebei Zhangjiakou Constructional Engineering University.

Hao Feizhou became a director of Wowjoint in August 1, 2011.  Mr. Hao has many years of investment banking and fund management experience. From 1998 to 2006, Mr. Hao was advisor for the initial public offerings and listings on Chinese Stock Exchanges of a number of companies including Hubei Huaxin Cement Co. Ltd., Xinjiang Dushanzitianli High-tech Co. Ltd and Foshan Huaxin Packaging Co. Ltd. Since 2006, Mr. Hao has been employed by China Golden Future, Inc., which was founded by the China Research Development Foundation under the State Council’s Research Development Center.  Mr. Hao is currently involved in preparing for the launch of a hedge fund in China, which will engage in the acquisition of mineral resources in China, Australia, Mexico, the United States, Western Africa, and other countries and regions. Mr. Hao has a Master's degree in Finance & Economics from China Central University of Finance & Economics and a Bachelor’s degree from China University of Geosciences.

Jibing Li began serving as director to Wowjoint upon the consummation of the acquisition. Mr. Li has been involved widely in the financial and strategic planning with both private and public listed companies both in the US and China. From 2004 to 2009, Mr. Li has been a chief economist with UTStarcom, Inc. (Nasdaq: UTSI). From 2001 to 2004, he served as chief economist and general manager of strategic planning with China Unicom (NYSE: CHU; Hong Kong Exchange: 0762). From 1998 to 2001, he also served as head of research with China Telecom. Prior to Mr. Li’s return to work in China, he held various positions as economist with Virginia State Corporation Commission and Montana Public Service Commission. Mr. Li is a Ph.D. candidate of Beijing University and the School of Business of the University of Wyoming (pending dissertation). He received his Master’s degree in economics from the School of Business of the University of Wyoming and a Bachelor’s degree in mechanical and electrical engineering from Beijing Jiaotong University.

Chun Liu began serving as director to Wowjoint upon the consummation of the acquisition. Mr. Liu has been providing freelance consulting to the industry of railway engineering since 2001. From 1999 to 2001, Mr. Liu was appointed deputy chief commander in charge of engineering of the construction of the express railway from Qinghuandao to Shenyang, an express railway with designed speeds of up to 250 kilometer/hour and a total length of 401 kilometers. He was responsible for the overall supervision of the engineering and construction of this first express railway built in China. After college and from 1965 to 1999, Mr. Liu was with China Railway Engineering Group in various positions as technician, engineer, senior engineer, chief engineer, commander in engineering and duty chief commander in engineering, all involved in the construction of conventional or high speed railways. He has been involved greatly in the development of the China railway system from its infancy to where the Chinese railway system is today. He has published various research papers in the field of railway engineering. He is a China Honor Scientist. Mr. Liu received his Bachelor’s degree in engineering from Tang Shan Railway Institute.

Board Committees

China Fundamental’s board of directors has established an audit committee, a compensation committee and a nomination governance committee.

Audit Committee.  Our audit committee consists of Jibing Li, Feizhou Hao and Chun Liu as of August 15, 2011. Mr. Li is the chair of our audit committee, and we believe that Mr. Hao qualifies as an “audit committee financial expert”, as such term is defined in the rules of the Securities and Exchange Commission.

Our board of directors has adopted an audit committee charter, providing for the following responsibilities of the audit committee:

•	retaining and terminating our independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

•	discussing the annual audited financial statements with management and the independent auditors;

•	annually reviewing and reassessing the adequacy of our audit committee charter;

•	such other matters that are specifically delegated to our audit committee by our board of directors after the business combination from time to time;

•	meeting separately and periodically with management, the internal auditors and the independent auditors; and

•	reporting regularly to the board of directors.

Compensation Committee.  Our compensation committee consists of Messrs. Feizhou Hao, Jibing Li and Chun Liu as at August 15, 2011. Mr. Hao is the chair of our compensation committee. Messrs. Hao, Li and Liu do not have any direct or indirect material relationship with us other than as a director.

Our board of directors adopted a compensation committee charter, providing for the following responsibilities of the compensation committee:

•	reviewing and making recommendations to the board regarding our compensation policies and forms of compensation provided to our directors and officers;

•	reviewing and making recommendations to the board regarding bonuses for our officers and other employees;

•	reviewing and making recommendations to the board regarding share-based compensation for our directors and officers;

•	administering our share option plans, if they are established in the future, in accordance with the terms thereof; and

•	such other matters that are specifically delegated to the compensation committee by our board of directors after the business combination from time to time.

Nomination Committee.  Our nomination committee consists of Messrs. Feizhou Hao, Jibing Li and Chun Liu as at August 15, 2011. Mr. Chun Liu is the chair of our nomination committee. Messrs. Hao, Li and Liu did not have any direct or indirect material relationship with us other than as a director.

Our board of directors adopted a nomination committee charter, providing for the following responsibilities of the nominations committee:

•	overseeing the process by which individuals may be nominated to our board of directors after the business combination;

•	identifying potential directors and making recommendations as to the size, functions and composition of our board of directors after the business combination and its committees;

•	considering nominees proposed by our shareholders;

•	establishing and periodically assessing the criteria for the selection of potential directors; and

•	making recommendations to the board of directors on new candidates for board membership.

The business address of each party described above, apart from Mr. Feizhou Hao, is 1108 A Block Tiancheng Mansion, #2 Xinfeng Road, Deshengmenwai Street, Xicheng District Beijing.

Compensation

China Fundamental

China Fundamental did not provide compensation to any of its directors.

Directors of China Fundamental were reimbursed for all business-related expenses incurred while helping us to identify potential target businesses and perform due diligence on suitable business combinations.

Since China Fundamental did not have an operating business prior to the acquisition on February 22, 2010, its officers did not receive any compensation for their service and, since it had no other employees, China Fundamental did not have any compensation policies, procedures, objectives or programs in place.

Beijing Wowjoint

The following table shows information concerning the annual compensation for services provided by Beijing Wowjoint to its executives during the periods indicated.:

						Total
Name	Year Ended	Salary		Bonus		Compensation

Yabin Liu	December 31, 2010	RMB	209,728	RMB	222,569	RMB	432,297
	December 31, 2009 (four months only)	RMB	60,700	RMB	80,080	RMB	140,780
	August 31, 2009	RMB	226,380	RMB	240,240	RMB	466,620
	August 31, 2008	RMB	221,760	RMB	240,240	RMB	462,000
	August 31, 2007	RMB	188,496	RMB	204,549	RMB	393,045

Fude Zhang	December 31,2010	RMB	205,331	RMB	204,363	RMB	409,694
	December 31,2009 (four months only)	RMB	55,425	RMB	69,693	RMB	125,118
	August 31, 2009	RMB	210,070	RMB	209,080	RMB	419,150
	August 31, 2008	RMB	205,920	RMB	209,080	RMB	415,000
	August 31, 2007	RMB	175,032	RMB	174,510	RMB	349,542

Liguo Liu	December 31,2010	RMB	150,871	RMB	231,189	RMB	382,060
	December 31,2009 (four months only)	RMB	43,137	RMB	78,840	RMB	121,977
	August 31, 2009	RMB	154,350	RMB	236,520	RMB	390,870
	August 31, 2008	RMB	150,480	RMB	236,520	RMB	387,000
	August 31, 2007	RMB	127,908	RMB	199,372	RMB	327,280

Yasheng Liu	December 31,2010	RMB	96,176	RMB	89,431	RMB	185,607
	December 31,2009 (four months only)	RMB	24,642	RMB	33,800	RMB	58,442
	August 31, 2009	RMB	109,047	RMB	101,400	RMB	210,447
	August 31, 2008	RMB	108,000	RMB	101,400	RMB	209,400
	August 31, 2007	RMB	91,800	RMB	84,540	RMB	176,340

Wowjoint currently has no options or long-term compensation plans.

In developing future salary ranges, potential bonus payouts, equity awards and benefit plans, it is anticipated that our Compensation Committee will take into account: (1) competitive compensation among comparable companies and for similar positions in the market, (2) relevant ways to incentivize and reward senior management for improving shareholder value while building Wowjoint into a successful company, (3) individual performance, (4) how best to retain key executives, (5) our overall performance, (6) our ability to pay, and (7) other factors deemed to be relevant at the time.

Specific compensation plans for our key executives will be negotiated and established by the Compensation Committee. This will include, but may not be limited to, the Wowjoint executives who currently have employment contracts.

Compensation Committee Interlocks And Insider Participation

No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any interlocking relationship existed in the past.

Director Independence

Our board of directors has determined that Messrs. Feizhou Hao, Jibing Li and Chun Liu qualify as independent directors.

We pay US$5,000 to each of our three independent directors annually, inclusive of all business-related expenses.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our ordinary shares as of June 30, 2011, by:

•	each person who is the owner of more than 5% of our ordinary shares outstanding after the consummation of the acquisition;

•	each person who became an executive officer or director of the Company upon consummation of the acquisition; and

•	all of our directors and executive officers as a group.

The information below gives effect to the issuance of the 5,700,000 ordinary shares that were issued upon the closing of the acquisition, but not to the 500,000 ordinary shares that are issuable upon achievement of certain incentive targets, as described in "Shares Eligible for Future Sale.".

Ordinary shares which an individual or group has a right to acquire within 60 days pursuant to the exercise the warrants noted above, and the pre-IPO and private placement warrants issued to our investors prior to the acquisition of China Fundamental, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table below.

Name and Address of Beneficial Owner	Number of Shares of Ordinary Shares Beneficial Ownership	Percentage of Outstanding Ordinary Shares

Realink Group Limited(1)(2)	4,349,100	54.7%
Yabin Liu(1) (2)	1,931,087	24.3%
Fude Zhang(1) (2)	1,718,590	21.6%
Huijing Liu(1) (2)	466,224	5.9%
Liguo Liu(1) (2)	233,199	2.9%
Jibing Li(2)	-0-	—
Chun Liu(2)	-0-	—
Feizhou Hao	-0-	—
Ralco Capital Limited(4)	1,271,274	16.0%
Chun Yi Hao(4)	1,271,274	16.0%
Rising Year Group Limited(5)	1,257,610	15.8%
Hope Ni(3)(5)	1,257,610	15.8%
Paul Packer (6)	644,381	8.1%
Globis International Investments L.L.C.(6)	322,190	4.1%
Globis Capital Management L.P. (6)	322,191	4.1%
Globis Capital LLC(6)	322,191	4.1%
Globis Capital Partners L.P. (6)	225,534	2.8%
Globis Capital Advisors, L.L.C.(6)	225,534	2.8%
Globis Overseas Fund Ltd. (6)	96,657	1.2%
Oliveira Capital, LLC (7)	644,381	8.1%
Steven M. Oliveira(7)	644,381	8.1%
Chardan Capital Markets, LLC(9)	672,222	8.5%
All directors and executive officers as a group (6 individuals)*	3,882,876	48.8%

* Includes Messrs, Yabin Liu, Fude Zhang, Liguo Liu, Jibing Li, Chun Liu and Feizhou Hao.

(1)
Mr. Yabin Liu is 44.40% holder of Realink Group Limited, a British Virgin Island company, and he has voting power and dispositive power with respect to 44.40% of the ordinary shares owned by Realink Group Limited. Mr. Liu is the sole director of Realink Group Limited. Mr. Fude Zhang is 39.52% holder of Realink Group Limited, and he has voting power and dispositive power with respect to 39.52% of the ordinary shares owned by Realink Group Limited. Mr. Yasheng Liu, recently decreased, was a 10.72% holder of Realink Group Limited, and he held voting power and dispositive power with respect to 10.72% of the ordinary shares owned by Realink Group Limited. Mr. Yasheng Liu was the younger brother of Mr. Yabin Liu. Huijing Liu, the son of the late Mr. Yasheng Liu,  has acquired the voting power and dispositive power with respect to these shares. Mr. Liguo Liu is 5.36% holder of Realink Group Limited, and he has voting power and dispositive power with respect to 5.36% of the ordinary shares owned by Realink Group Limited.  In addition, the shareholders of Realink Group Limited, have agreed that 3,696,735 of the ordinary shares held by them shall be held in escrow commencing as of the consummation of the acquisition. Such shares shall be held in escrow until February 22, 2014.  In addition, pursuant to an earn-out provision in the Share Purchase Agreement, the Company has agreed to issue to Realink Group Limited (“Realink”), one of shareholders of Beijing Wowjoint prior to the acquisition, up to 500,000 additional shares if certain performance targets are achieved by the Company.  The performance targets are set forth in the Prospectus in the Section entitled “Shores Eligible for Future Sale”, which information is incorporated herein by reference.

(2)	Unless otherwise indicated, the business address of each of the individuals is Beijing Wowjoint Machinery Co., Du Shi Industrial Park, Songzhuang Town, Tongzhou Dist, Beijing 101118 P.R. China.
(3)	Ms. Ni’s business address is 38 Taitam Road, Pacific View, Block 4, Apartment 16B, Hong Kong.
(4)
Mr. Hao is the sole shareholder of Ralco Capital Limited, and he has sole voting power and dispositive power with respect to the ordinary shares owned by Ralco Capital Limited.  Includes private placement warrants to purchase 305,556 ordinary shares and founders warrants to purchase 482,859 shares. Mr. Hao’s business address is Room 2301, World-Wide House, 19 Des Voeux Road, Central, Hong Kong.

(5)
Ms. Ni is the sole shareholder of Rising Year Group Limited, and she has sole voting power and dispositive power with respect to the ordinary shares owned by Rising Year Group Limited.  Includes private placement warrants to purchase 305,556 ordinary shares and founders warrants to purchase 481,027 shares.

(6)
The principal office and business address is 60 Broad Street, 38th floor, New York, NY 10004. Represents (i) Globis Capital Partners, L.P., a Delaware limited partnership (‘‘Globis Partners’’), with respect to ordinary shares directly held by it (includes warrants to purchase 209,989 shares); (ii) Globis Capital Advisors, L.L.C., a Delaware limited liability company (‘‘Globis Advisors’’), serves as the general partner of Globis Partners, with respect to ordinary shares directly held by Globis Partners (includes founders and private placement warrants to purchase 209,989 shares); (iii) Globis Overseas Fund, Ltd., a Cayman Islands exempted company (‘‘Globis Overseas’’), with respect to ordinary shares directly held by it (includes founders and private placement warrants to purchase 89,995 shares); (iv) Globis Capital Management, L.P., a Delaware limited partnership (the ‘‘Investment Manager’’), which serves as investment manager to, and has investment discretion over the securities held by, Globis Partners and Globis Overseas, with respect to ordinary shares directly held by Globis Partners and Globis Overseas(includes warrants to purchase 299,984 shares); (v) Globis Capital, L.L.C., a Delaware limited liability company (‘‘GC’’), which serves as the general partner of the Investment Manager, with respect to ordinary shares directly held by Globis Partners and Globis Overseas (includes founders and private placement warrants to purchase 299,984 shares); (vi) Globis International Investments LLC, a Delaware limited liability company (“Globis International”) with respect to ordinary shares directly held by it (includes founders and private placement warrants to purchase 299,984 shares), and (vii) Mr. Paul Packer (‘‘Mr. Packer’’), who is the Managing Member of Globis Advisors, GC, and Globis International with respect to ordinary shares directly held by Globis Partners, Globis Overseas and Globis International (includes founders and private placement warrants to purchase 599,968 shares).

(7)
Mr. Steven Oliveira has sole voting power and dispositive power with respect to the ordinary shares owned by Oliveira Capital, LLC. The business address of Mr. Steven Oliveira and Oliveira Capital, LLC is 18 Fieldstone Court, New City, New York 10956. Includes 44,413 ordinary shares and founders warrants to purchase 44,413 shares, and private placement warrants to purchase 555,555 shares.

(8)	The address of Mr. Samuel is 13990 Rancho Dorado Bnd, San Diego, CA 92130. Includes warrants to purchase 485,000 shares.
(9)
Chardan Capital Markets, LLC served as the lead underwriter in our initial public offering. Its business address is 17 State Street, Suite 1600, New York, NY 10004. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

SHARES ELIGIBLE FOR FUTURE SALE

We had 7,949,965 ordinary shares outstanding as of September 30, 2011. Of these shares, 1,185,903 ordinary shares are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of China Fundamental’s affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. Any of these shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will be restricted from public sale as restricted stock.

In connection with our acquisition of Beijing Wowjoint, 5,700,000 ordinary shares were issued to Beijing Wowjoint’s shareholders. Of these, 3,696,735 ordinary shares have been placed in escrow for a period of four years from February 22, 2010, the consummation date of the business combination, to closely align the economic interests of the majority shareholders of Beijing Wowjoint and the company’s executive management team to the long term interest of the public investors of the company. The escrow shares are not cancelable. Once the lock up period is over, these shares will be released from escrow to the holders by the escrow agent. Holders of these escrow shares may make a transfer of escrow shares or their beneficial interest therein (a) to relatives and trusts for estate planning purposes, (b) by virtue of the laws of descent and distribution upon death, or (c) to a special purpose vehicle controlled by such shareholder. As the shareholders whose shares are held in escrow and their permitted transferees will retain all other rights as shareholders with respect to their ordinary shares, including the right to vote their ordinary shares, these shares are included in the beneficial ownership table below.

In addition, up to 500,000 earn-out shares are issuable upon the achievement of several performance targets. In particular,

•
200,000 earn-out shares will be issued in the event that our closing price per share is at or above $10.00 for 180 days out of 360 days during the period from the acquisition closing date to the second anniversary of the closing date.

•
200,000 earn-out shares will be issued in the event that our closing price per share is at or above $13.80 for 180 days out of 360 days during the period from the acquisition closing date to the third anniversary of the closing date.

•
100,000 earn-out shares will be issued in the event that our average daily trading volume is no less than 200,000 ordinary shares for three consecutive months during the period from the closing date of the acquisition to the second anniversary of the closing date.

For example, if the per share closing price is above the target price for 180 days in any consecutive 360 days in the two or three year period from the closing date of the business combination, February 22, 2010, the performance target will have been met, and the respective incentive shares will be issued.

The earn-out shares described above are not subject to escrow.

There were 4,256,250 outstanding warrants issued in our initial public offering, each for the purchase of one share at an exercise price of $5.00. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. Concurrently with our initial public offering, we sold to our underwriters an option to purchase up to a total of 225,000 units, exercisable at $10 per unit. The securities underlying the underwriter’s unit purchase option and underlying securities have registration rights and may be sold according to Rule 144.

In addition, our pre-IPO shareholders own warrants to purchase 3,008,506 shares, which warrants and the underlying shares are also restricted securities under Rule 144.

In connection with its initial public offering, China Fundamental issued a unit purchase option to the representatives of the underwriters which is exercisable for 225,000 units. The units and the securities underlying the underwriters’ unit purchase option have registration rights and may be sold according to Rule 144.

None of these restricted securities were eligible for sale under Rule 144 prior to March 10, 2011 (one year following the filing of certain information with the SEC (Form 10 information) after the consummation of China Fundamental’s initial business combination).

In addition, a warrant to purchase 60,000 of our ordinary shares at a strike price equal to $10.00 will be issued to our investor relations firm, Hayden Communications International, Inc., as compensation for certain investor relations services to be provided.

Therefore, as of September 30, 2011, there were an aggregate of 7,549,750 shares that may be issued in the future upon exercise of outstanding warrants and purchase options.

Rule 144.  Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;

2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.
has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that do not, with respect to the shares, exceed the greater of either of the following:

1.	1% of the total number of shares then outstanding; or

2.	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about Wowjoint, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

China Fundamental

On December 12, 2007, Ralco Capital Limited, 100% owned by China Fundamental’s former chief executive officer, Mr. Hao and Rising Year Group Limited, 100% owned by the former chairman of its board of directors, Ms. Ni, its former director, Dr. Ma, and former special adviser, Mr. Tan, purchased 1,257,813 ordinary shares and warrants of the China Fundamental for an aggregate purchase price of $25,000. Ralco Capital Limited and Rising Year Group Limited transferred 45,000 of their ordinary shares and warrants to Oliveira and Globis, respectively, in February 2008. On April 14, 2008, China Fundamental repurchased from Ralco Capital Limited and Rising Year Group Limited an aggregate of 179,688 ordinary shares and warrants at nominal cost, leaving 1,078,125 ordinary shares and warrants outstanding. Rising Year Group Limited subsequently transferred 10,000 of its ordinary shares to Ms. Amy Kong, currently a senior vice president of the company.

Pursuant to a registration rights agreement China Fundamental’s pre-IPO shareholders are entitled to certain registration rights. Specifically, (a) the private placement warrants and the underlying ordinary shares are entitled to certain registration rights commencing upon the consummation of a business combination; and (b) the initial shareholders’ ordinary shares will be entitled to certain registration rights six months after the consummation of a business combination. We are only required to use our best efforts to cause a registration statement relating to the resale of such securities to be declared effective and, once effective, only to use our best efforts to maintain the effectiveness of the registration statement. The holders of warrants do not have the rights or privileges of holders of our ordinary shares or any voting rights until such holders exercise their respective warrants and receive ordinary shares. Permitted transferees that receive any of the above described securities from our initial shareholders will, under certain circumstances, be entitled to the registration rights described herein. We will bear the expenses incurred in connection with the filing of any such registration statements.

China Fundamental agreed to pay Olympic Spring Limited, a company jointly and equally owned by Chun Yi Hao and Hope Ni, a total of $7,500 per month for office space, administrative services and secretarial support for a 24 month period commencing in May 2008. This arrangement was agreed to by Olympic Spring Limited for China Fundamental’s benefit and was not intended to provide Olympic Spring Limited compensation in lieu of a management fee. China Fundamental believes that such fees were at least as favorable as it could have obtained from an unaffiliated third party.

Chun Yi Hao and Hope Ni had provided China Fundamental with loans in the aggregate amount of $70,000. These loans were provided to pay the expenses of this offering referenced in the line items above for the SEC registration fee, FINRA registration fee, and certain accounting and legal fees and expenses. The loans were non-interest bearing and unsecured. The loans were repaid in June 2008 out of the proceeds of the initial public offering not placed in the trust account.

China Fundamental reimbursed its officers and directors for reasonable out-of-pocket business expenses incurred by them in connection with certain activities on its behalf such as identifying and investigating possible target businesses and business combinations. Subject to availability of proceeds not placed in the trust account and up to an aggregate of $0.85 million of the interest income, net of taxes, on the balance in the trust account to be released to it, there was no limit on the amount of out-of-pocket expenses that could be incurred. This formula was a result of a negotiation between China Fundamental and the underwriters and was meant to help maximize the amount of money in the trust account that would be returned to the investors if it does not consummate a business combination within the permitted time.

Other than the $7,500 per month administrative fees and reimbursable out-of-pocket expenses payable to Olympic Spring Limited, no compensation or fees of any kind, including finders and consulting fees, were paid to any of China Fundamental’s directors, or to any of their respective affiliates for services rendered to China Fundamental prior to or with respect to the business combination.

Our board of directors has approved the procedure whereby all ongoing and future transactions between us and any of our directors or their respective affiliates, will be on terms believed by it at that time, based upon other similar arrangements known to it, to be no less favorable than are available from unaffiliated third parties. Such transactions will require prior approval in each instance by a majority of our uninterested “independent” directors, or the members of our board who do not have an interest in the transaction, in either case who had access, at its expense, to its attorneys or independent legal counsel. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to it than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

Beijing Wowjoint

The “Amount due from related parties” and “Due to related parties” reflected in Beijing Wowjoint’s consolidated financial statements for the year ended August 31, 2009, represented the advances to or from Beijing Wowjoint’s shareholders. The amounts were unsecured, non-interest bearing and due on demand. As of August 31, 2009 and 2008, amount due from related parties amounted to $31,104 and $420,267, respectively. As of August 31, 2009 and 2008, amounts due to related parties amounted to $0 and $156,606, respectively. These amounts have since been repaid.

In a reorganization conducted in mid-2010, shareholders of Beijing Wowjoint Machinery Co. Ltd. transferred their share ownership to BXFI.

There were eight shareholders of Beijing Wowjoint Machinery Co. Ltd. at the time when Beijing Wowjoint Machinery Co. Ltd.’s outstanding shares were transferred to BXFI. The share transfer agreements involved nominal consideration of RMB1 million paid in connection with the transfer. The former shareholders agreed to loan the entire stock transfer proceeds to the company for general working capital purposes. Messrs. Yabin Liu, Fude Zhang, Liguo Liu and the late Yasheng Liu held a total of 89.6% of proceeds from Stock Purchase Agreement. They were also officers of Wowjoint Holdings. In their good faith to ensure Wowjoint has more cashflow for its operations, they agreed to and were able to convince all the other recipients to loan the 1 million RMB back to Wowjoint and subsequently waive the loan. In August 2010, we announced that the replacement of the variable interest entity contractual arrangement between Beijing Wowjoint Machinery Co. Ltd. and BXFI had been finalized. BXFI now directly owns 100% of Beijing Wowjoint Machinery Co. Ltd. We believe that this direct ownership structure eliminates the risk that the previous contractual arrangements may not have been as effective in providing us with operational control over Beijing Wowjoint Machinery Co. Ltd. as we anticipate our new direct ownership structure will provide. We also believe that our new direct ownership structure increases our overall transparency and removes any confusion with respect to, our corporate ownership structure.

DESCRIPTION OF SECURITIES

We are a Cayman Islands company and affairs are governed by our memorandum and articles of association and the Companies Law and the common law of the Cayman Islands. The following are summaries of all of the material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares, as well as our units, ordinary shares and warrants themselves.

Our memorandum and articles of association currently authorizes share capital consisting of 49,000,000 ordinary shares, $0.001 par value, and 1,000,000 shares of undesignated preferred share, $0.001 par value. As at September 30, 2011, 7,949,965 ordinary shares were outstanding, including ordinary shares forming part of outstanding units. No preferred shares were outstanding as of that date.

The following description summarizes the material terms of our shares. Because it is only a summary, it may not contain all the information that is important to you. For a complete description you should refer to our second amended memorandum and articles of association (the “memorandum and articles of association”), which are included as an exhibit to this prospectus, and to the applicable provisions of Cayman Islands law.

Units

Public Shareholders’ Units

Each unit consists of one ordinary share and one warrant. Each warrant entitles the holder to purchase one share of ordinary shares at a price of $5.00 per ordinary share, subject to adjustment. Holders of the warrants must pay the exercise price in full upon exercise of the warrants. Holders will not be entitled to receive a net cash settlement upon exercise of the warrants. The ordinary shares and warrants comprising the units began to trade separately on July 22, 2008.

Underwriters’ Option to Purchase Units

In connection with China Fundamental’s initial public offering, we issued the representatives of our underwriters the option to acquire 225,000 units, each consisting of one ordinary share and one warrant. The option is exercisable at $5.00 per share.

Ordinary Shares

Except for such voting rights that may be given to one or more series of preferred shares issued by the board of directors pursuant to the power granted by our articles of association or required by law, holders of ordinary shares will have exclusive voting rights for the election of our directors and all other matters requiring shareholder action. Holders of ordinary shares will be entitled to one vote per share on matters to be voted on by shareholders and also will be entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefore. Upon our dissolution, our public shareholders will be entitled to receive pro rata all assets remaining available for distribution to shareholders after payment of all liabilities and provision for the liquidation preference of any preferred shares outstanding at the time. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares, except that public shareholders had the right to have their ordinary shares redeemed for cash equal to their pro rata share of the trust account, plus any interest, if they had voted (i) against the extended period, and it was approved, or (ii) against the business combination and the business combination was approved and completed.

Our initial shareholders agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of their ordinary shares until August 22, 2010, six months from the date of the consummation of the business combination with Beijing Wowjoint. However, our initial shareholders are permitted to transfer their ordinary shares to our officers and our directors, and other persons or entities associated with such persons, but the transferees receiving such securities will be subject to the same agreement as our initial shareholders.

The payment of dividends, if any, on our ordinary shares will be subject to the prior payment of dividends on any outstanding preferred shares, of which there is currently none.

In connection with China Fundamental's initial public offering, all of  its existing shareholders at the time, including the purchaser of  its private placement warrants, placed  the ordinary shares and warrants they owned before the offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions for transfers (as discussed below), these securities, excluding the private placement warrants, were not transferable during the escrow period and were not eligible for release from escrow until August 22, 2010 — six months after our consummation of a business combination.

Holders of these securities  held in escrow were not be able to sell or transfer their securities except (1) to an entity’s beneficiaries upon its liquidation, (2) to relatives and trusts for estate planning purposes, (3) by virtue of the laws of descent and distribution upon death, (4) pursuant to a qualified domestic relations order, (5) to  China Fundamental's existing shareholders and persons affiliated with them or (6) by private sales with respect to up to 33% of the existing shareholders’ ordinary shares made at or prior to the consummation of  the business combination at prices no greater than the price at which the ordinary shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement. The existing shareholders and their permitted transferees will retain all other rights as shareholders with respect to the existing shareholders’ ordinary shares, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared.

1,064,063 ordinary shares and the same number of warrants originally issued to China Fundamental's founders at the time China Fundamental was established in December 2007 were subject to this escrow agreement. Now that the escrow period for these securities has expired, the holders may request the release of these escrowed securities at any point, although some of the holders of the securities have not yet made such a request to the escrow agent.

A total of  1,944,444 private placement warrants were also subject to this escrow, and were not transferable during the escrow period.  However, these private placement warrants became eligible for release from the escrow  upon the consummation of  the business combination on February 22, 2010 and are being registered for resale on behalf of selling security holders, along with the ordinary shares underlying the warrants

Preferred Shares

Our second amended memorandum and articles of association provides that preferred shares may be issued from time to time in one or more series. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of our ordinary shares and could have anti-takeover effects. The ability of our board of directors to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. This is because the terms of the preferred shares would be designed to make it prohibitively expensive for any unwanted third party to make a bid for our shares. We have no preferred shares outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future. Notwithstanding the foregoing, our articles of association prohibits us from issuing preferred shares prior to our initial business combination, except in connection with the consummation of our initial business combination that has been approved by a majority of the votes cast by our public shareholders.

Warrants

As of September 30, 2011, we had 7,264,756 warrants outstanding, including warrants forming part of publicly traded units.

Each warrant entitled the registered holder to purchase one ordinary share at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the consummation of a business combination; or

•	May 15, 2009,

provided in each case that there is an effective registration statement covering the ordinary shares underlying the warrants in effect.

The warrants will expire on May 15, 2012 at 5:00 p.m., New York time. Now that the warrants have become exercisable, we may call the warrants for redemption, including the warrants underlying the unit purchase option if the unit purchase option has been exercised and the warrants are outstanding:

•	in whole but not in part,

•	at a price of $0.01 per warrant,

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•	if, and only if, an effective registration statement covering the ordinary shares issuable upon exercise of the warrants is current and available throughout the 30-day redemption period, and

•
if, and only if, the reported last sale price of the ordinary shares equals or exceeds $10.00 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

We have established these redemption criteria to provide warrant holders with a significant premium to the initial warrant exercise price as well as a sufficient degree of liquidity to cushion the market reaction, if any, to our redemption call. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, there can be no assurance that the price of the ordinary shares will exceed the redemption trigger price or the warrant exercise price after the redemption notice is issued.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement and any amendments thereto, which were filed as exhibits to our initial public offering registration statement, for a complete description of the terms and conditions of the warrants.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary dividend, or our recapitalization, reorganization, merger or consolidation. However, the exercise price and number of ordinary shares issuable on exercise of the warrants will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to those ordinary shares. Under the warrant agreement, we have agreed to maintain a current prospectus relating to the ordinary shares issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to keep the prospectus included in such registration statement current. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants or if the prospectus relating to the ordinary shares issuable on the exercise of the warrants is not current. In the event that a registration is not effective at the time of exercise, the holder of such warrant shall not be entitled to exercise such warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will we be required to net cash settle the warrant exercise. Consequently, the warrants may expire unexercised and unredeemed.

No fractional shares will be issued upon exercise of the warrants. If a holder exercises warrants and would be entitled to receive a fractional interest of a share, we will round up the number of ordinary shares to be issued to the warrant holder to the nearest whole number of shares.

Purchase Option

Concurrently with our initial public offering, we sold to our underwriters for $100 an option to purchase up to a total of 225,000 units, exercisable at $10 per unit.

Dividends

We have not paid any dividends on our ordinary shares to date. The payment of future dividends, if any, will depend on our revenues and earnings, if any, capital requirements and general financial condition. The payment of dividends will be within the discretion of our then-board of directors. Our board of directors currently intends to retain any earnings for use in our business operations and, accordingly, it does not anticipate the board declaring any dividends in the foreseeable future.

Differences in Corporate Law between the Cayman Islands and the United States

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law or recent English statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. Previously Cayman Islands law did not provide for mergers as that expression is understood under United States corporate law. However, the Companies (Amendment) Law, 2009 which came into force on May 11, 2009 introduced a new mechanism for mergers and consolidations between Cayman Islands companies (and between Cayman Islands companies and foreign companies if the merged company or consolidated company will continue to be a Cayman Islands company). Merger means the merging of two or more constituent companies into a sole remaining constituent company or surviving company and the vesting of the assets and liabilities of the constituent companies in the surviving company. Consolidation means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of the constituent companies in the consolidated company. The directors of each constituent company must approve a written plan of merger or consolidation (the “Plan”). The Plan must contain certain prescribed information including the basis of converting the shares in each constituent company into shares of the consolidated company or surviving company and the rights attached thereto; any proposed amendments to the memorandum and articles of the surviving company in a merger or the proposed new memorandum and articles of the consolidated company in a consolidation and details of all secured creditors. The Plan must be approved by the shareholders of each constituent company by either:

(a)	a majority in number representing 75% in value of the shareholders voting together as one class; or

(b)
a special resolution of the shareholders voting together as one class if the shares to be issued to each shareholder in the consolidated company or in the surviving company are to have the same rights and economic value as the shares held in the constituent company.

Shareholders do not need to approve a merger between a Cayman parent company and a Cayman subsidiary. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

The Plan must be filed with the Registrar of Companies together with supporting documents including a  declaration (i) of solvency (debts as they fall due), (ii) that the merger or consolidation is bona fide and not intended to defraud unsecured creditors of the constituent companies, (iii) of the assets and liabilities of each constituent company, (iv) that no proceedings are outstanding and that no order has been made or resolution passed to wind up the constituent company or to appoint a receiver, trustee or administrator in any jurisdiction (v) that no scheme, order, compromise or arrangement has been made in any jurisdiction whereby the rights of creditors have been suspended or restricted and an undertaking that a copy of the certificate of merger or consolidation will be given to members and creditors of the constituent company and published in the Cayman Islands Gazette.

A certificate of merger or consolidation is issued by the Registrar of Companies which is prima facie evidence of compliance with all statutory requirements in respect of the merger or consolidation.

The effective date of a merger or consolidation is the date the Plan is registered by the Registrar of Companies although the Plan may provide for an effective date up to 90 days after the date of registration.

A dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation unless (i) an open market on a recognized stock exchange or interdealer quotation system exists for the shares at the end of the dissent period (see below) and (ii) the merger or consolidation consideration consists of shares of the surviving or consolidated company or depository receipts in respect thereof; shares or depository receipts of any other company which are listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than 2000 holders on the effective date of the merger or consolidation; cash in lieu of fractional shares or depository receipts. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

The following procedure will otherwise apply:

1.	The dissentient shareholder must give written notice of objection (“notice of objection”) to the constituent company before the vote to approve the merger or consolidation.

2.
Within 20 days of the vote approving the merger or consolidation the constituent company must give written notice of the approval (“approval notice”) to all dissentient shareholders who served a notice of objection.

3.
Within 20 days (“dissent period”) of the approval notice a dissentient shareholder must give a written notice of dissent (“notice of dissent”) to the constituent company demanding payment of the fair value of his shares.

4.
Within 7 days of the expiry of the dissent period or within 7 days of the date on which the plan of merger or consolidation is filed with the Registrar of Companies (whichever is later) the constituent company, surviving company or consolidated company must make a written offer (“fair value offer”) to each dissentient shareholder to purchase their shares at a price determined by the company to be their fair value.

5.
If the company and the dissentient shareholders fail to agree on the price within 30 days of the fair value offer (“negotiation period”) then within 20 days of the expiry of the negotiation period the company must apply to the Grand Court of the Cayman Islands to determine the fair value of the shares held by all dissentient shareholders who have served a notice of dissent and who have not agreed the fair value with the company.

All rights, benefits, immunities, privileges and property (including business and goodwill) of each of the constituent companies will vest in the surviving or consolidated company which will be liable for all debts, contracts, obligations, mortgages, charges, security interests and liabilities of each constituent company. Existing claims, proceedings, judgments, orders or rulings applicable to each constituent company will automatically apply to the surviving company or the consolidated company.

In addition there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required vote have been met;

•
the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take-over offer is made and accepted by holders of 90.0% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith, collusion or breach of the Companies Law.

If an arrangement and reconstruction or take-over offer is approved or accepted, the dissenting shareholder(s) are unlikely to have any rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of United States corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. Our Cayman Islands counsel is not aware of any reported class action having been brought in a Cayman Islands court. In principle, we will normally be the proper plaintiff and a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority and be applied by a court in the Cayman Islands, exceptions to the foregoing principle apply in circumstances in which:

•	a company is acting or proposing to act illegally or beyond the scope of its authority;

•	the act complained of, although not beyond the scope of the authority, could be effected if duly authorized by more than the number of votes which have actually been obtained;

•	the individual rights of the plaintiff shareholder have been infringed or are about to be infringed; or

•	those who control the company are perpetrating a “fraud on the minority.”

Enforcement of Civil Liabilities. The Cayman Islands has a less developed body of securities laws as compared to the United States and provides significantly less protection to investors. Additionally, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our Cayman Islands counsel has advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation provided that (a) such federal or state courts of the United Sates had proper jurisdiction over the parties subject to such judgment; (b) such federal or state courts of the United States did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

Anti-Money Laundering — Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of its anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if its directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

Transfer Agent and Warrant Agent

We have retained Continental Stock Transfer & Trust Company as our transfer agent and warrant agent for our securities.

Special Meeting of Shareholders

Our articles of association provide that special meetings of its shareholders may be called only by a majority vote of our board of directors, by our chief executive officer or by our chairman.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our articles of association provide that shareholders seeking to bring business before our annual meeting of shareholders, other than to nominate candidates for election as directors at our annual meeting of shareholders must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be delivered to our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of shareholders. Our articles of association also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude our shareholders from bringing matters before our annual meeting of shareholders.

Authorized but Unissued Shares

Our authorized but unissued ordinary shares and preferred shares are available for future issuances without shareholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved ordinary shares and preferred shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. CFAC’s articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud or dishonesty.

We have entered into or will enter into agreements with our directors to provide contractual indemnification in addition to the indemnification provided in our articles of association. We believe that these provisions and agreements are necessary to attract qualified directors. Our memorandum and articles of association also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Cayman Islands law would permit indemnification. We intend to purchase a policy of directors’ and officers’ liability insurance that insures our directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our directors.

Our articles of association also will permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions. We will purchase a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify the directors and officers.

These provisions may discourage shareholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit it and its shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Quotation

Our ordinary shares, warrants and units have been traded on the NASDAQ Global Market since May 5, 2010 under the symbols BWOW, BWOWW and BWOWU, respectively. Prior to May 5, 2010, our units were quoted on the Over-the-Counter Bulletin Board under the symbol WJHUF and after the ordinary shares and warrants began separate trading on July 22, 2008, our ordinary shares and warrants were also quoted on the Over-the-Counter Bulletin Board, under the symbols WJHCF and WJHWF, respectively. Prior to April 9, 2010, our ordinary shares, warrants and units traded under the symbols CFQCF, CFQWF and CFQUF, respectively. The change in our trading symbols related to the change in our name from China Fundamental Acquisition Corporation to Wowjoint Holdings Limited.

SELLING SECURITY HOLDERS AND THE SECURITIES BEING OFFERED

This prospectus relates to the ordinary shares and warrants of Wowjoint that may be sold from time to time by the selling security holders named in this prospectus, consisting of  (a) 1,064,222 ordinary shares and 1,064,222 warrants (and 1,064,222 ordinary shares underlying these warrants) that were originally issued to the founders of China Fundamental; (b) 1,944,444 warrants (and 1,944,444 ordinary shares underlying these warrants) issued to private placement investors preceeding China Fundamental's initial public offering ;  (c) 225,000 units (and the 225,000 ordinary shares and 225,000 warrants comprising the units, as well as the 225,000 shares underlying the warrants)  relating to a unit purchase option issued to the underwriters in China Fundamental's initial public offering; and (d) 598,500 ordinary shares originally issued as part of the consideration paid in connection with the acquisition of Beijing Wowjoint.  This prospectus may also be used by transferees of the selling security holders and covers the exercise of warrants by transferees of the selling security holders.

This prospectus also relates to 4,256,250 ordinary shares which are issuable by Wowjoint upon the exercise of outstanding warrants issued in China Fundamental's initial public offering pursuant to a prospectus dated May 15, 2008.

The selling security holders may from time to time offer and sell any or all of our shares set forth below pursuant to this prospectus. When we refer to “selling security holders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling security holders’ interests in our shares other than through a public sale.

The following table sets forth:

•	the name of the selling security holders for whom we are registering shares for resale to the public,

•	the number of shares that the selling security holders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares that may be offered for resale for the account of the selling security holders pursuant to this prospectus, and

•
the number and percentage of shares to be beneficially owned by the selling security holders after the offering of the resale shares (assuming all of the offered resale shares are sold by the selling security holders).

We cannot advise you as to whether the selling security holders will in fact sell any or all of such shares. In addition, the selling security holders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

In connection with China Fundamental's initial public offering, all of  its existing shareholders at the time, including the purchasers of  its private placement warrants, placed  the ordinary shares and warrants they owned before the offering into an escrow account maintained by Continental Stock Transfer & Trust Company, acting as escrow agent. Subject to certain limited exceptions for transfers (as discussed below), these securities, excluding the private placement warrants,  were not transferable during the escrow period and were not eligible for  release from escrow until August 22, 2010 — six months after our consummation of a business combination.

Holders of these securities  held in escrow are not be able to sell or transfer their securities except (1) to an entity’s beneficiaries upon its liquidation, (2) to relatives and trusts for estate planning purposes, (3) by virtue of the laws of descent and distribution upon death, (4) pursuant to a qualified domestic relations order, (5) to  China Fundamental's existing shareholders and persons affiliated with them or (6) by private sales with respect to up to 33% of the existing shareholders’ ordinary shares made at or prior to the consummation of  the business combination at prices no greater than the price at which the ordinary shares were originally purchased, in each case where the transferee agrees to the terms of the escrow agreement. The existing shareholders and their permitted transferees will retain all other rights as shareholders with respect to the existing shareholders’ ordinary shares, including, without limitation, the right to vote their ordinary shares and the right to receive cash dividends, if declared.

1,064,063 ordinary shares and the same number of warrants originally issued to China Fundamental's founders at the time China Fundamental was established in December 2007 were subject to this escrow agreement, although they became eligible for release from escrow on August 22, 2010 — six months after the date of the business combination. Now that the escrow period for these securities has expired, the holders may request the release of these escrowed securities at any point, although some of the holders of the securities have not yet made such a request to the escrow agent. The shareholders of the escrowed shares retained their rights as shareholders, including the right to vote, and hence the shares are included in the beneficial ownership amounts reflected in the table below.

A total of  1,944,444 private placement warrants were also subject to this escrow, and were not transferable during the escrow period.  However, these private placement warrants became eligible for release from the escrow  upon the consummation of  the business combination on February 22, 2010 and are being registered for resale on behalf of selling security holders, along with the ordinary shares underlying the warrants

In connection with the business combination, China Fundamental issued 5,700,000 ordinary shares to Beijing Wowjoint’s prior shareholders in consideration, of which approximately 65% (3,696,735 ordinary shares) were placed in escrow for a four year period ending February 22, 2014.

This table is prepared solely based on information supplied to us by the listed selling security holders, any Schedules 13D or 13G, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby. For purposes of calculating the percentage ownership, any shares that each selling security holder has the right to acquire within 60 days under the warrants noted above have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.

None of the selling security holders are broker dealers or affiliates of broker dealers except for Chardan Capital Markets, LLC.  At the time it acquired its shares and warrants, Chardan Capital Markets, LLC did not have any agreements, understandings or arrangements with any other persons, either directly or indirectly, to dispose of the securities.   The selling security holders, and any broker-dealer executing sell orders on behalf of the selling security holders, may be deemed to be “underwriters” within the meaning of the Securities Act of 1933.  Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933 .

	Shares Beneficially Owned Before the Offering(1)				Shares Beneficially Owned After the Offering(1)(3)
Name of Selling Shareholder	Number(2)	Percent	Number of Shares to be Sold(2)	Number of Warrants	Number	Percent
Ralco Capital Limited(4)	1,271,274	9.9%	1,271,274	788,415	—	*
Rising Year Group Limited(5)	1,257,610	9.7%	1,257,610	786,583	—	*
Globis International Investments L.L.C.(6)	322,190	4.1%	322,190	299,984	—	*
Globis Capital Partners L.P.(6)	225,534	2.8%	225,534	209,989	—	*
Globis Overseas Fund Ltd.(6)	96,657	1.2%	96,657	89,995	—	*
Oliveira Capital, LLC(7)	644,381	8.1%	644,381	599,968	—	*
Chardan Capital Markets, LLC(8)	672,222	8.5%	672,222	447,222	—	*
Red Stone Group Limited(10)	256,500	3.2%	128,250	—	128,250	1.6%
Mui Hoo Lui Chung(11)	256,500	3.2%	128,250	—	128,250	1.6%
Wowjoint International, Inc.(12)	342,000	4.3%	342,000	—	—	*
Amy Kong(13)	10,000	*	10,000	—	—	*
Q.Y. Ma(14)	11,350	*	11,350	5,675	—	*
Tan Xia Wei(15)	11,350	*	11,350	5,675	—	*

     *     less than 1%

(1)
Beneficial ownership is determined in accordance with the rules of the SEC. Based on 7,949,965 shares of China Fundamental issued and outstanding as of November 30, 2010, excluding earn-out shares and securities issuable under purchase option.

(2)	Includes ordinary shares underlying warrants owned by the selling security holders.

(3)
Represents the amount of shares that will be held by the selling security holders after completion of this offering based on the assumptions that (a) all shares, including shares issuable upon exercise of the warrants, registered for sale by the registration statement of which this prospectus forms part will be sold and (b) that no other ordinary shares are acquired or sold by the selling security holders prior to completion of this offering. However, the selling security holders may sell all, some or none of the shares and warrants offered pursuant to this prospectus and may sell other ordinary shares or warrants that they may own pursuant to another registration statement under the Securities Act or sell some or all of their shares or warrants pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)
Ralco Capital Limited is the holding company of Mr. Chun Yi Hao, a former director of Wowjoint Holdings Limited and the former chief executive officer and director of China Fundamental before its acquisition of Beijing Wowjoint. Mr Hao’s business address is Room 2301, World-Wide House, 19 Des Voeux Road, Central, Hong Kong. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering and in connection with the formation of China Fundamental.

(5)
Rising Year Group Limited is the holding company of Ms. Hope Ni, the former chairman of the board of directors of China Fundamental before its acquisition of Beijing Wowjoint. Ms. Ni’s business address is House 96, Giverny, Hebe Heaven, Saikung, Hong Kong. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering and in connection with the formation of China Fundamental.

(6)
Paul Packer is the general partner of the selling security holder and has the sole voting and dispositive power over the shares owned by the selling security holder. The address for the selling security holder is 60 Broad Street, 38th Floor, New York, NY 10004. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

(7)
Mr. Steven Oliveira has sole voting power and dispositive power with respect to the ordinary shares owned by Oliveira Capital, LLC. The business address of Mr. Steven Oliveira and Oliveira Capital, LLC is 18 Fieldstone Court, New City, NY 10956. Includes 44,413 ordinary shares and 44,413 warrants being held in escrow until August 22, 2010, and private placement warrants to purchase 555,555 shares. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering.

(8)
Chardan Capital Markets, LLC served as the lead underwriter in our initial public offering, and is an underwriter for the shares being offered. Its business address is 17 State Street, Suite 1600, New York, NY 1004. The selling security holder acquired such securities in a private placement prior to China Fundamental’s initial public offering. Also includes an option to purchase up to 225,000 units, each consisting of one ordinary share and one warrant, with the warrants exercisable at $5.00 per share.

(9)	The warrants become exercisable upon the consummation of the business combination with Beijing Wowjoint for $5.00 per ordinary share and expire at 5:00 p.m., New York City time on May 15, 2012.

(10)
Red Stone Group Limited acquired such securities through a private placement to accredited investors in connection with the business combination with Beijing Wowjoint. Its sole director and sole shareholder, with sole voting power and dispositive power,  is Yee Fun Lui at 863 Lai Chi Kok Road, Hong Kong.

(11)
Mui Hoo Lui Chung acquired such securities through a private placement to accredited investors in connection with the business combination with Beijing Wowjoint. His address is Falt B, 46/F Tower 8, 863 Lai Chi Kok Road, Banyan Garden, Kowloon, Hong Kong.

(12)
Wowjoint International, Inc. acquired such securities through a private placement to accredited investors in connection with the business combination with Beijing Wowjoint. Zhang Hui and Wang Xu are the only shareholders of Wowojoint International, Inc. Its address is c/o its director, Xu Wang, at 11/F, AXE Centre, 151 Gloucester Road, Wanchai, Hong Kong. Wang Xu is an officer of the company.

(13)
Ms. Kong’s business address is c/o House 96, Giverny, Hebe Heaven, Saikung, Hong Kong. The selling security holder was transferred these shares from Rising Year Group Limited, the holding company of Ms. Hope Ni, the former Chairman of the Board of China fundamental.

(14)
Dr. Ma is a former director of China Fundamental. His business address is c/o House 96, Giverny, Hebe Heaven, Saikung, Hong Kong. The selling security holder acquired such securities in a private placement prior to China fundamental’s initial public offering and in connection with the formation of china fundamental.

(15)
Tan Xia Wei is a former special advisor to China fundamental. His business address is c/o Room 2301, World-Wide House, 19 Des Voeux Road, Central, Hong Kong, Apartment 16B, Hong Kong. The selling security holder acquired such securities in a private placement prior to China fundamental’s initial public offering and in connection with the formation of China Fundamental.

DETERMINATION OF OFFERING PRICE

The offering price of the ordinary shares offered hereby is determined by reference to the exercise price of the warrants, which is $5.00 per ordinary share.

TAXATION

The following summary of the material Cayman Islands and United States federal income tax consequences of an investment in ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local and other tax laws.

Cayman Islands Taxation

The Government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders. The Cayman Islands are not party to any double taxation treaties.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ordinary shares. However, an instrument transferring title to an ordinary share, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands that, in accordance with section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the shares, debentures or other obligations of the company or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by the company to its members or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

Certain U.S. Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations relating to an investment in our ordinary shares by U.S. Holders (as defined below) pursuant to this offering.  This summary is written on the basis that investors will hold their ordinary shares as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code (the “Code”) and is based upon existing United States federal income tax law, which is subject to differing interpretations or change, possibly with retroactive effect.  This summary does not discuss all aspects of United States federal income taxation which may be important to particular investors in light of their individual investment circumstances, including investors subject to special tax rules (for example, financial institutions, insurance companies, brokerdealers, partnerships and their partners, and tax-exempt organizations (including private foundations)), holders who are not U.S. Holders, holders who own (directly, indirectly, or constructively) 10% or more of our voting stock, investors that will hold equity shares as part of a straddle, hedge, conversion, constructive sale, or other integrated transaction for United States federal income tax purposes, or investors that have a functional currency other than the United States dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, except as set forth below, this summary does not discuss any United States federal income tax considerations relating to an investment in our warrants, or any non-United States, state, or local tax considerations.  Investors are urged to consult their tax advisors regarding the United States federal, state, local, and non-United States income and other tax considerations of an investment in our ordinary shares or warrants.

General

For purposes of this summary, a “U.S. Holder” is a beneficial owner of ordinary shares that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation created in, or organized under the law of, the United States or any State or political subdivision thereof, (iii) an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source, or (iv) a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as a United States person under the Code.

If a partnership is a beneficial owner of the ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership.

Passive Foreign Investment Company Considerations

A non-United States corporation, such as the Company, will be treated as a "passive foreign investment company" (a "PFIC"), for United States federal income tax purposes, if either (i) 75% or more of its gross income consists of certain types of "passive" income or (ii) 50% or more of its assets (determined on the basis of a quarterly average) produce or are held for the production of passive income.  For this purpose, our unbooked intangibles are taken into account and passive income generally includes dividends, rents, royalties, and gains from the sale or other disposition of passive assets.  A non-U.S. corporation will be treated as owning a proportionate share of the assets and income of any other corporation in which it owns, directly, or indirectly, 25% or more (by value) of the stock.

Because we were a blank check company, with no current active business, until the consummation of the business combination on February 22, 2010, we believe that we were classified as a PFIC for the 2009 taxable year.  After the acquisition of Beijing Wowjoint, we may still be classified as a PFIC depending on the value of our ordinary shares and nature of our income and assets.  If we are or become classified as a PFIC for any year during which a U.S. Holder holds our ordinary shares, and the U.S. Holder does not make a "mark-to-market" election as described below, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds our ordinary shares.  Because there are uncertainties in the application of the relevant rules and PFIC status is a fact-intensive determination made on an annual basis, no assurance can be given that we are not or will not become classified as a PFIC.

Dividends

Subject to the PFIC rules discussed below, any cash distributions paid on ordinary shares out of our earnings and profits, as determined under United States federal income tax principles, will be includible in the gross income of a U.S. Holder as dividend income. Because we do not intend to determine our earnings and profits on the basis of United States federal income tax principles, any distribution paid will generally be treated as a "dividend" for United States federal income tax purposes.  For taxable years beginning before January 1, 2011, a non-corporate recipient of dividend income will generally be subject to tax on dividend income from a "qualified foreign corporation" at a maximum United States federal tax rate of 15% rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-United States corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program or (ii) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States.  Provided that our ordinary shares are readily tradable on the NASDAQ Global Market, any dividends paid on ordinary shares should qualify for the lower rate.

Dividends generally will be treated as income from foreign sources for United States foreign tax credit purposes. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes (excluding any dividend distribution taxes incurred by us) imposed on dividends received on ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for United States federal income tax purposes, in respect of such withholdings, but only for a year in which such holder elects to do so for all creditable foreign income taxes.

Sale or Other Disposition of Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder's adjusted tax basis in such ordinary shares. Any such capital gain or loss will be long-term if the ordinary shares have been held for more than one year and will generally be considered a United States source gain or loss for United States foreign tax credit purposes. The deductibility of a capital loss may be subject to limitations.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder's holding period for the ordinary shares), and (ii) any gain realized on the sale or other disposition, including a pledge, of ordinary shares.  Under the PFIC rules:

•	such excess distribution or gain will be allocated ratably over the U.S. Holder's holding period for the ordinary shares;

•
such amount allocated to the current taxable year and any taxable years in the U.S. Holder's holding period prior to the first taxable year in which we are classified as a PFIC (a “pre-PFIC year”) will be taxable as ordinary income;

•
such amount allocated to each prior taxable year, other than the current taxable year or a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the U.S. Holder for that year; and

•	an interest charge generally applicable to underpayments of tax will be imposed on the tax attributable to each prior taxable year, other than the current taxable year or a pre-PFIC year.

If we are a PFIC for any taxable year during which you hold our ordinary shares and any of our non-United States subsidiaries is also a PFIC, you would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.  You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

The "QEF election" regime, which serves as an alternative to the foregoing rules, is not available.

As a further alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election, provided that the ordinary shares qualify as being regularly traded on the NASDAQ Global Market.  If a U.S. Holder makes this election, the holder will generally (i) include in income as ordinary income for each taxable year the excess, if any, of the fair market value of ordinary shares held at the end of the taxable year over the adjusted tax basis of such ordinary shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the ordinary shares over the fair market value of such ordinary shares held at the end of the taxable year, but such loss is allowed only to the extent of the amount previously included in income as a result of the mark-to-market election.  The U.S. Holder's adjusted tax basis in the ordinary shares would be adjusted to reflect any ordinary income or loss resulting from the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC.  Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to any indirect interest in any lower-tier PFICs that we may own.  Although a mark-to-market election may be made with respect to our ordinary shares, such election is not available with respect to an investment in our warrants.  A U.S. Holder who determines to make a mark-to-market election is urged to consult its tax advisor regarding the application and effect of the mark-to-market election.

Under recently enacted legislation, each U.S. Holder of a PFIC is required to file an annual report containing such information as the U.S. Treasury may require.  In addition, if you hold ordinary shares in any year in which we are a PFIC, you will be required to file Internal Revenue Service Form 8621 regarding distributions received on the ordinary shares, any gain realized on the disposition of the ordinary shares, and any "reportable election."  In the case of a U.S. Holder who has held ordinary shares during any taxable year in respect of which we were classified as a PFIC and continue to hold such ordinary shares (or any portion thereof) and has not previously determined to make a mark-to-market election, and who is now considering making a mark-to-market election, special tax rules may apply relating to purging the PFIC taint of such ordinary shares.

Each U.S. Holder is urged to consult its tax advisor concerning the United States federal income tax consequences of purchasing, holding, and disposing ordinary shares and warrants if we are or become classified as a PFIC, including the possibility of making a mark-to-market election.

Backup Withholding and Information Reporting

Recently enacted legislation imposes new reporting requirements on certain U.S. investors in connection with holding interests of a foreign company, including our ordinary shares, either directly or through a "foreign financial institution". This new legislation also imposes penalties if such investor is required to submit such information to the Internal Revenue Service and fails to do so. In addition, U.S. Holders may be subject to information reporting to the Internal Revenue Service with respect to dividends on and proceeds from the sale or other disposition of our ordinary shares. Dividend payments with respect to our ordinary shares and proceeds from the sale or other disposition of our ordinary shares are not generally subject to U.S. backup withholding (provided that certain certification requirements are satisfied). U.S. Holders should consult their tax advisors regarding the application of the United States information reporting and backup rules to their particular circumstances.

PLAN OF DISTRIBUTION

This prospectus relates to the ordinary shares and warrants of Wowjoint that may be sold from time to time by the selling security holders named in this prospectus, consisting of  (a) 1,064,222 ordinary shares and 1,064,222 warrants (and 1,064,222 ordinary shares underlying these warrants) that were originally issued to the founders of China Fundamental Acquisition Corporation ("China Fundamental"); (b) 1,944,444 warrants (and 1,944,444 ordinary shares underlying these warrants) issued to private placement investors preceeding China Fundamental's initial public offering ;  (c) 225,000 units (and the 225,000 ordinary shares and 225,000 warrants comprising the units, as well as the 225,000 shares underlying the warrants)  relating to a unit purchase option issued to the underwriters in China Fundamental's initial public offering; and (d) 598,500 ordinary shares originally issued as part of the consideration paid in connection with the acquisition of Beijing Wowjoint.  This prospectus may also be used by transferees of the selling security holders and covers the exercise of warrants by transferees of the selling security holders.

This prospectus also relates to 4,256,250 ordinary shares which are issuable by Wowjoint upon the exercise of outstanding warrants issued in China Fundamental's initial public offering pursuant to a prospectus dated May 15, 2008. As used in this prospectus, the term “selling security holders” includes pledgees, transferees or other successors-in-interest selling shares received from the selling security holders as pledgors, assignees, borrowers or in connection with other non-sale-related transfers after the date of this prospectus. This prospectus may also be used by transferees of the selling security holders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales of ordinary shares. Selling security holders will act independently of us in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling security holders.

We expect that the selling security holders will sell their ordinary shares primarily through sales on the NASDAQ Global Market or any other stock exchange, market or trading facility on which our ordinary shares may be traded or in private transactions. We expect that the warrants may be sold on the NASDAQ Global Market or any stock exchange, market or trading facility on which our warrants are traded or in private transactions. Sales of our ordinary shares, including the ordinary shares underlying the warrants, and the warrants may be made at fixed or negotiated prices, and may be effected by means of one or more of the following transactions, which may involve cross or block transactions:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales;

•	transactions in which broker-dealers may agree with one or more selling security holders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•	a combination of any of the above or any other method permitted pursuant to applicable law.

The selling security holders will have the sole discretion not to accept any purchase offer or make any sale of their ordinary shares or warrants if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser, in amounts to be negotiated. Selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of ordinary shares or warrants, or interests therein, selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of ordinary shares in the course of hedging the positions they assume. Selling security holders may also engage in short sales, puts and calls or other transactions in our securities or derivatives of our securities and may sell and deliver ordinary shares in connection with these transactions.

Selling security holders and broker-dealers or agents involved in an arrangement to sell any of the offered ordinary shares may, under certain circumstances, be deemed to be “underwriters” with respect to securities they sell within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Securities Exchange Act of 1934 (the “Exchange Act”). No selling security holder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the ordinary shares or warrants. If a selling security holder should notify us that they have a material arrangement with a broker-dealer for the resale of their ordinary shares or warrants, we would be required to amend the registration statement of which this prospectus forms a part, and file a prospectus supplement to describe the agreement between the selling security holder and broker-dealer or agent, provide required information regarding the plan of distribution, and otherwise revise the disclosure in this prospectus as needed. We would also file the agreement between the selling security holder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of our ordinary shares and warrants, including SEC filing fees. Each selling security holder will be responsible for all costs and expenses in connection with the sale of their ordinary shares or warrants, including brokerage commissions or dealer discounts.

There can be no assurance that the selling security holders will sell any or all of the ordinary shares, warrants or ordinary shares underlying the warrants registered pursuant to the registration statement of which this prospectus forms a part.

Selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and ordinary sales or warrants by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the ordinary shares and warrants will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling security holders and other persons participating in the sale or distribution of the shares or warrants offered hereby, will be subject to applicable provisions of the Exchange Act and rules and regulations promulgated thereunder, including, without limitation, Regulation M. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of any of the shares or warrants by, selling security holders, affiliated purchasers and any broker-dealer or other person who participates in the sale or distribution. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares and warrants offered by this prospectus.

Pursuant to the terms of the warrants, the ordinary shares will be distributed to those warrant holders who surrender the certificates representing the warrants and provide payment of the exercise price through their brokers to our warrant agent, Continental Stock Transfer & Trust Company.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution.

SEC registration fee	$1,775.78
Legal fees and expenses	$65,000
Accounting fees and expenses	$15,000
Miscellaneous	$18,224.22
Total	$100,000.00

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Conyers Dill & Pearman, Hong Kong.

EXPERTS

The consolidated financial statements of Wowjoint Holdings Limited and Subsidiaries as of December 31, 2010 and 2009, and as of August 31, 2009 and 2008, and for the year ended December 31, 2010, the four month transition period ended December 31, 2009, and the years ended August 31, 2009 and 2008 have been included in this prospectus in reliance on the report of Sherb & Co. LLP (“Sherb”), Certified Public Accountants, an independent registered public accounting firm, appearing elsewhere in this registration statement upon the authority of Sherb as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we file reports, prospectus and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

Unaudited financial statements for the quarters ended June 30, 2011, March 31, 2011 and June 30, 2010	F-2
Report of Independent Registered Public Accounting Firm	F-5
Consolidated Balance Sheet as at December 31, 2010 and 2009 and August 31, 2009 and 2008	F-6
Consolidated Statements of Operations for the Year ended December 31, 2010, the Four Month Transition Period Ended December 31, 2009, and the years ended August 31, 2009 and 2008	F-7
Consolidated Statements of Shareholders' Equity for the Year ended December 31, 2010, the Four Month Transition Period Ended December 31, 2009, and the years ended August 31, 2009 and 2008	F-8
Consolidated Statements of Cash Flows for the Year ended December 31, 2010, the Four Month Transition Period Ended December 31, 2009, and the years ended August 31, 2009 and 2008	F-9
Notes to Audited Financial Statements	F-10

WOWJOINT HOLDINGS LTD
Unaudited Consolidated Statement of Income
dollars in thousands, except for EPS and shared

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2011	2011	2010	2011	2010

Sales
Machinery sales	7,834	5,748	999	13,582	2,652
Technical service	344	613	1,563	957	1,642
Lease income	238	255	-	493	-
Total sales	8,416	6,616	2,562	15,032	4,294

Cost of goods sold	5,980	5,209	1,966	11,189	3,416
Gross profit	2,436	1,407	596	3,843	878

Operating expenses:
Selling expenses	376	227	267	603	341
General and administrative expenses	544	835	1,147	1,379	1,862
Total operating expenses	920	1,062	1,414	1,982	2,203

Income from operations	1,516	345	(818)	1,861	(1,325)

Other expenses:
Interest expense (net)	58	46	6	104	16
Bank expense	32	-	14	32	15
Foreign currency exchange loss (gain)	9	(62)	16	(53)	16
Other expense (profit)	(1)	(1)	(29)	(2)	(37)
Total other expenses	98	(17)	7	81	10

Income before income taxes	1,418	362	(825)	1,780	(1,335)

Income taxes (Benefits) expenses	394	72	(63)	466	(148)

Net income attributed to ordinary shareholders	1,024	290	(425)	1,314	(1,187)

Earnings per share
Basis	0.13	0.04	(0.10)	0.17	(0.17)
Diluted	0.13	0.04	(0.10)	0.17	(0.17)

Weighted average number of shares used in computing earnings per share
Basis	7,949,965	7,949,965	7,949,965	7,949,965	7,194,485
Diluted	7,949,965	7,949,965	7,949,965	7,949,965	7,194,485

WOWJOINT HOLDINGS LTD
Unaudited Consolidated Balance Sheet
(US dollars in thousands)

	June 30, 2011	March 31, 2011	December 31, 2010

ASSETS
Current Assets:
Cash and cash equivalents	4,323	3,009	2,168
Accounts receivable (net)	15,839	16,789	17,904
Other receivables	1,374	1,347	723
Advances to suppliers	2,926	5,449	3,524
Inventories	8,387	8,559	5,224
Costs and estimated earnings in excess of billings	3,229	4,575	2,690
Amount due from related parties	37	73	82
Total Current Assets	36,115	39,801	32,316

Long-term investment	-	305	-
Property, plant and equipment	6,921	4,263	3,208
Intangible asset, net	1,054	1,047	1,044
Restricted cash	480	794	922
Prepaid expense – Long-term	145	180	101
Total Assets	44,715	46,390	37,590

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term loans	3,863	3,813	1,510
Accounts payable and accrued expenses	11,276	11,757	7,503
Advances from customers	(527)	2,226	1,173
Unearned lease income	271	500	748
Taxes payable	4,888	4,760	5,051
Other payable	931	498	321
Billings in excess of costs and estimated earnings	311	566	897
Total Current Liabilities	21,015	24,119	17,203

Long-term loan	1,545	1,525	-

Stockholders' Equity:
Common stock	8	8	8
Additional paid in capital	10,300	10,300	10,300
Statutory surplus reserves	3,025	3,025	3,025
Retained earnings	7,275	6,251	5,961
Accumulated other comprehensive income	1,545	1,162	1,093
Total Stockholders' Equity	22,157	20,746	20,387
Total Liabilities and Stockholders' Equity	44,715	46,390	37,590

WOWJOINT HOLDINGS LTD
Unaudited Statement of Cash Flows
(US dollars in thousands)

	Six Months Ended
	June 30,	June 30,
	2011	2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	1,314	(1,187)
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	212	122
Bad debt expense	(591)	3,343
Other
Changes in operating assets and liabilities:
Accounts receivable	2,656	2,707
Other receivables	(651)	(90)
Advances to suppliers	598	(673)
Inventories	(3,163)	(3,652)
Costs and estimated earnings in excess of billings	(539)	591
Prepaid expense – Short-term	-	(48)
Accounts payables and accrued expenses	3,773	579
Other payables	610	753
Unearned lease income	(477)	-
Advances from customers	(1,700)	1,452
Taxes payable	(163)	(1,002)
Billings in excess of costs and estimated earnings	(586)	408
Total adjustments	(21)	1,149
Net cash (used in) provided by operating activities	1,293	(38)

CASH FLOWS FROM INVESTING ACTIVITIES:
Long term investment	-	-
Purchase of property, plant and equipment	(3,925)	(193)
Prepaid expense - Long-term	(44)	-
Net cash used in investing activities	(3,969)	(193)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by acquisition	-	6,911
Repayment of short-term loans	-	-
Proceeds from short-term loans	2,353	-
Proceeds from long-term loans	1,545	-
Restricted cash	442	(183)
Due from related parties	45	(22)
Due to related parties	-	-
Net cash provided by (used in) financing activities	4,385	6,706

NET INCREASE (DECREASE) IN CASH	1,709	6,475
EFFECT OF EXCHANGE RATE CHANGES ON CASH	446	92
CASH, BEGINNING OF PERIOD	2,168	675

CASH, END OF PERIOD	4,323	7,242

SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	71	15
Income tax paid	316	75

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Directors
Wowjoint Holdings, Ltd. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Wowjoint Holdings, Ltd. and Subsidiaries as of December 31, 2010 and 2009, and August 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended December 31, 2010, the four month transition period ended December 31, 2009, and the years ended August 31, 2009 and 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Wowjoint Holdings, Ltd. and Subsidiaries as of December 31, 2010 and 2009, and August 31, 2009 and 2008, and the results of its operations and its cash flows for the year ended December 31, 2010, the four month transition period ended December 31, 2009, and the years ended August 31, 2009 and 2008 in conformity with accounting principles generally accepted in the United States.

/s/ Sherb & Co., LLP
Certified Public Accountants
New York, New York
May 20, 2011

WOWJOINT HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,		August 31,
	2010	2009	2009	2008

ASSETS
Current Assets:
Cash and cash equivalents	$2,167,718	$675,286	$1,895,224	$1,438,074
Accounts receivable, net of allowance for doubtful accounts of $1,392,727 and $1,348,983 at December 31, 2010 and 2009, respectively	17,904,174	13,410,233	14,447,402	12,727,729
Other receivables, net	723,368	42,669	234,482	222,636
Advances to suppliers	3,523,727	790,159	1,831,154	9,322,928
Inventories	5,224,257	3,635,328	2,886164	4,982,319
Costs and estimated earnings in excess of billings	2,690,199	2,321,249	5,649,470	1,954,173
Due from the related parties	82,191	61,918	31,104	420,267
Total Current Assets	32,315,634	20,936,842	26,955,000	31,068,126

Property, plant and equipment, net of accumulated depreciation of $942,207 and $640,917 at December 31, 2010 and 2009, respectively	3,208,396	1,629,936	1,677,484	1,541,073
Intangible asset, net	1,043,694	1,039,603	1,046,740	1,073,418
Restricted cash	921,874	188,093	237,531	-
Prepaid expense – Long-term	101,438	5,284	3,637	5,298

Total Assets	$37,591,036	$23,799,758	$29,920,392	$33,687,915

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Short-term loans	$1,510,000	$732,250	$730,866	$730,439
Accounts payable and accrued expenses	7,502,717	4,437,085	4,099,650	5,364,128
Advances from customers	1,173,015	479,663	452,821	5,584,255
Unearned lease income	748,333	-	-	-
Taxes payable	5,050,588	5,227,022	5,144,881	2,427,542
Billings in excess of costs and estimated earnings	896,649	23,215	541,126	11,148,832
Other payables	323,017	257,497	1,008,152	124,727
Due to related parties	-	-	-	156,606
Total Current Liabilities	17,204,319	11,156,732	11,977,496	25,536,529

Shareholders’ Equity:
Ordinary Shares, ($0.001 par value per share, authorized 49,000,000 shares, issued and outstanding 7,945,965 and 5,700,000, respectively	7,950	5,700	5,700	5,700
Additional paid in capital	10,300,247	3,571,963	3,567,891	3,571,963
Statutory surplus reserves	3,024,562	2,674,537	2,674,537	1,122,095
Retained earnings	5,960,944	5,536,674	10,872,455	2,641,108
Accumulated other comprehensive income	1,093,014	854,152	822,313	810,520
Total Shareholders’ Equity	20,386,717	12,643,026	17,942,896	8,151,386

Total Liabilities and Shareholders’ Equity	$37,591,036	$23,799,758	$29,920,392	$33,687,915

Notes to Financial Statements

 WOWJOINT HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended	Four Month Transition Period Ended	Year Ended August 31,
	December 31, 2010	December 31, 2009	2009	2008

Sales:
Machinery sales	$18,194,498	$1,323,808	$42,049,311	$35,869,810
Technical service	5,124,128	372,406	2,572,848	363,629
Lease income	743,548	-	-	-
Total sales	24,062,174	1,696,214	44,622,159	36,233,439

Cost of goods sold:
Machinery sales	14,361,080	5,932,317	29,440,609	30,031,571
Technical service	3,377,704	233,163	1,858,805	147,070
Lease	346,487	-	-	-
Cost of goods sold	18,085,271	6,165,480	31,299,414	30,178,641

Gross profit (loss)	5,976,903	(4,469,266)	13,322,745	6,054,798

Operating expenses:
General and administrative expenses	4,177,048	1,385,754	2,167,525	1,551,256
Selling expenses	1,162,807	366,644	258,554	144,727
Total operating expenses	5,339,855	1,752,398	2,426,079	1,695,983

Income from operations	637,048	(6,221,664)	10,896,666	4,358,815

Other (gains) expenses:
Interest expense	59,923	10,178	21,574	24,844
Bank expense	66,502	5,687	11,876	19,329
Foreign currency exchange (gain) loss	(23,015)	-	203,761	-
Other (gain) expense	(182,219)	39,861	36,508	3,303
Total other (gains) expenses	(81,809)	55,726	273,719	47,476

Income before income taxes	718,857	(6,277,390)	10,622,947	4,311,339
Income taxes expenses (benefit)	306,776	(941,609)	839,158	371,986
Net income (loss)	412,081	(5,335,781)	9,783,789	3,939,353

Other comprehensive income:
Unrealized foreign currency transaction adjustment	15,190	35,911	11,793	563,716

Comprehensive income (loss)	$424,271	$(5,299,870)	9,795,582	$4,503,069

Earnings per share
Basic	$0.06	$(0.93)	$1.72	$0.69
Diluted	$0.06	$(0.93)	$1.72	$0.69

Weighted average number of shares used in computing earnings per share
Basic	7,575,330	5,700,000	5,700,000	5,700,000
Diluted	7,575,330	5,700,000	5,700,000	5,700,000

See Notes to Financial Statements.

WOWJOINT HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF THE SHAREHOLDERS’ EQUITY

			Additional	Statutory	Retained	Other
	Ordinary Shares		Paid-in	Surplus	Earnings	Comprehensive
	Shares	Amount	Capital	Reserve	(Deficit)	Income	Total

Balance, September 1, 2007	5,700,000	$5,700	$3,571,963	$438,915	$(615,065)	$246,804	$3,648,317

Appropriations to statutory surplus reserves				683,180	(683,180)		-
Net income					3,939,353		3,939,353
Unrealized foreign currency translation adjustment						563,716	563,716
Subtotal							4,503,069

Balance, August 31, 2008	5,700,000	5,700	3,571,963	1,122,095	2,641,108	810,520	8,151,386

Appropriations to statutory surplus reserves				1,552,442	(1,552,442)		-
Net income					9,783,789		9,783,789
Unrealized foreign currency translation adjustment						7,721	7,721
Subtotal							9,781,510

Balance, August 31, 2009	5,700,000	5,700	3,571,963	2,674,537	10,872,455	818,241	17,942,896

Net loss					(5,335,781)		(5,335,781)
Unrealized foreign currency translation adjustment						35,911	35,911
Subtotal							(5,299,870)

Balance, December 31, 2009	5,700,000	5,700	3,571,963	2,674,537	5,536,674	854,152	12,643,026

Recapitalization on reverse acquisition	2,249,965	2,250	6,728,284				6,730,534
Allocation to reserve				350,025			350,025
Net income					424,271		424,271
Unrealized foreign currency translation adjustment						238,861	238,861
Subtotal							7,743,691

Balance, December 31, 2010	7,949,965	$7,950	$10,300,247	$3,024,562	$5,960,945	$1,093,013	$20,386,716

See Notes to Financial Statements.

WOWJOINT HOLDINGS, LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended	Four Month Transition period Ended	August 31,
	December 31, 2010	December 31, 2009	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$424,271	(5,335,781)	$9,783,789	$3,939,353
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	331,198	106,569	240,209	169,134
Bad debt expense	82,932	548,118	355,130	228,277
Other	-	-	(4,072)	-
Changes in operating assets and liabilities:
Accounts receivable	(4,537,685)	489,051	(2,066,133)	(4,600,412)
Other receivables	(680,699)	191,813	(11,425)	590,023
Advances to suppliers	(2,733,568)	1,040,995	7,491,849	(4,403,824)
Inventories	(1,588,929)	(769,164)	2,117,548	(1,527,956)
Costs and estimated earnings in excess of billings	(368,950)	3,328,221	(3,691,505)	(121,192)
Prepaid expense – Short-term	(96,154)	(1,647)	-	187,240
Accounts payables and accrued expenses	3,065,632	337,435	(1,266,707)	197,194
Other payables	65,520	(750,655)	837,845	6,841
Unearned lease income	748,333	-	-
Advances from customers	693,352	26,842	(5,131,017)	2,677,148
Taxes payable	(176,534)	82,141	2,713,973	838,197
Billings in excess of costs and estimated earnings	873,434	(517,911)	(10,606,612)	3,724,867
Total adjustments	(4,322,118)	4,111,808	(9,020,917)	(2,034,463)
Net cash (used in) provided by operating activities	(3,897,847)	(1,223,973)	762,872	1,904,890

CASH FLOWS FROM INVESTING ACTIVITIES:
Intangible assets	-	-	-	(1,042,651)
Purchase of property, plant and equipment	(1,778,721)	(49,815)	(346,669)	(1,095,555)
Net cash used in investing activities	(1,778,721)	(49,815)	(346,669)	(2,138,206)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net cash provided by acquisition	6,910,534	-	-	-
Repayment of short-term loans	(732,250)	(732,150)	(730,342)	(279,071)
Proceeds from short-term loans	1,510,000	732,150	730,342	976,748
Restricted cash	(733,781)	49,438	(237,361)	-
Due from related parties	(20,273)	(30,814)	389,129	(309,957)
Due to related parties	-	-	(156,585)	149582
Net cash provided by (used in) financing activities	6,934,230	18,624	(4,817)	537,302

NET INCREASE (DECREASE) IN CASH	1,257,662	(1,255,164)	411,386	303,986
EFFECT OF EXCHANGE RATE CHANGES ON CASH	234,771	35,226	45,764	937,524
CASH, BEGINNING OF PERIOD	675,286	1,895,224	1,438,074	196,564

CASH, END OF PERIOD	$2,167,719	$675,286	$1,895,224	$1,438,074
SUPPLEMENTAL DISCLOSURES:
Cash paid during the period for:
Interest paid	$68,571	$10,178	$31,281	$29,801
Income tax paid	$25,752	$58,250	$99,086	$99,747
See Notes to Financial Statements.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Wowjoint Holdings Ltd (“Wowjoint”), formerly known as China Fundamental Acquisition Corporation (“CFAC”), was incorporated in Cayman Islands on December 12, 2007. Wowjoint Holdings Ltd and its subsidiaries (together, the “Company”) are in the business of design, manufacturing and sales of a complete line of portable, re-locatable and stationary non-standard heavy duty construction equipment and machinery used in various engineering fields, such as bridge, road and railway construction, as well as in areas of heavy capacity lifting and transporting of concrete beams, boats and shipping containers.

As of December 31, 2010, details of Wowjoint Holdings Ltd’s subsidiaries are as follows

Subsidiaries	Date of Incorporation	Place of incorporation	Percentage of ownership	Principal Activity

Authentic Genius Limited (“AGL”)	December 22, 2009	Hong Kong	100%	Investment holding

Giant Nova Holdings Limited (“Giant Nova”)	December 18, 2009	the British Virgin	100%	Investment holding

Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”)	August 31, 2009	the People’s Republic of China (“PRC”)	100%	Investment holding

Beijing Wowjoint Machinery Co., Ltd. (“BWMC” or “Beijing Wowjoint”)	March 3, 2004	PRC	100%	Design and manufacture heavy duty construction equipment and machinery

Beijing Wowjoint Xingyun Co., Ltd. (“BWXC”)	May 10, 2010	PRC	100%	Lease and sell equipment and machinery

Note: AGL, Giant Nova, BXFI, BWMC, and for the periods subsequent to May 20, 2010, BWXC, are collectively referred to as “Beijing Wowjoint”, unless specific reference is made to an entity.

Acquisition

CFAC was formed as a Special Purpose Acquisition Company, a SPAC, whereby they raised funds in an initial public offering with the intent to apply substantially all net proceeds from the public offering to a business combination. CFAC’s initial public offering was completed in May 2008.

Acquisition of Beijing Wowjoint

On November 30, 2009, CFAC entered into a share purchase agreement with Beijing Wowjoint and all of the shareholders of Beijing Wowjoint, pursuant to which CFAC would acquire all of the outstanding ordinary shares of Beijing Wowjoint. On February 12, 2010, CFAC held a special meeting of its shareholders, during which the acquisition of Beijing Wowjoint was approved.

On February 22, 2010, CFAC consummated its acquisition (the “Acquisition”). At the closing of the acquisition, CFAC acquired all common stock of Beijing Wowjoint from its shareholders for a total consideration of 5,700,000 ordinary shares of the Company. Of the 5,700,000 shares issued, a total of 3,696,735 shares will be held in escrow to be released on February 22, 2014. Subsequent to the acquisition, CFAC changed its name to Wowjoint Holding Limited (“Wowjoint”).

The transaction enabled the shareholders of Beijing Wowjoint, to obtain a majority voting interest in CFAC, a non-operating public company with a significant amount of cash. The Acquisition will be accounted for as a “reverse acquisition” since, immediately following completion of the transaction, the shareholders of Beijing Wowjoint immediately after the acquisition will have effective control of CFAC through (1) their approximately 55% shareholder interest in the combined entity, (2) majority representation on the board of directors, and (3) being named to all of the senior executive officer positions. For accounting purposes, Beijing Wowjoint will be deemed to be the accounting acquirer in the transaction and, consequently, the transaction will be treated as a recapitalization of Beijing Wowjoint, i.e., a capital transaction involving the issuance of share by CFAC for the shares of Beijing Wowjoint. Accordingly, the combined assets, liabilities and results of operations of Beijing Wowjoint became the historical financial statements of CFAC at the closing of the Acquisition, and CFAC assets (primarily cash and cash equivalents), liabilities and results of operations will be consolidated with those of Beijing Wowjoint beginning on the acquisition date. No step-up in basis of intangible assets or goodwill will be recorded in this transaction. As this transaction is being accounted for as a reverse acquisition, all direct costs of the transaction will be charged to additional paid-in capital. Subsequent to the Acquisition, CFAC will be known as Wowjoint.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

In connection with the Acquisition, holders of 1,374,089 shares of CFAC’s, from CFAC’s public offering (the “Offering”) and Over-allotment (the “Over-allotment”) from May 2008, elected to redeem their shares for cash at $7.96 per share. In order to facilitate the Acquisition being approved by CFAC shareholders, CFAC, Beijing Wowjoint and their respective affiliates entered into privately negotiated “forward contracts” transactions to purchase 1,696,258 ordinary shares of CFAC from shareholders who had indicated their intention to vote against the Acquisition and seek redemption of their shares for cash. These transactions were entered into prior to the meeting of CFAC shareholders to approve the Acquisition, but would not be completed until the Acquisition was consummated. The redemption purchase and the forward contracts were paid out of funds of CFAC. Prior to the Acquisition, a total of 5,320,312 shares of CFAC were outstanding, subsequent to the redemption and forward contracts a total of 2,249,965 were outstanding.

In addition to the 2,249,965 CFAC shares outstanding prior to the Acquisition, upon completion of the Acquisition on February 22, 2010, warrants underlying 7,264,756 shares exercisable at $5.00 per share became exercisable and have a life until the fourth anniversary of Offering, or until May 15, 2012. CFAC may redeem the warrants, at a price of $0.01 per warrant upon 30 days’ notice while the warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $10.00 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. In accordance with the warrant agreement relating to the warrants issued in the Offering, CFAC is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. CFAC will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. The CFAC warrants are comprised of (i) 1,064,062 shares underlying the warrants issued to the shareholders that established CFAC (the “Existing Shareholders”) in a 1:1 proportion to the actual shares issued for CFAC’s establishment, (ii) 1,944,444 shares underlying the warrants sold to investors in a private placement (the “Private Placement Warrants”), sold simultaneously as CFAC was closing the Offering in May 2008, and (iii) 4,256,250 shares underlying the warrants included in the Offering and Over-allotment from May 2008. Included in these warrants are the warrants issued with the 1,374,089 shares that were redeemed, and warrants issued with the 1,696,258 shares that were re-purchased in forward contracts. The shareholders electing to redeem their shares and sell the shares in the forward contracts were permitted to retain the warrants that they had received in the Offering and Over-allotment.

The Existing Shareholders and the holders of the Private Placement Warrants are entitled to registration rights with respect to their outstanding ordinary shares and shares underlying their warrants pursuant to an agreement signed on the closing date of the Offering. The Existing Shareholders are entitled to demand that CFAC register their ordinary shares commencing six months after the consummation of the Acquisition. The holders of the Private Placement Warrants are entitled to demand that CFAC register these securities commencing upon the consummation of the Acquisition. In addition, the Existing Shareholders and holder of the Private Placement Warrants have certain “piggy-back” registration rights on registration statements filed after CFAC’s consummation of the Acquisition.

As CFAC was a non-operating public shell company before the transaction, no step-up in basis of intangible assets or goodwill will be recorded in this transaction and the cost incurred in connection with such transaction have been charged directly to additional paid-in capital. The net book value of acquired assets and liabilities on February 22, 2010 is as follows:

Cash	$6,910,534
Accounts payables and accrued liabilities	184,410
Net assets acquired	$6,726,124

Earn-out Shares

Pursuant to an earn-out provision in the share purchase agreement, CFAC has agreed to issue Realink Group Limited (“Realink”), one of shareholders of Wowjoint, up to 500,000 additional shares if the following performance targets are achieved:

•
200,000 earn-out shares in the event that the closing price per share is at or above US$10.00 for 180 days out of 360 days during the period from the acquisition closing date to the second anniversary of the closing date.

•
200,000 earn-out shares in the event that the closing price per share is at or above US$13.80 for 180 days out of 360 days during the period from the acquisition closing date to the third anniversary of the closing date.

•
100,000 earn-out shares in the event that average daily trading volume is no less than 200,000 shares for six consecutive months during the period from the closing date of the acquisition to the second anniversary of the closing date.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Upon issuance, such shares will be recorded as an adjustment to the accounting acquiree’s basis in the reverse acquisition (i.e., as an adjustment at par value to ordinary shares and additional paid-in capital), and will be included in the calculations of earnings per share from that date.

Reorganization of Beijing Wowjoint prior to Acquisition

(a)	On August 3, 2009, AGL established Beijing Xin Fu Industry Consulting Co., Ltd. (“BXFI”), a wholly-owned foreign enterprise (a “WOFE”) under the law of PRC.

On August 25, 2009, BXFI entered into contractual agreements with Beijing Wowjoint Machinery Co., Ltd. (“BWMC”) and its shareholders, as described below, by which BXFI is deemed the primary beneficiary of BWMC and BWMC being deemed a subsidiary of AGL under the requirements of the U.S. generally accepted accounting principles (“GAAP”).

In accordance with GAAP, BWMC is deemed a variable interest entity (a “VIE”) of BXFI, the primary beneficiary, and is required to be consolidated by BXFI, as BXFI is subject to a majority of the risk of loss for the VIE, or is entitled to receive a majority of the VIE’s residual returns. VIE’s are entities in which their primary beneficiary, through contractual arrangements, bears the risks of, and enjoys the rewards normally associated with ownership of the entities. The results of VIE’s, are treated as that of a subsidiary, and are included in the consolidated statements of operations from the effective date of Acquisition.

The assets, liabilities, and non-controlling interest of a consolidated VIE are accounted for as if the entities were consolidated based on voting interests and the usual accounting rules for which the VIE operates are applied as they would to a consolidated subsidiary as follows:

-	Carrying amounts of the VIE are consolidated into the financial statements of BXFI as the primary beneficiary (referred as “Primary Beneficiary” or “PB”)

-	Inter-company transactions and balances, such as revenues and costs, receivables and payables between or among the Primary Beneficiary and the VIE(s) are eliminated in their entirety

-	There is no direct ownership interest by the Primary Beneficiary in the VIE, equity of the VIE is eliminated with an offsetting credit to minority interest.

Based on the contractual agreements, BXFI provides consulting services to BWMC and is entitled to (1) receive a substantial portion of the economic benefits from BWMC; (2) exercise effective control over BWMC and (3) has an exclusive option to purchase all or part of the equity interest in BWMC when and to the extent permitted by the PRC laws. By the virtue of the contractual agreements, BXFI consolidates the operating results, assets and liabilities in BWMC’s financial statements.

The followings are brief description of contracts entered between BXFI and BWMC:

(1)
Exclusive Technical Consulting and Services Agreement - BXFI entered into an Exclusive Technical Consulting and Service Agreement with BWMC, pursuant to which, BXFI exclusively provides consulting services to BWMC in exchange for a percentage of BWMC’s revenue as determined by BXFI. This agreement enables the transfer of substantial portion of economic interests from BWMC to BXFI.

(2)
Equity Pledge Agreement - BXFI, BWMC and its shareholders have entered into an Equity Pledge Agreement, pursuant to which, each of the shareholders of BWMC has pledged all of its equity interests in BWMC to BXFI to guarantee the payment of service fees under the Exclusive Technical Consulting and Service Agreement.

(3)
Voting Rights Proxy Agreement - BXFI and shareholders of BWMC have entered into a Voting Rights Proxy Agreement, pursuant to which, each of the shareholders of BWMC has granted to BXFI and its designated person the power to exercise all voting rights of such shareholder.

(4)
Exclusive Purchase Option Agreement - BXFI and shareholders of BWMC have entered into an Exclusive Call Option Agreement, pursuant to which, each of the shareholders of BWMC has irrevocably and unconditionally granted BXFI or its designated person an exclusive call option to purchase, at any time if and when permitted by the PRC laws, all or any portion of the equity interests in BWMC at the price equal to five percent (5%) of the actual capital contribution made by each shareholder.

The consideration BWMC and its shareholders received for entering into the contractual agreements was of a nominal amount. The contractual agreements were entered into to protect BWMC against possible future foreign ownership restrictions that might currently apply to BWMC. The contractual agreements affords BXFI, and their VIE namely BWMC, the opportunity to access capital market outside of the PRC, which would otherwise not be available to BWMC. If at such time in the future possible PRC ownership restrictions were to be eased with regards to BWMC, and should AGL obtain financing from foreign sources, the structure of the contractual agreements are such that control could go from that of a VIE relationship to that of direct ownership with ease and limited restrictions under PRC laws.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

AGL’s wholly-owned subsidiary, BXFI, is the recipient of all the benefits of the contractual relationships. If BXFI is not be able to perform its services under the terms of the contractual agreements, the agreements and the VIE structure would not be in effect. AGL entered into the contractual relationship with the objective of obtaining financing from foreign sources, without which its BXFI subsidiary could not fulfill its contractual agreements with BWMC.

(b)
On December 8, 2010, the ownership of Beijing Wowjoint Machinery Co., Ltd (“BWMC”) was transferred to Beijing Xin Fu Industry Consulting Co., Ltd (“BXFI’). BXFI formerly had no direct equity ownership interest in BWMC and relied on contractual arrangements with Beijing Wowjoint and its shareholders to substantially control and operate BWMC. After the transfer was completed, the Company directly owns 100% of its operating entity BWMC.

Change in Fiscal Year

Effective May 10, 2010, the Company changed their fiscal year end from August 31st to a calendar year end of December 31st . The Company has defined the four months ended December 31, 2009 as the Four Month Transition Period Ended December 31, 2009, referred to as the “2009 Transition Period”.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with the generally accepted accounting principles in the United States (“GAAP”). The basis of accounting differs from that used in the statutory accounts of the Company, which are prepared in accordance with the accounting principles of PRC (“PRC GAAP”). The Company’s functional currency is the United States Dollars (USD) while the Chinese operating subsidiaries’ functional currency is the Chinese Renminbi (RMB). The accompanying consolidated financial statements have been translated and presented in United States Dollars (USD). All significant inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates, and such differences may be material to the financial statements. Significant estimates include the allowance for doubtful accounts, the allowance for obsolete inventory, the useful lives of plant and equipment, intangible assets, long-term prepaid expenses, and accruals for taxes due.

Principles of Consolidation

The consolidated financial statements include the financial statements of Wowjoint and its subsidiaries. All significant inter-company transactions, balances and unrealized profits and losses have been eliminated on consolidation.

1)
As discussed in Note 1, “Organization and Description of Business”, the financial positions and results of BWMC were consolidated in the financial statements of the Company because BWMC was determined to be a variable interest entity of the Company. On August 4, 2010, BWMC became a subsidiary of the Company. On December 8, 2010 BWMC became a subsidiary of BXFI upon approval of BXFI to acquire BWMC. Such approval was granted by State Administration for Industry & Commerce of the People’s Republic of China (SAIC).

In anticipation of approval of the BXFI’s acquisition of all the equity interest in BWMC from the BWMC shareholders, BXFI and the BWMC shareholders entered into a Stock Transfer Agreement on April 25, 2010. The proceeds to the BWMC shareholders, of 1million RMB (approximately $151,000), under the Stock Transfer Agreement were loaned to BWMC interest free for five years subsequent to the change in the registration of BWMC’s ownership. This loan was formalized in a June 11, 2010 loan agreement, which was subsequently amended on June 11, 2010, whereby the former BWMC shareholders waived all right to the proceeds under the loan agreement.

2)	The financial positions and results of Beijing Wowjoint Xingyun Co. were consolidated in the financial statements of the Company since its incorporation date on May 10, 2010.

Cash and Cash Equivalents

Cash and cash equivalents represent cash on hand and held with banks, including demand deposits, which are unrestricted as to withdrawal and use, and which have original maturities of three months or less when purchased. At December 31, 2010 and 2009, the Company’s bank balances held in Chinese financial institutions of approximately $2.2 million and $0.68 million, respectively, were uninsured.

Restricted cash

Restricted cash represents amounts held by banks, which are not available for the Company’s general use, as security for issuance of letters of credit, bank acceptance bills, bank borrowings and bank drafts. Upon maturity of the letters of credit and repayment of bank acceptance bills, bank borrowings and bank drafts, the deposits are released by the bank and become available for general use by the Company.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Accounts Receivable

The Company’s accounts receivables all are current assets and are expected to be repaid within one year, notwithstanding the fact that some of its customers have repaid their accounts receivables in periods exceeding one year.

The Company records accounts receivable net of an allowance for doubtful accounts. The Company maintains allowances for doubtful accounts for estimated losses. The Company reviews the accounts receivable on a periodic basis and makes general and specific allowances when there is doubt as to the collectability of individual balances. In evaluating the collectability of individual receivable balances, the Company considers many factors, including the age of the balance, the customer’s historical payment history, its current credit-worthiness and current economic trends. The amount of the provision, if any, is recognized in the consolidated statements of operations within the general and administrative expenses. Accounts are written off after appropriate collection efforts are conducted. The allowance for doubtful accounts as of December 31, 2010 and 2009, and August 31, 2009 and 2008 was $1,392,727, $1,348,983, $800,865 and $445,220, respectively.

Inventories

Inventories other than inventoried cost relating to long-term contracts are stated at the lower of cost or market utilizing the moving average method. Inventoried costs relating to long-term contracts are stated at the actual production cost and tolling cost, and applicable overhead, not in excess of realizable value. An allowance is established when management determines that the carrying value of certain inventories may not be realizable. If inventory costs exceed expected market value due to obsolescence or quantities in excess of expected demand, the Company will record reserves for the difference between the cost and the market value. These reserves are recorded based on estimates and reflected in cost of sales. The provision for inventory obsolescence accounts as of December 31, 2010 and 2009, and August 2009 and 2008 was $0.

Plant and Equipment

Plant and equipment is recorded at cost and depreciation is provided using the straight-line method over the estimated useful lives of the assets. Expenditures for major additions or improvements, which extend the useful lives of assets, are capitalized. Minor replacements, maintenance and repairs, which do not improve or extend the lives of the assets, are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in current operations. In accordance with GAAP, the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

Depreciation is computed on a straight-line basis over the following estimated useful lives:

Plant	20 years
Furniture and fixtures	5 years
Equipment	5 years
Automobiles	5 years

Manufactured equipment deemed to be leased to customers though operating leases whereby the Company is deemed the lessor are included in plant and equipment. As of December 31, 2010 and 2009, and August 31, 2009 and 2008 the Company has not accounted for any of their leases as an operating lease.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Construction in Progress

Construction in progress consists of costs incurred for construction projects that have not yet been completed. Once these projects are completed, the costs will be transferred to the appropriate property, plant and equipment category.

Impairment of Long-lived Assets

In accordance with GAAP, the Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the assets estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008.

Fair Value of Financial Instruments

Effective January 1, 2008, the Company adopted ASC 820-Fair Value Measurements and Disclosure or ASC 820 for assets and liabilities measured at fair value on a recurring basis. ASC 820 establishes a common definition for fair value to be applied to existing generally accepted accounting principles that require the use of fair value measurements establishes a framework for measuring fair value and expands disclosure about such fair value measurements. The adoption of ASC 820 did not have an impact on the Company’s financial position or operating results, but did expand certain disclosures.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

ASC 820 defines fair value as the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

Cash and cash equivalents include money market securities and commercial paper that are considered to be highly liquid and easily tradable. These securities are valued using inputs observable in active markets for identical securities and are therefore classified as Level 1 within the fair value hierarchy.

In addition, the Company did not elect the fair value options for any of its qualifying financial instruments.

Revenue Recognition

The Company generates revenue from the design, engineering, manufacturing and sales of customized heavy lifting and carrier equipment used in various engineering projects involving the construction of bridges, highways, railways and other applications requiring lifting and carrying capability.

In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

Contract Accounting
In accounting for long-term engineering and construction-type contracts, the Company follows the provisions of ASC 605-35-05-7 Percentage-of-Completed-Method (formerly the AICPA’s Statement of Position 81-1 Accounting for Performance of Construction-Type and Certain Production-Type Contracts). The Company recognizes revenues using the percentage of completion method of accounting by relating contract costs incurred to date to the total estimated costs at completion. Contract prices and cost estimates are reviewed periodically as work progresses and adjustments proportionate to the percentage of completion are reflected in contract revenues and gross profit in the reporting period when such estimates are revised. This method of revenue recognition requires the Company to prepare estimates of costs to complete contracts in progress. In making such estimates, judgments are required to evaluate contingencies such as potential variances in schedule, the cost of materials and labor, and productivity; and the impact of change orders, liability claims, contract disputes, and achievement of contractual performance standards which may result in revisions to costs and income and are recognized in the period in which the revisions are determined. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. The asset, “costs and estimated earnings in excess of billings,” represents revenues recognized in excess of amounts billed. The liability, “billings in excess of costs and estimated earnings”, represents billings in excess of revenues recognized.

Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as advances from customers. Advances from customers as of December 31, 2010 and 2009, and August 31, 2009 and 2008 amounted to $1,173,015, $479,663, $452,821, and $5,584,255, respectively.

The Company also generates technical services income in accordance with terms stated in the agreements with its customers.

The Company’s revenue consists of the invoiced value of goods, net of a value-added tax (VAT). No product return or sales discount allowance is made as products delivered and accepted by customers are normally not returnable and a sales discount is normally not granted after products are delivered.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Service Revenue
The Company provides technical and consultation service to its customers. Service revenue is recognized when the service is performed.

Spare Parts revenue
The Company recognizes sales of spare parts upon delivery.

Lease Revenue

The Company provides machinery lease to its customers. Lease revenue is recognized when the service is performed in accordance with terms of the contract.

The Company has entered into a direct financing lease with one of their customers. Under this lease substantially all benefits and risks of equipment ownership go to the customer. In a direct financing lease the sum of the total future minimum lease payments receivable plus the estimated unguaranteed residual value of leased equipment, less unearned lease (finance) income is accounted for. Unearned lease income, which is recognized as revenue over the term of the financing by the effective interest method, represents the excess of the total future minimum contracted payments plus the estimated unguaranteed residual value over the cost of the related equipment. The unguaranteed residual value represents the estimated amount to be received at the lease termination or ultimate disposition of the leased equipment. The estimates of residual values are based upon available industry data and senior management’s experience with respect to comparable equipment. Residual value is reviewed periodically to determine if the current estimate of the equipment’s fair market value appears to be below its recorded estimate. If required, residual values are adjusted downward to reflect adjusted estimates of fair market values. Upward adjustments to residual values are not permitted. Initial costs on direct financing leases entered into during the year ended December 31, 2010 was the Company spent approximately $2,717,000. As of December 31, 2010 and 2009, and August 31, 2009 and 2008, the unearned lease income was $748,333, $0, $0 and $0, respectively. The $748,333 unearned income as of December 31, 2010 is expected to be earned during the year ended December 31, 2011. At the conclusion of the lease the residual value is estimated to be $1,504,000.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Advertising Expenses

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising expenses as incurred and classifies these expenses under selling expenses, which amounted to $61,119, $53,716, $46,739 and $45,879 for the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008, respectively.

Research and Development

The Company expenses all research and development expenses as incurred and classifies these expenses under general and administrative expenses, which amounted to $675,709, $985,171, $2,953, and $46,406 for the year ended December 31, 2010, the 2009 Transition Period, and  the years ended August 31, 2009 and 2008, respectively.

Income Taxes

The Company is subject to the Income Tax Law of the People’s Republic of China. Income taxes are accounted for under FASB ASC-740 Income Taxes or ASC 740. Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases and tax loss carry forwards. Any deferred tax assets and liabilities would be measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) Law of China replaced the existing China laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT applicable to high technology corporations is 15%.

The Company has received a 50% tax exemption (Tax Exemption Certificate) from the tax authorities in the PRC for the corporate enterprise income tax for the calendar years ended 2008 and 2009. The reduced income tax rate for the company is 7.5% and will be effective until December 31, 2009. From January 1, 2010, the income tax rate applicable to the Company is 15%.

Accumulated Other Comprehensive Income

The accounts of Beijing Wowjoint were maintained and its financial statements were expressed in Chinese Renminbi (RMB). Such financial statements were translated into United States Dollars (USD) in accordance with US GAAP, with the USD as the functional currency. All balance sheet items, assets and liabilities are translated at the current exchange rates of the balance sheet dates, shareholders’ equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with GAAP as a component of shareholders’ equity.

During the year of 2010 and 2009, the transactions of Beijing Wowjoint were denominated and recorded in RMB at the rates of exchange in effect when the transactions occur. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. During the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008, the Company recorded a net foreign currency exchange gain and (loss) of $23,015, $0, ($203,761), and $0, respectively.

Accumulated other comprehensive income consisted of unrealized gains or losses resulting from the translation of financial statements from RMB to US dollars. As of December 31, 2010 and 2009, and August 31, 2009 and 2008, the unrealized foreign currency translation adjustments were gains of $1,093,014, $854,152, $822,313, and $810,520, respectively.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Segment Reporting

GAAP requires the use of the management approach model for segment reporting. The management approach model is based on how a company’s management organizes segments within the company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company. Based on this model, the Company has one reportable business segment, the manufacture and marketing of non-standard heavy lifting and carrying equipment in China.

Risks and Uncertainties

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s business may be influenced by changes in PRC governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Recent Accounting Pronouncements

The following is a list of recent accounting pronouncements summarized below:

-
In April 2010, the FASB issued Accounting Standards Update 2010-13 (ASU 2010-13), "Compensation—Stock Compensation (Topic 718)." This Update provides amendments to Topic 718 to clarify that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should not be considered to contain a condition that is not a market, performance ~~,~~ or service condition. Therefore, an entity would not classify such an award as a liability if it otherwise qualifies as equity. The amendments in ASU 2010-13 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2010. The provision of ASU 2010-13 are not expected to have a material effect on the Company’s consolidated financial statements.

-
In March 2010, the FASB issued Accounting Standards Update 2010-11 (ASU 2010-11), "Derivative and Hedging (Topic 815)."  All entities that enter into contracts containing an embedded credit derivative feature related to the transfer of credit risk that is not only in the form of subordination of one financial instrument to another will be affected by the amendments in this Update because the amendments clarify that the embedded credit derivative scope exception in paragraph 815-15-15-8 through 15-9 does not apply to such contracts.  ASU 2010-11 became effective at the beginning of the reporting entity's first fiscal quarter beginning after December 15, 2010.  The provisions of ASU 2010-11 are not expected to have a material effect on the Company’s consolidated financial statements.

-
In February 2010, the FASB issued Accounting Standards Update 2010-10 (ASU 2010-10), "Consolidation (Topic 810)."  The amendments to the consolidation requirements of Topic 810 resulting from the issuance of Statement 167 are deferred for a reporting entity's interest in an entity (1) that has all the attributes of an investment company or (2) for which it is industry practice to apply measurement principles for financial reporting purposes that are consistent with those followed by investment companies.  An entity that qualifies for the deferral will continue to be assessed under the overall guidance on the consolidation of variable interest entities in Subtopic 810-10 (before the Statement 167 amendments) or other applicable consolidation guidance, such as the guidance for the consolidation of partnerships in Subtopic 810-20.  The deferral is primarily the result of differing consolidation conclusions reached by the International Accounting Standards Board ("IASB") for certain investment funds when compared with the conclusions reached under Statement 167.  The deferral is effective as of the beginning of a reporting entity's first annual period that begins after November 15, 2009, and for interim periods within that first annual reporting period, which coincides with the effective date of Statement 167.  Early application is not permitted.  The provisions of ASU 2010-10 are effective for the Company beginning in 2010. The adoption of ASU 2010-10 did not have a material impact on the Company’s consolidated financial statements.

-
In January 2010, FASB issued ASU No. 2010-06 – Improving Disclosures about Fair Value Measurements. This update provides amendments to Subtopic 820-10 that requires new disclosure as follows: 1) Transfers in and out of Levels 1 and 2.  A reporting entity should disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and describe the reasons for the transfers.  2)  Activity in Level 3 fair value measurements.  In the reconciliation for fair value measurements using significant unobservable inputs (Level 3), a reporting entity should present separately information about purchases, sales, issuances, and settlements (that is, on a gross basis rather than as one net number). This update provides amendments to Subtopic 820-10 that clarifies existing disclosures as follows: 1) Level of disaggregation. A reporting entity should provide fair value measurement disclosures for each class of assets and liabilities. A class is often a subset of assets or liabilities within a line item in the statement of financial position. A reporting entity needs to use judgment in determining the appropriate classes of assets and liabilities. 2) Disclosures about inputs and valuation techniques. A reporting entity should provide disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. Those disclosures are required for fair value measurements that fall in either Level 2 or Level 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The adoption of ASU 2010-06 did not have a material impact in the Company’s consolidated financial statements.

-
On March 5, 2010, the FASB issued authoritative guidance to clarify the type of embedded credit derivative that is exempt from embedded derivative bifurcation requirements. Specifically, only one form of embedded credit derivative qualifies for the exemption – one that is related only to the subordination of one financial instrument to another. As a result, entities that have contracts containing an embedded credit derivative feature in a form other than such subordination may need to separately account for the embedded credit derivative feature. This guidance also has transition provisions, which permit entities to make a special one-time election to apply the fair value option to any investment in a beneficial interest in securitized financial assets, regardless of whether such investments contain embedded derivative features. This guidance is effective on the first day of the first fiscal quarter beginning after December 15, 2010. Early adoption is permitted at the beginning of any fiscal quarter beginning after March 5, 2010. The adoption of this authoritative guidance did not have a material impact in the Company’s consolidated financial statements.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

-
In March 2010, FASB issued an authoritative pronouncement regarding the effect of denominating the exercise price of a share-based payment awards in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity’s functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The guidance clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity’s equity securities trades should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement will be effective for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected entities will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Company is evaluating the potential impact, if any, of this new accounting guidance on its consolidated financial statements.

-
In April 2010, the FASB issued Update No. 2010-17, or ASU 2010-17, Revenue Recognition—Milestone Method, which updates the guidance currently included under topic 605, Revenue Recognition. ASU 2010-17 provides guidance on defining the milestone and determining when the use of the milestone method of revenue recognition for research or development transactions is appropriate. It provides criteria for evaluating if the milestone is substantive and clarifies that a vendor can recognize consideration that is contingent upon achievement of a milestone as revenue in the period in which the milestone is achieved, if the milestone meets all the criteria to be considered substantive. ASU 2010-17 is effective for milestones achieved in fiscal years, and interim periods within those years, beginning after December 15, 2010 and should be applied prospectively. Early adoption is permitted. The Company is currently evaluating the potential impact, if any, of this new accounting guidance on its consolidated financial statements.

-
In April 2010, the FASB issued an authoritative pronouncement on effect of denominating the exercise price of a share-based payment award in the currency of the market in which the underlying equity securities trades and that currency is different from (1) entity's functional currency, (2) functional currency of the foreign operation for which the employee provides services, and (3) payroll currency of the employee. The pronouncement clarifies that an employee share-based payment award with an exercise price denominated in the currency of a market in which a substantial portion of the entity's equity securities trades should not be considered to contain a condition that is not a market, performance, or service condition, and therefore should be considered an equity award assuming all other criteria for equity classification are met. The pronouncement is for interim and annual periods beginning on or after December 15, 2010, and will be applied prospectively. Affected companies will be required to record a cumulative catch-up adjustment for all awards outstanding as of the beginning of the annual period in which the guidance is adopted. The Company is evaluating the potential impact, if any, of this new accounting guidance on its consolidated financial statements.

-
The FASB issued Accounting Standards Update (ASU) No. 2010-20. Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, on July 21, 2010, requiring companies to improve their disclosures about the credit quality of their financing receivables and the credit reserves held against them. The extra disclosures for financing receivables include aging of past due receivables, credit quality indicators, and the modifications of financing receivables. This guidance is effective for interim and annual periods ending on or after December 15, 2010.  The Company is evaluating the potential impact, if any, of this new accounting guidance on its consolidated financial statements.

A variety of proposed or otherwise potential accounting standards are currently under study by standard setting organizations and various regulatory agencies. Due to the tentative and preliminary nature of those proposed standards, management has not determined whether implementation of such proposed standards would be material to the consolidated statements.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
 THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 3 – ACCOUNTS RECEIVABLE

A significant percentage of contract value is billed upon the delivery of the equipment to our customers. Accounts billed represent billed amounts. Unbilled amounts represent sales for which billings have not been presented to customers at year end. (See Note 15)

Accounts receivable consisted of the following:

	December 31,		August 31,
	2010	2009	2009	2008
Amount billed	$17,226,713	$12,281,860	$12,699,153	$4,517,745
Retainage, subsequent to completion of contracts and acceptance by the owners	2,070,188	2,477,356	2,549,114	8,655,204
Accounts receivable	19,296,901	14,759,216	15,248,267	13,172,949
Less: Allowance for doubtful accounts	(1,392,727)	(1,348,983)	(800,865)	(445,220)
Accounts receivables, net	$17,904,174	$13,410,233	$14,447,402	$12,727,729

Retainage, with respect to accounts receivable, is the balance invoiced but not paid by customers pursuant to retainage provisions in long-term contracts due upon completion of the contracts and acceptance by the customer after an evaluation period to determine that the machine is operating in accordance with the sales contractual agreement. Retainage not invoiced, and prior to the completion of the customary evaluation period accorded to customer, is accounted for as costs and estimated earnings and billings.

Note 4 –ALLOWANCES FOR DOUBTFUL RECEIVABLES

Allowances for doubtful receivables are comprised of allowances for accounts receivable and allowances for other receivables. The Company provided allowance for doubtful debts in the aggregate amount of 43,744 and made provision for doubtful debts in the aggregate amount of 548,118 during the year ended December 31, 2010 and the 2009 Transition Period, respectively.

Analysis of allowances for accounts receivable is as follows:

	December 31,		August 31,
	2010	2009	2009	2008
Beginning of the period	$1,348,983	$800,865	$445,220	$286,100
Allowances made during the period	43,744	548,118	355,645	159,120
Closing balance	$1,392,727	$1,348,983	$800,865	$445,220

Analysis of allowances for other receivable is as follows:

	December 31,		August 31,
	2010	2009	2009	2008
Beginning of the period	$—	$69,197	$69,157	$-
Allowances made during the period	—	-	40	69,157
Write off during the period	—	(69,197)	-
Closing balance	$—	$-	$69,197	$69,157

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 5 – ADVANCES TO SUPPLIERS

The Company advances to certain vendors for the purchase of materials. As of December 31, 2010 and 2009, and August 31, 2009 and 2008 the advances to suppliers amounted to $3,523,727, $790,159, $1,831,154, and $9,322,928 respectively.

 Note 6 –INVENTORIES

Inventories are summarized as follows:

	December 31,		August 31,
	2010	2009	2009	2008
Raw materials and Inventoried Costs	$5,224,257	$3,635,328	$2,722,380	$4,194,119
Commercial spare parts	-	-	143,784	788,200
	$5,224,257	3,635,328	$2,866,164	$4,982,319

Inventoried cost, are costs relating to the assembly of sub-component parts available for future use on various types of machines manufactured by the Company, and for costs relating to the construction of equipment which has not been contracted by a customer, but which Company management has determined is readily saleable in the construction equipment industry. Total inventoried costs as of December 31, 2010 and 2009, and August 31, 2009 and 2008 was $1,646,583, $1,087,077, $0 and $0, respectively.

Note 7 – PLANT AND EQUIPMENT

Plant and equipment consisted of the following:

	December 31,		August 31,
	2010	2009	2009	2008
Plant	$1,280,820	$1,242,260	$1,283,639	$985,856
Furniture and fixtures	61,201	180,038	157,099	134,064
Equipment	905,830	584,176	543,789	529,862
Automobiles	391,497	264,379	236,511	223,242
	2,639,348	2,270,853	2,221,038	1,873,024
Construction in progress	1,511,255	-	-	-
Less: Accumulated depreciation	(942,207)	(640,917)	(543,554)	(331,951)
Plant and equipment, net	$3,208,396	$1,629,936	$1,677,484	$1,541,073

Plant and equipment are recorded at cost basis. Gains or losses on disposals are reflected as gain or loss in the year of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repair and maintenance costs are expensed as incurred.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Depreciation for financial reporting purposes is provided using the straight line method over the estimated useful lives of the assets. The Company had depreciation expense of $301,290, $251,430, $211,258 and $150,195 for the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008, respectively.

Note 8 – INTANGIBLE ASSETS

Land Use Right
According to the laws of the PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government. Land use rights are being amortized using the straight-line method over the lease term of 40 years.

Land use rights consisted of the following:

	December 31,		August 31,
	2010	2009	2009	2008
Land use rights	$1,128,318	$1,094,319	$1,092,250	$1,091,612
Less: Accumulated amortization	(84,624)	(54,716)	(45,510)	(18,194)
	$1,043,694	$1,039,603	$1,046,740	$1,073,418

Total amortization expenses of land use right for the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008 amounted to $29,908, $9,206, $27,287, and $17,377, respectively.

Future amortization expenses of the intangible asset are as follows:

Year ended December 31, 2011	$27,287
Year ended December 31,2012	27,287
Year ended December 31,2013	27,287
Year ended December 31,2014	27,287
Year ended December 31,2015	27,287
Thereafter	907,259
$1,043,694

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 9 – SHORT-TERM LOANS

Short-term loans were as follows:

	December 31,		August 31,
Description	2010	2009	2009	2008

Loan payable to Xi Zhimen Branch of ICBC, interest at 5.84% annually, due by June 30, 2011, with collateral consisting of buildings and land use rights.	$1,510,000	$-	$-	$-

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 6.57% annually, due by October 31, 2009, with collateral consisting of buildings and land use rights.	-	732,250	-	-

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 6.57% annually, due by October 31, 2009, with the collateral of buildings and land use right.	-	-	730,866	-

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 6.57% annually, due by October 30, 2008, with the collateral of buildings and land use right.	-	-	-	292,176

Loan payable to Da Zhongsi Branch of Beijing Bank, interest at 7.47% annually, due by November 11, 2008, with the collateral of buildings and land use rights.	-	-	-	438,263
	$1,510,000	$732,250	$730,866	$730,439

The interest expense was $59,923, $10,178, 21,574, and $24,844 for the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008, respectively.

As of July 31, 2011, the Company maintained in total RMB55 million (approximately $8.25 million) in rolling credit facilities, of which RMB40 million ($6 million) was granted by the Industrial and Commercial Bank of China Limited on November 30, 2010 (expiring on December 8, 2011); RMB10 million ($1.5 million) was granted by China Development Bank on February 23, 2011 (expiring on February 24, 2014); and RMB5 million ($0.75 million) was granted by China Minsheng Bank on March 29, 2011 (expiring on March 29, 2012). Under these credit facilities, the Company:

(1) must pay the principal and related interests when due;

(2) without written consent, cannot provide guarantees to third parties if the amount of guarantee exceeds 30% of its total assets or 50% of its net assets;

(3) pledge all future and current accounts receivables to the three banks based on the respective facility amount on a pari passu basis; and

(4) must not conduct any activities which may be materially detrimental to interests of Industrial and Commercial Bank of China, China Development Bank and China Minsheng Bank. The facilities with the Industrial and Commercial Bank of China and China Development Bank each have a guarantee from Beijing Zhongguanchun Sci-tech Guaranty Co., Ltd., which is a professional guarantee company mainly funded by the Chinese government and provides various credit guarantees for hi-tech SMEs (such as Wowjoint) in order to help the Company obtain bank financing at a reduced interest rates. The facility with China Minsheng Bank has a personal guarantee from Yabin Liu (the Company’s Chief Executive Officer).

Except for the above terms, there are no quantified financial covenants or financial ratios specified in the credit agreements. The Company is not subject to any covenants limiting its ability to incur additional indebtedness.

The Company is in compliance with all restrictive covenants and financial ratios under the credit agreements.

As of December 31, 2010, approximately $1.5 million was drawn for short-term loans under the credit facility with the Industrial and Commercial Bank of China Limited. The remaining $4.5 million available under this credit facility allows the Company to bid on projects by issuance of guarantees, letters of credit, bid and performance bonds, and is not reflected on the balance sheet.

Note 10 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses are the following:

	December 31,		August 31,
	2010	2009	2009	2008
Accounts payable	$7,099,240	$4,294,832	$3,955,624	$5,195,570
Accrued expenses	256,804	-	2,041	40,812
Accrued warranty cost	146,673	142,253	141,985	127,746
Total	$7,502,717	$4,437,085	$4,099,650	$5,364,128

The Company’s equipments are typically sold with one year warranty from the date of sales against defects in materials, Warranty cost   is   accrued   as revenue   is   recognized. Cost of warranties   is   estimated   based   on the Company’s experience in recent years. Actual   warranty   costs when incurred are   charged   against   accrued   warranty   liability. The Company did not accrue warranty expense during the year ended December 31, 2010 and the 2009 Transition Period, as their accrued warranty was adequate to compensate for expected future warranty costs for machines sold during these periods ended.  The Company accrued warranty expense during the years ended August 31, 2009 and 2008 of approximately $14,150 and $31,750, respectively.

Note 11 – OTHER PAYABLES

Other payables comprised of the following:

	December 31,		August 31,
	2010	2009	2009	2008
Payable to employees	$62,601	$29,169	$826,597	$978
Payable to other companies	260,416	228,328	181,555	123,749
Total	$323,017	$257,497	$1,008,152	$124,727

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 12 – TAXES PAYABLES

Tax payables are summarized as follows:

	December 31,		August 31,
	2010	2009	2009	2008
VAT tax payables	$4,431,547	$4,988,518	$4,188,470	$2,203,098
Business tax payables	22,873	-	-	-
Income tax liability	567,389	238,504	956,411	223,944
Individual Income tax payable	23,946	-	-	-
Other tax payable	4,833	-	-	-
Total taxes payable	$5,050,588	$5,227,022	$5,144,881	$2,427,542

Enterprises or individuals, who sell commodities, engage in repair and maintenance or import or export goods in the PRC are subject to a value added tax (VAT) in accordance with Chinese Laws. The VAT standard rate is 17% of the gross sale price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on the sales of the finished products.

In accordance with common market practice in China, the Company pays VAT to Tax authorities based on the VAT invoices it issues to customers. For the projects which the Company has completed but has not issued invoices, the Company classified the VAT tax to “Costs and Estimated Earnings and Billings from Accounts Receivables,” not included in account receivables on its balance sheet.

Note 13– INCOME TAXES

On March 16, 2007, the National People’s Congress of China approved the new Corporate Income Tax Law of the People’s Republic of China (the “New CIT Law”), which is effective from January 1, 2008.

Prior to January 1, 2008, the CIT rate applicable to corporations in the PRC was 33%, which is composed of 30% national income tax and 3% local income tax. After January 1, 2008, under the New CIT Law, the corporate income tax rate applicable to our subsidiaries is 25%. The New CIT Law has an impact on the deferred tax assets and liabilities of the Company. The Company adjusted deferred tax assets as of December 31, 2010 and 2009, and August 31, 2009 and 2008 was approximately $231,000, $398,000, $0, and $0, respectively, based on the Company’s best estimate. The deferred tax assets arose primarily due to timing differences with respect to PRC taxes. These deferred tax assets have been netted against the Company’s income tax liability. The Company will continue to assess the impact of such new tax laws in the future. The effects arising from the enforcement of the New CIT Law have been reflected in the accounts. Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law replaced the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes in the new law are:

-	The new standard EIT rate of 25% replaced the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pay a reduced rate of 15%; and

-
Companies established before March 16, 2008 will continue to enjoy tax holiday treatment approved by the local government for a grace period of the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company is a high technology company and enjoys the benefit of a reduced income tax rate at 15%. The applicable new EIT for the Company was 7.5% until December 31, 2009.

In accordance with the New CIT Law, enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC territory are considered PRC resident enterprises and subject to the PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management" refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, etc. of an enterprise. As of December 31, 2009, no detailed interpretation or guidance has been issued to define “place of effective management”. Furthermore, as of December 31, 2009, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company were to have non-PRC incorporated entities that are deemed PRC tax residents, such entities would be subject to PRC tax under the New CIT Law. The Company has analyzed the applicability of this law, as of December 31, 2009, and the Company has not accrued for PRC tax on such basis. The Company will continue to monitor changes in the interpretation or guidance of this law.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

The New CIT Law also imposes a 10% withholding income tax, subject to reduction based on tax treaty where applicable, for dividends distributed by a foreign invested enterprise to its immediate holding company outside China. Such dividends were exempted from PRC tax under the previous income tax law and regulations. The foreign invested enterprise is subject to the withholding tax starting from January 1, 2008. There were no dividends distributed in the year ended December 31, 2010, the 2009 Transition Period, and the years ended August 31, 2009 and 2008.

The table below summarizes the reconciliation of the Company’s income tax provision (benefit) computed at the statutory rate in the PRC and the effective tax rate.

	Year Ended December 31,	Four Month Transition Period Ended December 31,	Year Ended August 31,
	2010	2009	2009	2008

Income tax provision (benefit)	71%	(25)%	25%	25%
Abatement of taxes – Technology enterprises	(29)%	10%	(10)%	(10)%
Additional abatement	-	-	(8)%	(7)%
Permanent difference	-	-	1%	1%
Tax provision (benefit)	43%	(15)%	8%	9%

The Company uses FASB ASC 740 (formerly FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”)). – An Interpretation of FASB Statement No. 109, Accounting for Income Taxes. The Interpretation addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. As of December 31, 2010 the Company does not have a liability for unrecognized tax expenses.

Note 14 – RELATED PARTY TRANSACTIONS

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operational decisions. Parties are also considered to be related if they are subject to common control or common significant influence. The due from/ to related parties represents advances to / or from entities controlled by the Company’s shareholders, or the shareholders themselves. The amounts are unsecured, non interest bearing and due on demand.

Beijing Runtuo Industry &Technology Co. Ltd. (“Beijing Runtuo”) is a related party of the Company. The CEO of the Company owns part of an entity that is a shareholder of Beijing Runtuo. The Company has advanced to Beijing Runtuo $82,191, $61,918, and $31,104 as of December 31, 2010 and 2009 and August 31, 2009, respectively. As of August 31, 2008, the Company has advanced $260,658 to the Beijing Wowjoint Mechanical and Electrical Equipment Co., (“Wowjoint Mechanical”) a related party of the Company. The CEO of the Company is the CEO and a shareholder in Wowjoint Mechanical. As of August 31, 2008 the Company has advanced to officers and shareholders of the Company $159,609. All advances as of August 31, 2008 were subsequently repaid. As of August 31, 2008, the Company has a liability to Wowjoint Mechanical $156,606, which has been subsequently repaid.

 WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 15 – COSTS AND ESTIMATED EARNINGS AND BILLINGS

The current assets, “costs and estimated earnings in excess of billings” on contract in progress, represent cumulative revenues recognized in excess of the cumulative amount billed to customers. Included in cost and estimated earnings in excess of billings are unbilled receivables on contracts, or portions of contracts, that have been recorded in sales on attainment of sales or revenue criteria, though appropriately recognized, cannot be billed yet under the contracts as of the balance sheet date. Included in costs and estimated earnings in excess of billings is retainage not invoiced, which is typically 5%-10% of a construction contract. Retainage not invoiced, and prior to the completion of the customary evaluation period accorded to customer, is accounted for as costs and estimated earnings and billings. Retainage is typically invoiced to our customer one year after delivery of construction equipment. This extended payment period for the last portion of a contract is given to allow the customer to operate their equipment and notify the Company if adjustments to the equipment are required.

As of December 31, 2010 and 2009, and August 31, 2009 and 2008, costs and estimated earnings in excess of billings are as follows:

	December 31,		August 31,
	2010	2009	2009	2008
Contract costs incurred plus recognized profits less recognized losses to date	$24,821,035	$20,384,927	$29,414,979	$16,017,440
Less: Progress billings to date	(22,130,836)	(18,063,678)	(23,765,509)	(14,063,267)
Costs and estimated earnings in excess of billings	$2,690,199	$2,321,249	$5,649,470	$1,954,173

The timing of when we bill our customers is generally based on advance billing terms or contingent upon completion of certain phases of the work, as stipulated in the contract. Costs and estimated earnings in excess of billings at December 31, 2010 and 2009 are typically billed within one year.

Note 16 - BILLINGS IN EXCESS OF COSTS AND ESTIMATD EARNINGS

The current liability, “billings in excess of costs and estimated earnings” on contract, represents the amount billed in excess of revenues recognized. Based on normal sales contract terms, our customers pay 20%-30% of total contract value as a deposit. Payments received on contracts not yet started are recorded as advances from customers. Billings in excess of costs and estimated earnings” are payments received on contracts that have been started and where the payment on the contract exceeds work progress to date. As work progresses on contracts, billings in excess of costs and estimated earnings will gradually decrease to zero.

As of December 31, 2010 and 2009, and August 31, 2009 and 2008, billings in excess of cost and estimated earnings are as follows.

	December 31,		August 31,
	2010	2009	2009	2008
Progress billings to date	$1,723,818	$35,667	$1,314,681	$13,665,654
Less: Contract costs incurred plus recognized
profits less recognized losses to date	(827,169)	(12,452)	(773,555)	(2,516,822)
Billings in excess of costs and estimated earnings	$896,649	$23,215	$541,126	$11,148,832

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 17 – ORDINARY SHARES

Prior to Acquisition, CFAC has issued and outstanding 5,320,312 ordinary shares.

As described in Note 1, Wowjoint issued 5,700,000 ordinary shares to Beijing Wowjoint’s shareholders on February 22, 2010. In connection with the Acquisition, the holders of 1,374,089 of the ordinary shares sold in CFAC's initial public offering elected to redeem their shares. Wowjoint also entered into "forward contracts" to purchase 1,696,258 ordinary shares in privately negotiated transactions from shareholders who would otherwise have voted against the business combination.

After giving effect to the issuance of 5,700,000 ordinary shares to Wowjoint’s shareholders, the redemptions and the forward contract payments, there are 7,949,965 ordinary shares of Wowjoint outstanding as of December 31, 2010.

The movement of ordinary shares during the year ended in December 31, 2010 is summarized below:

Issued and outstanding shares of CFAC prior to acquisition	5,320,312
Shares redeemed	(1,374,089)
Shares under forward contact	(1,696,258)
2,249,965
Shares issued to Beijing Wowjoint’s shareholders	5,700,000
Outstanding shares as at December 31, 2010	7,949,965

Note 18 – STATUTORY SURPLUS RESERVE

In accordance with the laws and regulations of PRC, it is required that before an enterprise registered in the PRC distributes profits, it must first satisfy all tax liabilities, provide for losses incurred in previous years, and make allocations to its statutory surplus reserves. The Company’s PRC subsidiaries are required to transfer 10% of their after-tax profits to a statutory surplus reserve until the reserve balance reaches 50% of its registered capital, which must be completed prior to dividend distribution. Statutory surplus reserves may be utilized to offset prior years’ losses or to increase registered capital. Usage of the statutory surplus reserves should not result in its balance falling below 25% of registered capital, unless the reserves are used to reduce incurred losses. At December 31, 2010 and 2009, and August 31, 2009 and 2008, the balance of statutory surplus reserves was $3,024,562, $2,674,537, $2,674,537, and $1,122,095, respectively.

Note 19 – EARNINGS PER SHARE

Basic and diluted earnings per share have been calculated as follows

	Year Ended December 31,	Four Month Transition period Ended December 31,	Year Ended August 31,
	2010	2009	2009	2008
Net income (loss), basic and diluted	$412,081	$(5,335,781)	$9,783,789	$3,939,353
Weight average number of shares outstanding, basic and diluted	7,575,330	5,700,000	5,700,000	5,700,000
Earnings per share, basic and diluted	$0.06	$(0.93)	$1.72	$0.69

For accounting period prior to the date of reverse acquisition, the number of shares included in the earnings per share calculation has been retroactively restated to reflect the number of shares to which Beijing Wowjoint shareholders are entitled in the share purchase agreement.

As disclosed in Note 1, an earn-out provision in the share purchase agreement provides for up to an additional 500,000 ordinary shares being issued, the issuance of which is contingent upon certain performance criteria. As such contingency has not been met as of December 31, 2010, the above basic and diluted earnings per share have not included these issuable ordinary shares. In addition, diluted earnings per share exclude 1,786,056 ordinary shares, issuable upon the exercise of warrants, since the exercise price of these warrants were in excess of the average market price of the Company’s ordinary shares.

WOWJOINT HOLDINGS LTD AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2010
THE TRANSITION PERIOD THE FOUR MONTHS ENDED DECEMBER 31, 2009
THE YEARS ENDED AUGUST 31, 2009 AND 2008

Note 20 – MAJOR CUSTOMERS AND VENDORS

Major vendors

There were two vendors from which the Company purchased more than 10% of its raw materials for the year ended December 31, 2010, with each vendor accounting for about 12% and 11%, respectively, of its raw material purchases.

There was one vendor from which the Company purchased more than 10% of its raw materials for the 2009 Transition Period, accounting for about 12% of its raw material purchases. Accounts payable to the vender as of December 31, 2009, was $0.

There were four vendors from which the Company purchased more than 10% of its raw materials for the fiscal year ended August 31, 2009, with each vendor individually accounting for about 23%, 22%, 14%, and 12%. Accounts payable to each vender as of August 31, 2009, was $0, $47,214, $0, and $0 respectively.

There was one vendor from which the Company purchased more than 10% of its raw materials for the fiscal year ended August 31, 2008, accounting for about 13%.  Accounts payable to the vender was $178,519 as of August 31, 2008

Major customers

There were three customers accounting for over 10% of the total sales for the year ended December 31, 2010, with each customer accounting for about 37%, 20% and 19%, respectively, of total sales over this period.

There were two customers that accounted for over 10% of the total sales for the 2009 Transition Period, with each customer accounted for about 58% and 34%, respectively, of total sales over this period.

There were two customers that accounted for over 10% of the total sales for the fiscal year ended August 31, 2009, with each customer individually accounting for about 46%and 16%. Accounts receivable from the two customers as of August 31, 2009, was $158,136 and $1,529,118 respectively.

There were four customers that accounted for over 10% of the total sales for the fiscal year ended August 31, 2008, with each customer individually accounting for about 26%, 20%, 15% and 13%. Accounts receivable from these four customers as of August 31, 2008, was $2,025,697, $3,860,005, $2,161,832 and $982,141, respectively

Note 21 – SUBSEQUENT EVENTS

The Company has evaluated all events and transactions that occurred after December 31, 2010 up through the date that the financial statements were issued.

The Company has evaluated all events and transactions that occurred after December 31, 2010 up through the date that the financial statements were issued.

The Company has obtained two new credit facilities in 2011:

1.
The Company signed a new credit facility with China Development Bank for a facility amount of RMB10 million ($1.5 million) on February 23, 2011, which can be used for general working capital purposes; and

2.
The Company signed a new credit facility with China Minsheng Bank for a facility amount of RMB5 million ($0.75 million) on March 29, 2011, which can be used for general corporate purposes, such as working capital, issuance of guarantees, letters of credit, and bid and performance bonds.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provisions may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provides for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or dishonesty.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

In December 2007, we sold the following securities without registration under the Securities Act:

Shareholders	Number of Ordinary Shares and Warrants
Ralco Capital Limited(1)	624,235
Rising Year Group Limited(2)	622,078
Q.Y. Ma	5,750
Tan Xiao Wei	5,750

(1)	Ralco Capital Limited is 100% owned by our former chief executive officer and current director, Mr. Chun Yi Hao.

(2)	Rising Year Group Limited is 100% owned by the former chairman of our board of directors, Ms. Hope Ni.

Such securities were sold on December 12, 2007 in connection with our organization pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors. The ordinary shares and warrants issued to the individuals and entities above were sold for an aggregate offering price of $25,000 at an average purchase price of approximately $0.02 per unit (if one ordinary share and one warrant were treated as consisting, together, a single unit).

In January, 2008, Ralco Capital Limited sold 45,000 of our ordinary shares and warrants to Oliveira, including 5,870 ordinary shares and warrants that are subject to forfeiture to the extent that the underwriters do not exercise their over-allotment option. In January, 2008, Rising Year Group Limited transferred 22,500 of our ordinary shares and warrants to Globis International Investments LLC, 15,750 ordinary shares and warrants to Globis Capital Partners L.P., and 6,750 ordinary shares and warrants to Globis Overseas Fund Ltd. The ordinary shares and warrants transferred to the Globis entities included, in the aggregate, 5,870 ordinary shares and warrants that were subject to forfeiture to the extent that the underwriters did not exercise their over-allotment option. All of the foregoing transfers were made at $0.02 per share. Rising Year Group Limited also subsequently transferred 10,000 ordinary shares to Amy Kong, a senior vice president of the company. The transfers were made in reliance upon exemptions from registration pursuant to the so-called Section 4(1-1/2) exemption. The transfers were made between accredited and sophisticated individuals with no underwriting discounts or commissions being paid with respect to such transfers. Furthermore, the transferees acknowledged that they were acquiring the shares for their account for investment purposes only and that they had no present intention of selling or otherwise disposing of the shares in violation of the securities laws of the United States. On April 14, 2008, we repurchased from Ralco Capital Limited and Rising Year Group Limited an aggregate of 179,688 ordinary shares and warrants at nominal cost, leaving 1,078,125 ordinary shares and warrants outstanding (14,063 of which were forfeited on a pro rata basis, as the underwriters did not exercise their over-allotment option in full).

In addition, our private placement investors purchased from us an aggregate of 1,944,444 warrants at $0.90 per warrant (for a total purchase price of $1,750,000). This purchase took place on a private placement basis in connection with our initial public offering. This issuance was made pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. No underwriting discounts or commissions were paid with respect to such sales.

In connection with our initial public offering, we granted the underwriters for $100 a unit purchase option to purchase an aggregate of 225,000 units, consisting of one ordinary share and one ordinary share purchase unit, at an exercise price of $10 per unit. The securities were sold in reliance on the exemption from registration contained in Section 4(2) of the Securities Act since they were sold to the underwriters of our initial public offering. No underwriting discounts or commissions were paid with respect to such securities.

On February 22, 2010, we acquired Beijing Wowjoint by purchasing all of its outstanding shares from existing shareholders of Beijing Wowjoint in exchange for the issuance of an aggregate of 5,700,000 of our newly issued ordinary shares. Concurrent with the closing, 3,696,735 of these acquisition shares were delivered into an escrow account. In addition, 500,000 earn-out shares will be issued to the Sellers in the event certain earnings and share price thresholds are achieved. Such shares were granted pursuant to the exemption from registration contained in Section 4(2) of the Securities Act as they were sold to accredited investors.

In the second quarter of 2010, a warrant to purchase 60,000 of our ordinary shares at a strike price equal to $10.00 will be issued in a Section 4(2) private placement transaction to our investor relations firm, Hayden Communications International Inc. as a compensation for certain investor relations services to be provided.

Item 8. Exhibits.

Exhibit No.	Description
1.1	Second Amended Memorandum and Articles of Association (included as Annex A to the Proxy Statement filed under cover of Form 6-K on January 13, 2010 and incorporated herein by reference)**

1.2	Certificate of Incorporation*

4.1	Specimen Unit Certificate†

4.2	Specimen Ordinary Share Certificate†

4.3	Specimen Public Warrant Certificate†

4.4	Specimen Private Warrant Certificate (Incorporated by reference to exhibit 4.4 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

4.5	Form of Unit Purchase Agreement Granted to the Underwriters (Incorporated by reference to exhibit 10.8 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

4.6
Form of Warrant Agreement by and between CFAC and Continental Stock Transfer & Trust Company (Incorporated by reference to exhibit 4.5 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

5.1	Opinion of Conyers Dill & Pearman†

8.1	List of Subsidiaries †

10.1
Form of Securities Escrow Agreement among Continental Stock Transfer & Trust Company, certain officers, directors and shareholders and the Registrant (Incorporated by reference to exhibit 10.1 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.2
Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant (Incorporated by reference to exhibit 10.2 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.3
Form of Registration Rights Agreement among the Registrant and our Private Placement Investors (Incorporated by reference to exhibit 10.4 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.4
Amended and Restated Warrant Purchase Agreement between Registrant and our Private Placement Investors (Incorporated by reference to exhibit 10.5 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.5	Unit Purchase Option to be granted to the underwriters (Incorporated by reference to exhibit 10.8 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.6
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Chun Yi Hao (Incorporated by reference to exhibit 10.9 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.7
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Globis Overseas Fund Ltd. (Incorporated by reference to exhibit 10.16 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.8
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Hope Ni (Incorporated by reference to exhibit 10.10 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.9
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Q.Y. Ma (Incorporated by reference to exhibit 10.11 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.10
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Tan Xiao Wei (Incorporated by reference to exhibit 10.12 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.11
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Ralco Capital Limited (Incorporated by reference to exhibit 10.13 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.12
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Rising Year Group Limited (Incorporated by reference to exhibit 10.14 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.13
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Oliveira Capital, LLC (Incorporated by reference to exhibit 10.15 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.14
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Globis International Investments LLC (Incorporated by reference to exhibit 10.16 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.15
Letter Agreement among the Registrant, Chardan Capital Markets, LLC and Globis Capital Partners L.P. (Incorporated by reference to exhibit 10.7 of CFAC’s Registration Statement on Form F-1 filed on April 29, 2008 (File No. 333-150489))

10.16	Share Purchase Agreement, dated November 30, 2009, among CFAC and the other parties named thereto†

10.17
Form of Escrow Agreement among China Fundamental Acquisition Corporation, Realink Group Limited, Yabin Liu, Fude Zhang, Yasheng Liu, Liguo Liu and Mintz & Fraade, P.C. (Incorporated by reference to exhibit 4.1 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.18	Employment Agreement, dated February 22, 2010 between Wowjoint and Yabin Liu. (Incorporated by reference to exhibit 4.2 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.19	Employment Agreement, dated February 22, 2010 between Wowjoint and Fude Zhang. (Incorporated by reference to exhibit 4.3 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.20	Employment Agreement, dated February 22, 2010 between Wowjoint and Liguo Liu. (Incorporated by reference to exhibit 4.4 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.21	Employment Agreement, dated February 22, 2010 between Wowjoint and Yasheng Liu. (Incorporated by reference to exhibit 4.5 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.22
Lock-up Agreement, dated February 22, 2010 among China Fundamental Acquisition Corporation, Giant Nova Holdings Limited, Authentic Genius Limited, Realink Group Limited, Yabin Liu, Fude Zhang, Yasheng Liu and Liguo Liu (Incorporated by reference to exhibit 4.6 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.23
Earn-Out Agreement dated February 18, 2010 between China Fundamental Acquisition Corporation and Realink Group Limited (Incorporated by reference to exhibit 4.7 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.24
Exclusive Technical Consulting and Services Agreement, dated August 25, 2009, between Beijing Xin Fu Industry Consulting Co., Ltd. and Beijing Wowjoint Machinery Co., Ltd. (Incorporated by reference to exhibit 4.8 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.25
Equity Pledge Agreement, dated August 25, 2009, among Beijing Xin Fu Industry Consulting Co., Ltd and Anning Li, Liguo Liu, Yabin Liu, Yasheng Liu, Pingyi Wang, Fude Zhang, Beijing Wan Qiao Mechanical and Electrical Equipment Co., and Ting Ding (Incorporated by reference to exhibit 4.9 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.26
Voting Rights Proxy Agreement, dated August 25, 2009, among Beijing Xin Fu Industry Consulting Co., Ltd and Anning Li, Liguo Liu, Yabin Liu, Yasheng Liu, Pingyi Wang, Fude Zhang, Beijing Wan Qiao Mechanical and Electrical Equipment Co., and Ting Ding

10.27	Executive Employment Agreement, dated March 12, 2010, between China Fundamental Acquisition Corporation and Anthony Hung†

10.28	Investor Relations Consulting Agreement, dated March 12, 2010 between Wowjoint Holdings Limited and Hayden Communications International, Inc.†

10.29	Exclusive Call Option Agreement, dated August 25, 2009, among Beijing Xin Fu Industry Consulting Co. Ltd. and the shareholders of Beijing Wowjoint (Incorporated by reference to exhibit 4.11 of CFAC’s shell company report on Form 20-F filed on March 10, 2010)

10.30	Lease Agreement, dated July 17, 2009, between Beijing Wowjoint and Beijing Hantian Xinda Technology Development Co.†

10.31	Credit Agreement, dated November 10, 2009, between Beijing Wowjoint and Bank of Beijing†

10.32	Stock transfer agreement between Beijing Xin Fu Industry Consulting Co., Ltd. and the former shareholders of Beijing Wowjoint Machinery Co., Ltd. †

10.33	Loan agreement, dated June 11, 2010, with Bank of Beijing. †

10.34	First amendment, dated September 15, 2010, to loan agreement †

10.35	Revised loan agreement summary, dated November 30, 2010, with Industrial and Commercial Bank of China Limited.††

10.36	Revised loan agreement summary, dated February 23, 2011, with China Development Bank.††

10.37	Revised loan agreement summary, dated March 29, 2011, with China Minsheng Bank.††

10.38	Guarantee from Beijing Zhongguancuon Sci-Tech relating to loan agreement with Industrial and Commercial Bank of China Limited.††

10.39	Guarantee from Beijing Zhongguancuon Sci-Tech relating to loan agreement with China Development Bank ††

23.1	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)†

23.2	Consent of Sherb & Co. LLP, Certified Public Accountants & Consultants, an independent registered public accounting firm††

24.1	Power of Attorney†

†	Previously filed

††	Filed herewith

Item 9. Undertakings.

(a)	The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Beijing, People’s Republic of China on October 27, 2011.

WOWJOINT HOLDINGS LIMITED

By:	/s/ Yabin Liu
Name: Yabin Liu Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment no. 6 to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Yabin Liu	/s/ Yabin Liu	October 27 , 2011
Chief Executive Officer and Director (principal executive officer)

John Rui Peng	/s/ John Rui Peng	October 27, 2011
Comptroller and Acting Chief Financial Officer (principal financial officer)

Fude Zhang	*/s/ Yabin Liu	October 27, 2011
Chief Technical Officer and Director

Jibing Li	*/s/ Yabin Liu	October 27, 2011
Director

Chun Liu	*/s/ Yabin Liu	October 27, 2011
Director

Feizhou Hao
Director

*	By	/s/ Yabin Liu
Yabin Liu
Attorney-in-fact

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Wowjoint Holdings Limited, has signed this registration statement or amendment thereto in New York, New York on October 27, 2011.

Authorized U.S. Representative

By:	/s/ Alan P. Fraade
Name: Alan P. Fraade Title: Member, Mintz & Fraade, P.C. Date: October 27, 2011